                           SCHEDULE 14A INFORMATION
                           ------------------------
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         WISCONSIN ENERGY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:  April 28, 2000

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Wisconsin Energy Corporation

Notice of 2000 Annual Meeting of Stockholders

Proxy Statement

Annual Financial Statements and Review of Operations

[WE APPEARS HERE]

                               TABLE OF CONTENTS


                                                                                           Page
Notice of Annual Meeting of Stockholders
Proxy Statement
     Proposal 1: Election of Directors                                                      1
     Other Matters                                                                          2
     Voting of Shares                                                                       2
     Independent Auditors                                                                   3
     Corporate Governance                                                                   3
     Compensation Committee Report on Executive Compensation                                6
     Executive Officers' Compensation                                                       8
     Certain Related Transactions                                                          10
     Employment and Severance Arrangements                                                 10
     Retirement Plans                                                                      11
     Wisconsin Energy Corporation Common Stock Ownership                                   13
     Section 16(a) Beneficial Ownership Reporting Compliance                               14
     2001 Annual Meeting                                                                   14
     Availability of Form 10-K                                                             14
     Performance Graph                                                                     15
Annual Financial Statements and Review of Operations
     Selected Financial and Operating Data                                                A-2
     Management's Discussion and Analysis of Financial Condition and
            Results of Operations                                                         A-3
     Financial Statements and Notes                                                      A-30
     Market For Common Equity and Related Stockholder Matters                            A-53
     Business of the Company                                                             A-53
     Directors and Executive Officers                                                    A-54

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 28, 2000

To the Stockholders of Wisconsin Energy Corporation:

You are cordially invited to attend the 2000 Annual Meeting of Stockholders. The meeting will be held in Milwaukee, Wisconsin as follows:

                            Tuesday, June 27, 2000
                            10:00 a.m., Central Time
                            Bradley Center
                            1001 North Fourth Street
                            Milwaukee, Wisconsin 53203-1314

A map showing the location of the meeting is on your proxy card.

During the meeting, stockholders will be asked to:

1. Elect three directors for terms expiring at the 2003 Annual Meeting of Stockholders.

2.  Consider any other matters which may properly come before the meeting.

The Chairman will also review company operations and answer questions from stockholders.

Stockholders of record at the close of business on April 20, 2000 are entitled to vote. Your vote is important. You may vote using the Internet, by telephone, or by returning the enclosed proxy card in the envelope provided. Instructions for voting via the Internet or by telephone are included on your proxy card. Internet and telephone voting are being offered as a convenience to you and as a step toward reducing costs.

The following pages provide additional details about the meeting as well as other useful information.

By Order of the Board of Directors

/s/ Thomas H. Fehring
Thomas H. Fehring
Corporate Secretary

                                PROXY STATEMENT

This proxy statement, dated April 28, 2000, is being furnished to stockholders beginning on or about May 5, 2000, in connection with the solicitation of proxies by the Wisconsin Energy Corporation ("WEC") Board of Directors to be used at the Annual Meeting of Stockholders on June 27, 2000, at the Bradley Center, 1001 North Fourth Street, Milwaukee, Wisconsin, and at all adjournments of the meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

PROPOSAL 1:  ELECTION OF DIRECTORS--TERMS EXPIRING IN 2003

Overview. The WEC Bylaws provide that the directors be divided into three classes, as nearly equal in size as possible. The term of one class expires each year. The terms of Directors John F. Bergstrom, Barbara L. Bowles and Willie D. Davis expire at the 2000 Annual Meeting. The Nominating and Board Affairs Committee recommends that these three directors be re-elected for three year terms. The committee, in selecting nominees for your consideration, considered several factors, as described below.

Director Resignations. Directors John N. MacDonough and Julia B. North have submitted their resignations pursuant to the Directors' Retirement and Tenure Policy provisions of the Corporate Governance Guidelines. Those guidelines state that directors who change employment or major responsibilities must submit their resignation from the Board for consideration by the Nominating and Board Affairs Committee. The Board accepted their resignations effective with the 2000 Annual Meeting. The Board of Directors thanks Directors MacDonough and North for their valuable service.

New Directors Elected. The Agreement and Plan of Merger relating to WEC's acquisition of WICOR, Inc., which was approved by stockholders, specified that George E. Wardeberg, WICOR's Chairman and Chief Executive Officer, and one other WICOR director be elected to the WEC Board following the merger. The Board elected Mr. Wardeberg and Willie D. Davis, President and Chief Executive Officer of All Pro Broadcasting, Inc. and former director of WICOR, to the WEC Board. They have been serving as WEC directors since April 26, 2000, the effective date of the merger.

Mr. Wardeberg's initial term expires at the 2002 Annual Meeting. The merger agreement provides that the Board will nominate and solicit proxies to elect Mr. Wardeberg to serve as a director until the annual meeting in 2005, the year in which he will attain age 70. Per the agreement, Mr. Davis is to serve until the first annual meeting after the merger, which is this year's meeting, and then be nominated to serve at least one additional three-year term.

Director Nominees. In accordance with the merger agreement, the Board has nominated Mr. Davis for election at the 2000 Annual Meeting to serve a term expiring in 2003. John F. Bergstrom and Barbara L. Bowles have also been nominated by the Board to serve terms expiring at the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the WEC Board upon the recommendation of the Nominating and Board Affairs Committee.

The Board of Directors recommends that you vote FOR director nominees John F. Bergstrom, Barbara L. Bowles and Willie D. Davis.

Biographical Data. Biographical data regarding each nominee and director is shown below. Ages are as of December 31, 1999.

Nominees for Terms Expiring in 2003
-----------------------------------

JOHN F. BERGSTROM. Age 53. Chairman and Chief Executive Officer of Bergstrom Corporation since January 1997; President and Chief Executive Officer of Bergstrom Corporation from 1974 to 1996. Bergstrom Corporation owns and operates numerous automobile sales and leasing businesses. Director of WEC since 1987. Director of Wisconsin Electric Power Company, one of WEC's utility subsidiaries, since 1985. Director of Bergstrom Corporation, Banta Corporation, First National Bank-Fox Valley, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Universal Foods Corporation and The Green Bay Packers.

BARBARA L. BOWLES. Age 52. Founder, President and Chief Executive Officer of The Kenwood Group, Inc. since 1989. The Kenwood Group is a Chicago-based investment advisory firm that manages pension funds for corporations, public institutions and endowments. Director of WEC and Wisconsin Electric since 1998. Director of The Black & Decker Corporation, Fort James Corporation and Hyde Park Bank and Trust Company.

WILLIE D. DAVIS. Age 65. President and Chief Executive Officer of All Pro Broadcasting, Inc., since 1977. All Pro Broadcasting owns and operates radio stations in Los Angeles and Milwaukee. Director of WEC and Wisconsin Electric since April 26, 2000. Director of All Pro Broadcasting, Inc., Alliance Bank, Bassett Furniture Industries Inc., The Dow Chemical Co., Johnson Controls,

Inc., Kmart Corp., MGM Grand Inc., Metro-Goldwyn-Mayer, Inc., Rally's Hamburgers, Inc., Sara Lee Corporation and Strong Capital Management, Inc.

Directors Continuing in Office--Terms Expiring in 2001
------------------------------------------------------

ROBERT A. CORNOG. Age 59. Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated since 1991. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of WEC since 1993. Director of Wisconsin Electric since 1994. Director of Snap-on Incorporated and Johnson Controls, Inc.

RICHARD R. GRIGG. Age 51. Vice President of WEC and President and Chief Operating Officer of Wisconsin Electric since 1995; Chief Nuclear Officer of Wisconsin Electric from December 1996 to March 1998. President and Chief Operating Officer of Wisconsin Natural Gas Company during 1995. Wisconsin Natural was WEC's gas utility subsidiary and merged into Wisconsin Electric effective January 1, 1996. Director of WEC since 1995. Director of Wisconsin Electric since 1994. Director of WICOR since April 2000. Director of Wisconsin Natural during 1995.

FREDERICK P. STRATTON, JR. Age 60. Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of small gasoline engines. Director of WEC since 1987. Director of Wisconsin Electric since 1986. Director of Briggs & Stratton Corporation, Bank One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.

Directors Continuing in Office--Terms Expiring in 2002
------------------------------------------------------

RICHARD A. ABDOO. Age 55. Chairman of the Board, President and Chief Executive Officer of WEC since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric since 1990. Chairman of the Board and director of WICOR and Wisconsin Gas since April 2000. Director of WEC since 1988. Director of Wisconsin Electric since 1989. Chairman of the Board and Chief Executive Officer of Wisconsin Natural Gas Company from 1990 to 1995. Director of Wisconsin Natural from 1989 to 1995. Director of Marshall & Ilsley Corporation, United Wisconsin Services, Inc. and Universal Foods Corporation.

JOHN F. AHEARNE. Age 65. Director of the Ethics Program for the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that publishes American Scientist, provides grants to graduate students and conducts national meetings on major scientific issues, since 1999. Executive Director of Sigma Xi from 1989 to 1997, and Director of Sigma Xi Center from 1997 to 1999. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer and Adjunct Professor, Duke University, since 1995. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering. Director of WEC and Wisconsin Electric since 1994.

GEORGE E. WARDEBERG. Age 64. Vice Chairman of the Board of WEC and Director of WEC and Wisconsin Electric since April 26, 2000. Director of WICOR since 1992. Mr. Wardeberg has also held numerous positions with WICOR and its subsidiaries, including Chairman and CEO of WICOR, Inc., from 1997 to April 2000. Director of Marshall & Ilsley Corporation, M&I Data Services, Inc., and Twin Disc, Inc.

Each of the nine directors listed above are also directors of Wisconsin Gas Company, a subsidiary of WICOR.


                                 OTHER MATTERS

The WEC Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals. The Bylaws state, among other things, that notice and certain other documentation must be provided to WEC at least 70 days and not more than 100 days before the annual meeting. Since no such notice has been received, the Board of Directors is not aware of any other matters that may properly come before the meeting. If any other matters do properly come before the meeting, including any stockholder proposal omitted from this proxy statement pursuant to the SEC's proxy rules, the persons named as the proxies in the accompanying form of proxy will vote the proxy in accordance with their best judgment.


                               VOTING OF SHARES

Stockholders of Record. Common stockholders of record at the close of business on April 20, 2000, are entitled to vote on matters presented at the Annual Meeting. On that date, there were 120,328,927 shares of WEC common stock outstanding.

Each outstanding share is entitled to one vote upon each matter presented. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WEC's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to the meeting. The list will also be available on the day of the Annual Meeting at the meeting site.

Stockholders whose shares are held in the name of a broker, bank or other holder of record are invited to attend the meeting, but may not vote at the meeting unless they have first obtained a proxy, executed in the stockholder's favor, from the holder of record.

Voting by Proxy. You may vote in person or by properly appointed proxy. Electronic proxy voting by stockholders of record is now valid under Wisconsin law. As a convenience to you and as a step toward reducing costs, we are providing you with the option to vote by proxy via the Internet or via toll-free touch-tone telephone. You may still, however, cast your vote by returning your signed and dated proxy card.

Specific instructions to vote electronically are listed on your proxy card or the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a stockholder and to allow you to confirm that your instructions have been properly recorded. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities will close at 10:00 a.m. Central Time on June 27, 2000.

You may revoke your proxy by voting in person at the meeting, by written notice to WEC's Corporate Secretary, or by executing and delivering a later-dated proxy via the Internet, via telephone or by mail, in each case prior to the closing of the polls. Attendance at the meeting will not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

If you are a participant in WEC's Stock Plus Investment Plan ("Stock Plus") or own shares through investments in the WEC Common Stock Fund of Wisconsin Electric's Employee Retirement Savings Plan (the "401(k) plan"), your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plan will vote shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the plan fund for which voting instructions have been received are voted.

Solicitation of Proxies. WEC will bear the cost of the solicitation of proxies. Employees of WEC or its subsidiaries may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event such services become necessary.

Voting Requirements and Procedures. The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, WEC's charter documents and any other requirements applicable to the matter to be voted upon.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

Fleet National Bank, which will also serve as inspector of election, will tabulate the voted proxies.


                             INDEPENDENT AUDITORS

The Board, pursuant to a recommendation of its Audit Committee, selected the firm of PricewaterhouseCoopers LLP as independent public accountant for WEC for 2000. PricewaterhouseCoopers or its predecessor has served as independent public accountant for WEC since 1987 and for Wisconsin Electric continuously since 1932.

Representatives of the firm will attend the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions that may be directed to them.


                             CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board maintains Corporate Governance Guidelines, which provide a framework from which it conducts business. The Guidelines are annually reviewed to ensure that the Board is providing effective governance over the affairs of the corporation. In 1999, these Guidelines were reviewed and no changes were recommended. A copy of the Guidelines is available upon request to the Corporate Secretary.

Evaluation of the Chief Executive Officer (CEO). The Board annually evaluates the performance of the CEO. As part of this practice, the Compensation Committee requests that independent directors provide written feedback to the Compensation Committee chair. Feedback is requested on the CEO's performance relating to: leadership and vision, financial stewardship, strategy development, management development, effective communication to constituencies, and effective representation of the corporation in community and industry affairs, as well as other areas. The chair of the Compensation Committee shares the responses with the CEO. The feedback is also used by the committee to determine appropriate compensation for the CEO. This procedure allows the Board to consistently evaluate the CEO and to effectively communicate the Board's expectations.

Self-Evaluation of the Board. The Board also annually evaluates its own collective performance. Each director is asked to rate the performance of the Board on such things as: providing appropriate oversight over key affairs of the corporation (including its long-range goals, financial performance and strategic plans), providing necessary and timely advice and counsel to the CEO, communicating the Board's expectations and concerns to the CEO, having in place effective processes to aid in its deliberations, monitoring of the issues and trends affecting the corporation, and operating in a manner that ensures open communication, objective and constructive participation and timely resolution of issues.

The Nominating and Board Affairs Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board's activities.

Committees of the Board of Directors. Committees play a significant role in the corporate governance practices of the Board. Principal responsibilities and membership of the Board's standing committees are shown below. Committees of the Board are generally comprised of outside, independent directors. Committees may also include one or more non-directors who serve as ad hoc members due to their considerable expertise in a particular field.

In 1999, members of the Audit Committee were Mr. Stratton (chair), Mr. Bergstrom, Ms. Bowles, and Mr. MacDonough, all of whom are independent directors. The committee operates under a charter approved by the Board. The committee oversees the financial reporting and internal controls of WEC; evaluates, reviews and approves the services of the independent public accountant; recommends to the Board the independent public accountant to be selected; recommends and reviews special audits or studies the committee considers necessary or desirable; and reviews reports regarding compliance with WEC's Code of Business Conduct. Both the independent public accountant and the internal auditor may meet alone with the committee and are expected to contact it on matters requiring its attention.

In 1999, members of the Compensation Committee were Mr. Cornog (chair), Dr. Ahearne, Mr. Bergstrom, and Ms. North. The committee considers succession planning issues and provides a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC's short- and long-term goals. The committee also provides a competitive director compensation program based on many of the same criteria.

In 1999, members of the Executive Committee were Mr. Abdoo (chair), Dr. Ahearne, Mr. Bergstrom, Mr. Cornog, Ms. North, and Mr. Stratton. The committee may exercise all of the powers vested in the Board except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers, which by law may not be delegated to a committee.

In 1999, members of the Finance Committee were Mr. Bergstrom (chair), Ms. Bowles, Mr. MacDonough, and Mr. Stratton. The committee reviews and monitors WEC's current and long-range financial policies and strategies, including its capital structure and dividend policy, and authorizes issuance of corporate debt within limits set by the Board.

In 1999, members of the Nominating and Board Affairs Committee were Ms. North (chair), Dr. Ahearne, Mr. Cornog, and Mr. Stratton. The committee establishes and reviews corporate governance guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders and recommends candidates to be named as nominees of the Board for election as directors. Stockholders may propose director candidates for consideration by the committee.

In 1999, members of the Nuclear Oversight Committee were Dr. Ahearne (chair), Mr. Cornog and Mr. Grigg. Ad hoc members of the committee include three nuclear industry experts: Dr. Thomas E. Murley, former director of the Nuclear Regulatory Commission's Office of Nuclear Reactor Regulation; Dr. C. Frederick Sears, formerly responsible for overseeing Northeast Utilities' nuclear and environmental functions; and Mr. Hal B. Tucker, formerly responsible for overseeing Duke Power Company's nuclear operations. The committee advises and assists the Board in its responsibilities relating to overseeing the corporation's nuclear operations.

Meetings of the Board and its Committees. The Board held 10 meetings during 1999. The number of committee meetings held in 1999 were: Audit - 3; Compensation - 5; Executive - 0; Finance - 2; Nominating and Board Affairs - 1; Nuclear Oversight - 3. The average meeting attendance during the year was 98%.

Compensation of the Board of Directors. In order to more closely link directors' pay to performance and to further align the Board's interests with stockholders, a portion of directors' fees is paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in a WEC phantom common stock account under the Directors' Deferred Compensation Plan.

During 1999, each nonemployee director received one annual retainer fee of $18,000 for serving as a director of WEC and Wisconsin Electric paid half in WEC common stock and half in cash. Nonemployee directors also receive an attendance fee of $1,500 for each Board or committee meeting attended. In addition, a per diem fee of $1,000 for travel on company business is paid for each day on which a Board or committee meeting is not also held. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Nonemployee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Employee directors receive no directors' fees.

Although certain WEC directors also served on the Wisconsin Electric board and its compensation and finance committees in 1999, only single fees were paid for meetings held by both boards or committees on the same day. In these cases, fees were allocated between WEC and Wisconsin Electric based on services rendered.

Nonemployee directors may defer fees pursuant to the Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of WEC stock, as well as through the accumulation of any reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director's service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this proxy statement.

Each nonemployee director annually receives an option to purchase shares of WEC common stock under WEC's long-term incentive plan for serving as a director of WEC and Wisconsin Electric. In 2000, the amount of shares was increased from 3,000 to 5,000 to reflect current market practices. Each option will have an exercise price equal to the fair market value of the shares on the date the option is granted and will be exercisable for 10 years after the date of grant. Options vest over a three-year period; one-third on each anniversary of the directors' election to the Board, with the exception of the 2000 grant which will vest one-third on each anniversary of the grant date. Upon a change in control of WEC, disability or death, or if the director leaves the Board after completing a full term, these options shall become immediately exercisable. The exercise price of an option may, at the nonemployee director's election, be paid in cash or with previously-owned shares of common stock or a combination thereof.

The company has established a Directors' Charitable Awards Program to help further its policy of charitable giving. Under the program, the company intends to contribute up to $100,000 per year for 10 years to a charitable organization(s) chosen by each director, upon the director's death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. Beneficiary organizations under the program must be approved by the Nominating and Board Affairs Committee. The program is funded by life insurance on the lives of the Board members. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the company. Because of the tax deductibility of these charitable donations and the use of insurance as a funding vehicle, the long-term cost to the company is expected to be modest.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives. The Compensation Committee is responsible for making decisions regarding compensation for the executives of WEC and its principal subsidiaries. All of our members are independent nonemployee directors. We seek to provide a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and motivates them to achieve WEC's short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, WEC's compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of WEC's stockholders and customers.

In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by a compensation consultant. We believe that the labor market for WEC executives is that of general industry in the United States. As a result, we principally rely upon a survey of compensation practices provided by similarly-sized companies in general industry. However, we also recognize that a significant portion of WEC's business is in the energy industry. Therefore, for executives whose positions principally relate to utility operations, we place a greater emphasis upon compensation practices in the energy industry.

The primary elements of WEC's executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. For WEC executives, compensation is targeted at the 50th percentile of general industry practices.

Specific values of 1999 compensation for the Chief Executive Officer and the four other most highly-compensated executive officers are shown in the Summary Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary. For 1999, we adjusted base salaries to reflect updated survey results of executive compensation practices for similar positions at comparable companies. We also made some adjustments based on factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of company operations.

Annual Incentive Compensation. The Short-Term Performance Plan provides for annual awards to executives based on achievement of pre-established shareholder-, customer-, and employee-focused objectives. For 1999, awards were targeted at 30% to 55% of base salary, based upon a review of competitive practices for comparable positions at similarly-sized companies. All payments under the plan are at risk--payments are only made if performance goals are achieved, and awards may be less or greater than targeted amounts based on performance.

Performance incentives for 1999 related to achievement of targeted earnings per share, customer and employee satisfaction measures and operational goals. Targeted earnings per share goals were based upon contributions to earnings by each of WEC's principal subsidiaries. Operational goals were based upon energy supply and transmission availability, delivery reliability, safety of operations, and responsiveness to customers.

Goals are weighted differently depending on the executive's role in the organization. In general, financial goals are weighted higher for the CEO; operational goals are weighted higher for the COO and executives who head major business units.

In January, 2000, we reviewed the extent to which 1999 performance goals were met. For executives in WEC's utility operations, most financial, operational and other goals were met or exceeded. Awards were granted to the named executive officers as shown in the Summary Compensation Table.

Long-Term Incentive Compensation. The committee administers WEC's 1993 Omnibus Stock Incentive Plan. This is a stockholder approved, long-term incentive plan designed to link the interests of executives and other key employees to long-term shareholder value. It allows for various types of awards keyed to the performance of WEC's common stock, including stock options and restricted stock grants.

In 1999, we reviewed the long-term incentive program to ensure its effectiveness in focusing WEC executives to achieve the corporation's long-term objectives. Awards to named executive officers were granted as indicated in the Summary Compensation Table.

Our committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the long-term incentive plan, we have implemented stock ownership guidelines for participants. Guidelines for executive officers range from 150% to 300% of base salary.

Chief Executive Officer Compensation. Among our principal responsibilities is the review of the Chief Executive Officer's performance and the determination of the CEO's compensation.

In reviewing the performance of WEC's Chief Executive Officer, the Compensation Committee chair requested that nonemployee directors provide a written evaluation of the CEO's performance. The committee chair reviewed theevaluations, met to discuss them with Mr. Abdoo, and factored the results into the committee's compensation determinations.

The committee set Mr. Abdoo's base salary at $615,000 for 1999, in recognition of the leadership he provides in shaping and guiding a financially strong organization that is able to provide quality services to its customers at competitive prices. This base salary approximates the 50th percentile of comparably-sized companies in the survey of general industry compensation practices.

Mr. Abdoo's annual incentives for 1999 were based upon achievement of financial, customer, employee and operational initiatives. Performance goals were weighted 70% corporate financial, 20% operational, 5% toward improving customer satisfaction and 5% employee related. His financial goals were based upon achievement of targeted WEC earnings per share. Actual 1999 EPS results were 96% of the targeted goal. Mr. Abdoo's customer goals were based upon a customer satisfaction survey of residential and business customers. These goals were met to varying degrees. His employee goal was based upon a survey of employee perceptions and was partially met. His operational goals were based upon various initiatives related to the company's utility and nonutility operations. These goals were substantially exceeded.

The committee also noted the significant role of Mr. Abdoo during 1999 in the:

 .    establishment of an agreement to acquire WICOR, Inc.,
 .    creation of an independent system operator for the control of the transmission system in the Midwest,
 .    development of the first independent transmission company in the United
     States, which will be jointly owned by Wisconsin Energy and other Midwest utilities,
 .    formation of a jointly owned company (Nuclear Management Company) to oversee operations at the Company's Point Beach nuclear plant as well as several other nuclear plants in the Midwest, and
 .    integration of the newly acquired Edison Sault Electric Company into the
     WEC family of companies.

To specifically link a portion of his compensation to the achievement of WEC's long-term goals, Mr. Abdoo was awarded long-term incentive compensation in the form of stock options and restricted stock in 1999 as set forth in the "Long-Term Compensation Awards" column of the Summary Compensation Table.

Compliance With Tax Regulations Regarding Executive Compensation. Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million, unless certain requirements are met. It is the company's policy to take reasonable steps to obtain the corporate tax deduction by qualifying for the exemptions from limitation on such deductibility under
Section 162(m).

Respectfully submitted to WEC's stockholders by the Compensation Committee of the Board of Directors.

Robert A. Cornog, Committee Chair
John F. Ahearne
John F. Bergstrom
Julia B. North

                       EXECUTIVE OFFICERS' COMPENSATION

This table shows, for the last three fiscal years, compensation awarded to, earned by or paid to WEC's Chief Executive Officer and each of WEC's other four most highly-compensated executive officers.

Summary Compensation Table

-----------------------------------------------------------------------------------------------------------------------------
                                                                                          Long-Term
                                                                                        Compensation
                                                       Annual Compensation                  Awards
                                               ----------------------------------  -----------------------
                                                                                   Restricted   Securities
                                                                   Other Annual       Stock     Underlying     All Other
Name and Principal Position         Year       Salary    Bonus     Compensation    Awards/(1)/    Options   Compensation/(2)/
                                                ($)       ($)           ($)            ($)          (#)          ($)
-----------------------------------------------------------------------------------------------------------------------------
Richard A. Abdoo
Chairman of the Board, President    1999       615,000   295,343          8,767      218,504        40,000             33,873
and Chief Executive Officer         1998       585,000   209,935         11,176      235,000        40,000             64,996
                                    1997       585,000         0          9,974            0             0             70,312
-----------------------------------------------------------------------------------------------------------------------------
Richard R. Grigg
Vice President of WEC;              1999       340,000   261,180          4,413      109,252        20,000             18,083
President and Chief Operating       1998       330,000   102,002          6,983      117,500        20,000             29,359
Officer of WE                       1997       320,000   137,927          6,176            0             0             33,881
-----------------------------------------------------------------------------------------------------------------------------
Michael B. Sellman
Senior Vice President and Chief     1999       257,500   141,868              0       54,626        10,000             23,974
Nuclear Officer of WE               1998       208,333   113,754          9,465       58,750        10,000              5,863
(as of March 1998)
-----------------------------------------------------------------------------------------------------------------------------
Calvin H. Baker
Treasurer of WEC;                   1999       225,000   117,662          2,265       54,626        10,000             20,950
Vice President-Finance and          1998       205,000    85,363          2,318       58,750        10,000             17,499
Chief Financial Officer of WE       1997       190,000    32,666          1,889            0             0             16,046
-----------------------------------------------------------------------------------------------------------------------------
Kristine M. Krause
Vice President-Fossil Operations    1999       225,000   114,168            563       54,626        10,000             20,975
of WE                               1998       215,000    66,874              0       58,750        10,000             19,738
                                    1997       205,000    26,454              0            0             0             19,770
-----------------------------------------------------------------------------------------------------------------------------

/(1)/ On June 2, 1999, restricted stock awards were granted to Messrs. Abdoo,
      Grigg, Sellman, Baker and Ms. Krause in the amounts of 8,000 shares, 4,000 shares, 2,000 shares, 2,000 shares, and 2,000 shares, respectively, which are subject to forfeiture until vested. The dollar values shown for these shares are based on the closing price of $27.313 per share on the grant date. The shares awarded to these individuals are subject to a vesting schedule dependent upon the attainment of cumulative earnings targets based on company performance, with ultimate vesting occurring at the end of ten years. However, earlier vesting may occur due to termination of employment by death, disability, or normal retirement, a change in control of the company, or action by the Compensation Committee. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares and are used to acquire additional restricted shares. As of December 31, 1999, the named executive officers held the following number of shares of restricted stock, including restricted dividends, with the following values (based on a closing price of $19.375 on December 30, 1999): Mr. Abdoo - 17,039 shares ($330,130), Mr. Grigg- 8,519 shares
      ($165,055), Mr. Sellman, Mr. Baker, and Ms. Krause - 4,259 shares ($82,518) each.

/(2)/ All Other Compensation for 1999 for Messrs. Abdoo, Grigg, Sellman, Baker and Ms. Krause, respectively, includes:
      . employer matching of contributions by each named executive into the 401(k) plan in the amount of $5,000 for each named executive officer, with the exception of Mr. Grigg who had $0.

 .    "make whole" payments under the Executive Deferred Compensation Plan with respect to matching in the 401(k) plan on deferred salary or salary received but not otherwise eligible for matching in the amounts of $14,987, $0, $5,025, $4,873, and $4,136, respectively, and

 .    the present value of interest projected to accrue for the executive's benefit on the current year's insurance premiums paid by the company under a split-dollar life insurance program in the amounts of $13,886, $18,083, $13,949, $11,077, and $11,839, respectively.

Option Grants in Last Fiscal Year

This table shows additional data regarding the options summarized above.

------------------------------------------------------------------------------------------------
                             Individual Grants/(1)/                           Grant Date Value
------------------------------------------------------------------------------------------------
                                           Percent of
                             Number of        Total                                    Grant
                            Securities       Options      Exercise                      Date
                            Underlying     Granted to      or Base                    Present
                              Options     Employees in      Price    Expiration       Value/(2)/
           Name             Granted (#)  Fiscal Year (%)  ($/Share)     Date            ($)
------------------------------------------------------------------------------------------------
Richard A. Abdoo                40,000           11.27%      27.31     6/1/2009         $122,000
Richard R. Grigg                20,000            5.63%      27.31     6/1/2009         $ 61,000
Michael B. Sellman              10,000            2.82%      27.31     6/1/2009         $ 30,500
Calvin H. Baker                 10,000            2.82%      27.31     6/1/2009         $ 30,500
Kristine M. Krause              10,000            2.82%      27.31     6/1/2009         $ 30,500
------------------------------------------------------------------------------------------------

/(1)/ Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to the 1993 Omnibus Stock Incentive Plan on June 2, 1999. These options have exercise prices equal to the fair market value of the WEC shares on the date of grant and first become exercisable on the first anniversary of the grant date, with 25% of the underlying shares becoming exercisable at that time, an additional 25% of the option shares becoming exercisable on each successive anniversary date, and full vesting on the fourth anniversary date. Upon a "change in control" of WEC, as defined in the plan, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery or attestation of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.

/(2)/ An option pricing model (developed by Black-Scholes) was used to determine the options' present value as of the date of the grant. The assumptions used in the Black-Scholes equation are: market price of stock: $27.31; exercise price of option: $27.31; stock volatility:
       13.17%; annualized risk-free interest rate: 6.67%; exercise at the end of 10-year option term; and dividend yield: 5.71%. WEC's use of this model should not be construed as an endorsement of its accuracy. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and on the optionee's investment decisions.

Aggregated Fiscal Year-End Option Values

No stock options were exercised by the named executive officers in 1999. This table shows the number and value of exercisable and unexercisable options at fiscal year-end. Value is calculated using the difference between the exercise price and the year-end market price multiplied by the number of shares underlying the option. Negative values are reported as zero.

-------------------------------------------------------------------------------------------------------------------------------
                                   Number of Securities Underlying               Value of Unexercised In the Money Options
                               Unexercised Options at Fiscal Year-End                        at Fiscal Year-End
                                                 (#)                                                ($)
                          -----------------------------------------------------------------------------------------------------
Name                            Exercisable              Unexercisable             Exercisable              Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
Richard A. Abdoo                            95,500                  108,000                         0                         0
Richard R. Grigg                            37,000                   54,000                         0                         0
Michael B. Sellman                           2,500                   17,500                         0                         0
Calvin H. Baker                             16,100                   27,000                         0                         0
Kristine M. Krause                          19,750                   27,000                         0                         0
-------------------------------------------------------------------------------------------------------------------------------

                          CERTAIN RELATED TRANSACTIONS

Mr. Paul Donovan was hired by WEC in 1999 as Senior Vice President and Chief Financial Officer. Under the terms of his employment offer letter, WEC agreed to purchase his personal residence in Rockford, Illinois and lease back the residence to him, to enable his family to remain in Rockford until he moves to Wisconsin. The residence was purchased by Wispark Corporation, a subsidiary of WEC, at its appraised fair market value and was leased back to Mr. Donovan at its fair rental value under the terms of the employment letter. Should the company sell the residence for more than the appraised market value, it is obligated under the terms of the letter to pay the difference to Mr. Donovan.


                     EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Pursuant to the merger agreement relating to WEC's acquisition of WICOR, on June 27, 1999, WEC adopted severance policies which became effective on April 26, 2000, when the merger occurred, replacing WEC's previous severance policy. The policies provide for severance benefits to designated executives and other key employees if within two years after the merger they are discharged without cause or quit with good reason. WEC has approved changes to the severance policies to allow for a deferral opportunity for participants who may become entitled to benefits and to continue the policies after the end of a two-year period following the WICOR merger.

Participants have been designated into one of four benefit levels. For the individuals named in the Summary Compensation Table, Mr. Baker and Ms. Krause are Tier 2 participants. Mr. Abdoo and Mr. Grigg do not participate in the severance policy, but each have separate change in control and severance agreements as described below. Mr. Sellman, who is transitioning to lead the Nuclear Management Company, LLC ("NMC"), has similar coverage provided under an agreement with the NMC, an entity in which WEC has an indirect ownership interest through a subsidiary.

Tier 2 benefits provide generally for lump sum severance payments equal to three times the sum of the current base salary and the highest bonus in the last three years (or the then current target bonus, if higher), a pension lump sum for the equivalent of three years' worth of additional service and three years' continuation of health and life insurance coverages. An overall limit is placed on benefits to avoid federal excise taxes under the "parachute payment" provisions of the tax law.

The company has approved agreements with Messrs. Abdoo, Donovan and Grigg providing for certain severance benefits if their employment is terminated by the company other than for cause, death or disability in anticipation of or following a change in control or by the executives for good reason following such a change. They would also become entitled to benefits if they quit within six months after completing one year of service following a change in control. In the absence of a change in control, severance benefits would be provided if their employment is terminated for any reason other than cause, death or disability. The agreements would provide for a lump sum severance payment equal to three times the sum of their highest annual base salary in effect in the last three years and highest bonus amount. The highest bonus amount would be calculated as the largest of the current target bonus for the fiscal year in which employment termination occurs, the highest bonus paid in either the last three fiscal years of the company prior to termination or the change in control, or an amount calculated by multiplying the highest bonus percentage earned during either of such three fiscal year periods times the highest yearly base salary rate in effect during the three year period ending prior to termination. The agreements also would provide for three years' continuation of health and certain other welfare benefit coverages, eligibility for retiree health coverage thereafter, continuation of the split-dollar life insurance program until the applicable policy becomes paid up, a payment equal to the value of three additional years' of participation in the applicable qualified and non-qualified retirement plans, and a "gross-up" payment should any payments or benefits under the agreements trigger federal excise taxes under the "parachute payment" provisions of the tax law.

As provided in the merger agreement with WICOR, WEC entered into an employment agreement with Mr. Wardeberg as of the effective time of the merger pursuant to which Mr. Wardeberg will serve as Vice Chairman of the WEC Board of Directors for a two-year term. The agreement provides for a base salary of not less than the greater of his base salary from WICOR immediately before the effective time of the merger, which was $580,000, or 90% of the base salary then payable to the Chairman of the Board. The agreement also provides for a bonus of not less than 90% of that payable to the Chairman, with the total of base salary and bonus in no event to be less than Mr. Wardeberg's total base salary and bonus from WICOR for the 1999 calendar year. Mr. Wardeberg's total base salary and bonus from WICOR for 1999 was $993,116. The base salary of the Chairman of the Board of WEC at the effective time of the merger was $657,500 and his bonus for 1999 was $295,343.

The employment agreement includes a grant of options for 100,000 shares of WEC common stock, vesting over a three-year period and exercisable over a period ending five years after Mr. Wardeberg ceases to serve as an officer or director of WEC, with an exercise price equal to the fair market value of the common stock as of the effective time of the merger. It also includes a special pension benefit provision under WEC's Supplemental Executive Retirement Plan, calculated as if Mr. Wardeberg had been employed by WEC since age 25, offset by any WICOR pension benefits. Severance benefits are provided if his employment is terminated by WEC other than for cause or by Mr. Wardeberg for good reason. The agreement provides for a "gross-up" payment should any payments to Mr. Wardeberg trigger federal excise taxes under the "parachute payment" provisions of the tax law.


                               RETIREMENT PLANS

Wisconsin Electric maintains a defined benefit pension plan of the cash balance type for most employees, including WEC executive officers. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. Additionally, the cash balance plan provides that up to an additional 2% of base pay may be earned based upon achievement of earnings targets.

The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the plan on December 31, 1995 were "grandfathered" such that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued, if they terminate on or before January 1, 2011.

For the individuals listed in the Summary Compensation Table, except for Mr. Sellman who has a special agreement described below, estimated benefits under the prior plan formula are higher than under the cash balance plan formula. As a result, their benefits would currently be determined by the prior plan benefit formula. The following table shows estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 1999, based on the continuation of the prior plan formula (including supplemental amounts providing additional benefits described below in the "Other Retirement Benefits" section):


                                                    Pension Plan Table

     ----------------------------------------------------------------------------------------------------------------
                                                                     Years of Service
                       ----------------------------------------------------------------------------------------------
      Remuneration           15              20              25              30              35              40
     ----------------------------------------------------------------------------------------------------------------
     $ 300,000               $ 75,256        $100,341        $125,426        $150,512        $164,742        $178,972
       400,000                101,131         134,841         168,551         202,262         221,367         240,472
       500,000                127,006         169,341         211,676         254,012         277,992         301,972
       600,000                152,881         203,841         254,801         305,762         334,617         363,472
       700,000                178,756         238,341         297,926         357,512         391,242         424,972
     ----------------------------------------------------------------------------------------------------------------
       800,000                204,631         272,841         341,051         409,262         447,867         486,472
       900,000                230,506         307,341         384,176         461,012         504,492         547,972
     1,000,000                256,381         341,841         427,301         512,762         561,117         609,472
     1,100,000                282,256         376,341         470,426         564,512         617,742         670,972
     1,200,000                308,131         410,841         513,551         616,262         674,367         732,472
     ----------------------------------------------------------------------------------------------------------------

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled "Salary" and "Bonus" is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Grigg, Sellman, Baker and Ms. Krause, currently have 24, 29, 2, 8 and 21 credited years of service, respectively.

As noted above, Mr. Sellman is not eligible under the prior plan benefit formula. The estimated annual benefits payable in life annuity form at ages 60 and 65 for Mr. Sellman under the cash balance plan formula, utilizing current assumptions under that plan and assuming average annual compensation increases of approximately 4% and including supplemental amounts providing additional benefits described below under "Other Retirement Benefits" are $114,922 and $205,647, respectively.

Other Retirement Benefits. Designated officers of WEC and Wisconsin Electric, including all of the individuals named in the Summary Compensation Table, participate in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows: (i) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation; and (ii) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected. Except for a "change in control" of WEC, as defined in the SERP, no payments are made until after the participant's retirement or death.

WEC and/or Wisconsin Electric have entered into agreements with Messrs. Abdoo, Baker, Donovan and Sellman who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula, as described below:

 .    According to Mr. Abdoo's agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25.

 .    According to Mr. Baker's agreement, Mr. Baker at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25.

 .    According to Mr. Donovan's agreement, Mr. Donovan at retirement will receive supplemental retirement payouts which will make his total retirement benefits at age 55 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 30, offset by the value of social security benefits and with a special schedule to reflect early retirement reduction factors applicable to Mr. Donovan between age 55 and 59.

 .    Mr. Sellman has a special contingent deferred compensation benefit under which he would receive a lump sum payment on his termination of employment with Wisconsin Electric at or after age 60 or because of disability, death or discharge without cause at any time. However, if his employment with Wisconsin Electric was terminated before age 60 so that he could become a full-time employee of Nuclear Management Company, LLC, an entity in which WEC has an indirect ownership interest through its subsidiary, WEC Nuclear Corporation, and which was formed for the purpose of providing services in connection with the operation of nuclear power plants, the benefit would not be forfeited unless his employment with NMC ceased prior to his completion of three years of service with NMC or prior to age 60 other than because of disability, death or discharge without cause. The payment would be equal to the total amount that would have resulted if an amount of $422,000 had been initially credited to him as of January 1, 1998, in the Wisconsin Electric pension plan described above and is credited with the same investment results as if held in such plan. This amount has been included in the estimated annual life annuity benefits information provided for Mr. Sellman described above. The benefit is forfeitable should Mr. Sellman's employment cease prior to age 60 other than because of disability, discharge without cause, or death.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund the SERP, the Executive Deferred Compensation Plan and the agreements with Messrs. Abdoo, Baker, Donovan, Grigg and Sellman. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, and absent a deferral election, mandatory lump sum payouts without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U. S. Treasury Note yield as of the last business day of the month prior to date of payment.


                          WEC COMMON STOCK OWNERSHIP

Directors, Nominees and Executive Officers. The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer, and all of the directors and executive officers as a group as of April 3, 2000. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and Wisconsin Electric's 401(k) plan.

---------------------------------------------------------
                                             Number of
Name                                           Shares
---------------------------------------------------------
Richard A. Abdoo                                  162,382
John F. Ahearne                                     5,047
Calvin H. Baker                                    31,853
John F. Bergstrom                                   6,000
Barbara L. Bowles                                   2,891
Robert A. Cornog                                    7,363
Willie D. Davis                                    48,620
Richard R. Grigg                                   59,112
Kristine M. Krause                                 49,673
John N. MacDonough                                  3,825
Julia B. North                                      2,053
Michael B. Sellman                                 12,450
Frederick P. Stratton, Jr.                          9,600
George E. Wardeberg                               516,596
---------------------------------------------------------

All above-named individuals and other executive officers as a group (17 persons) beneficially own 1,007,642 shares, which amount is less than 1% of total WEC common stock outstanding.

The shares listed above include shares that may be purchased within 60 days of April 3, 2000, pursuant to outstanding stock options, as follows: Mr. Abdoo (115,500), Mr. Baker (21,100), Mr. Davis (48,620), Mr. Grigg (47,000), Ms.
Krause (34,800), Mr. Sellman (7,500), Mr. Wardeberg (516,596), all outside directors (3,000 each), except Ms. Bowles and Ms. North (2,000 each), and all directors and executive officers as a group (847,266). Shares listed for Messrs. Wardeberg and Davis represent options granted by WICOR which were converted to outstanding WEC stock options on the effective date of the acquisition of WICOR.

In addition, all directors and executive officers as a group hold 43,089 share units in the WEC phantom common stock account under WEC's deferred compensation plans. Share units are intended to reflect the performance of WEC common stock and are payable in cash. These holdings were included in the above table in last year's proxy statement.

Except for unexercised options, each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power as indicated: Mr. Abdoo (9,657), Mr. Baker (361), Mr. Cornog (2,350), Ms. Krause (5,732), Mr. Stratton
(3,600), and all directors and executive officers as a group (37,700).

Information on beneficially-owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock.

---------------------------------------------------------------
                                     Number of   Percent of WEC
    Name and Address                  Shares     Common Stock
---------------------------------------------------------------
Sanford C. Bernstein & Co.,
Inc. (Sanford)
767 Fifth Avenue
New York, NY 10153                  10,135,604              8.6%
---------------------------------------------------------------
J. P. Morgan & Co. Inc.
60 Wall Street
New York, NY 10260                   8,694,391             7.38%
---------------------------------------------------------------
Dodge & Cox
One Sansome St., 35th Floor
San Francisco, CA 94104              6,040,300              5.1%
---------------------------------------------------------------

Sanford and Dodge & Cox are registered investment advisers; J. P. Morgan is a parent holding company. Sanford reported it has (i) sole power to dispose of all shares, (ii) sole power to vote 5,913,414 shares, (iii) shared power to vote 1,034,357 shares, and (iv) shared power to dispose of zero shares. J. P. Morgan reported that it has (i) sole power to dispose of 8,271,643 shares and shared power to dispose of 180,050 shares and (ii) sole power to vote 6,027,046 shares and shared power to vote 122,248 shares. Dodge & Cox reported that it has (i) sole power to dispose of all shares, (ii) sole power to vote 5,536,750 shares,
(iii) shared power to vote 59,200 shares, and (iv) shared power to dispose of zero shares.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires the corporation's officers, directors, and persons owning more than ten percent of WEC's common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. To the company's knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 1999 or prior fiscal years were complied with in a timely manner, except that one transaction was reported late on behalf of Mr. Cornog and two transactions were reported late on behalf of Ms. Krause.

                              2001 ANNUAL MEETING

Director Candidates. The Nominating and Board Affairs Committee and WEC Board have approved director candidate selection criteria which are designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today's changing environment. Stockholders wishing to propose director candidates for consideration and recommendation by the Nominating and Board Affairs Committee for election at the 2001 Annual Meeting must submit the name(s) and qualifications of any proposed candidate(s) to WEC's Corporate Secretary not later than October 13, 2000. The Bylaws state that directors shall be stockholders of WEC.

Proposals of Stockholders. Stockholders who intend to have a proposal considered for inclusion in the company's proxy materials for presentation at the 2001 Annual Meeting of Stockholders must submit the proposal to the company no later than December 30, 2000. Stockholders who intend to present a proposal at the 2001 Annual Meeting of Stockholders without inclusion of such proposal in the company's proxy materials, or who propose to nominate a person for election as a director at the meeting, are required to provide notice of such proposal to the company at least 70 days and not more than 100 days prior to the scheduled date of the 2001 Annual Meeting.

                           AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Thomas H. Fehring, 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201. In lieu of providing all stockholders with an Annual Report, the WEC consolidated financial statements and certain other information found in the Form 10-K follows this proxy statement.

                               PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total return, assuming reinvestment of dividends, over five years had $100 been invested at the close of business on December 31, 1994 in each of (i) WEC common stock, (ii) the Standard & Poor's ("S&P") 500 Index, and (iii) the Edison Electric Institute Index of Investor-Owned Utilities ("EEI Index").

Additional, more detailed information about earnings is included in the Appendix to this proxy statement.

                       FIVE-YEAR CUMULATIVE RETURN CHART
                       [PERFORMANCE GRAPH APPEARS HERE]

Value of Investment at Year-End

-----------------------------------------------------------------------------------------------------------------------
                                            12/31/1994   12/31/1995   12/31/1996   12/31/1997   12/31/1998   12/31/1999
-----------------------------------------------------------------------------------------------------------------------
Wisconsin Energy Corporation                      $100         $124         $115         $129         $149       $ 98
S&P 500                                           $100         $137         $168         $224         $287       $347
EEI Index                                         $100         $131         $133         $169         $192       $157
-----------------------------------------------------------------------------------------------------------------------

                         WISCONSIN ENERGY CORPORATION


                       1999 ANNUAL FINANCIAL STATEMENTS
                                      and
                             REVIEW of OPERATIONS

                    SELECTED FINANCIAL AND OPERATIONAL DATA


                         WISCONSIN ENERGY CORPORATION

                     CONSOLIDATED SELECTED FINANCIAL DATA

     Financial                                            1999         1998          1997            1996          1995
     ---------                                            ----         ----          ----            ----          ----
                                                               (Thousands of Dollars, Except Per Share Amounts)
Year Ended December 31
 Net income                                            $   208,989  $   188,132  $    60,716 (a)    $   218,135  $   234,034
 Earnings per share of common stock
  (basic and diluted)                                  $      1.79  $      1.65  $      0.54 (a)    $      1.97  $      2.13
 Dividends per share of common stock                   $      1.56  $     1.555  $     1.535        $    1.5075  $     1.455

 Operating revenues
  Energy
   Utility                                             $ 2,050,218  $ 1,979,986  $ 1,789,602        $ 1,773,820  $ 1,770,484
   Non-Utility                                             193,240       34,108        6,959                  -            -
                                                       -----------  -----------  -----------        -----------  -----------
    Total energy                                         2,243,458    2,014,094    1,796,561          1,773,820    1,770,484
  Other                                                     29,181       25,339       10,368             13,647        6,503
                                                       -----------  -----------  -----------        -----------  -----------
 Total operating revenues                              $ 2,272,639  $ 2,039,433  $ 1,806,929        $ 1,787,467  $ 1,776,987
                                                       ==========   ===========  ===========        ===========  ===========
At December 31
 Total assets                                          $ 6,233,120  $ 5,361,757  $ 5,037,684        $ 4,810,838  $ 4,560,735
 Long-term debt and mandatorily redeemable trust
  preferred securities                                 $ 2,334,636  $ 1,749,024  $ 1,532,405        $ 1,416,067  $ 1,367,644

     Energy Statistics                                    1999         1998         1997                1996         1995
     -----------------                                    ----         ----         ----                ----         ----
Utility
 Electric
  Megawatt-hours sold                                   31,257,050   29,940,384   27,671,946         27,560,428   27,283,869
  Customer (End of year)                                 1,027,785    1,010,318      978,835            968,735      955,616
 Gas
  Therms delivered (Thousands)                             944,063      922,836      983,676            936,894      886,729
  Customer (End of year)                                   398,508      388,478      376,732            367,275      357,030
 Steam
  Pounds sold (Millions)                                     2,914        2,773        3,161              2,705        2,532
  Customer (End of year)                                       450          454          474                465          473
Non-Utility
 Electric megawatt-hours sold                            2,297,756            -            -                  -            -

(a) Includes May 1997 nonrecurring $31 million charge ($19 million net of tax or $.17 per share) to write-off deferred merger costs related to the terminated merger agreement with Northern States Power Company and December 1997 $30 million write-down ($18 million net of tax or $.16 per share) of equipment purchased for the Kimberly Cogeneration Project.

                     CONSOLIDATED QUARTERLY FINANCIAL DATA

                                                        (Thousands of Dollars Except Per Share Amounts)
                                                        -----------------------------------------------
                                                                March                      June
                                                             -----------                ----------
Three Months Ended                                        1999          1998         1999          1998
------------------                                        ----          ----         ----          ----
 Total operating revenues                              $   556,717  $   515,677  $   539,008   $   475,576
 Pretax operating income                                   100,316       92,584      102,031        67,783
 Net income                                                 53,511       49,048       48,903        28,854

 Earnings per share of common
  stock (basic and diluted)                            $      0.46  $      0.43  $      0.42   $      0.25

                                                               September                 December
                                                            ---------------           --------------
Three Months Ended                                         1999         1998         1999          1998
------------------                                         ----         ----         ----          ----
 Total operating revenues                              $   591,297  $   519,649  $   585,617   $   528,531
 Pretax operating income                                   134,968      117,767      119,079        96,620
 Net income                                                 68,853       58,176       37,722        52,054
 Earnings per share of common
  stock (basic and diluted)                            $      0.59  $      0.50  $      0.32   $      0.45

Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Wisconsin Energy Corporation is a holding company whose principal subsidiary is Wisconsin Electric Power Company ("Wisconsin Electric"), an electric, gas and steam utility. Unless qualified by the context used in this document, the terms "Wisconsin Energy" or the "Company" refer to the holding company and all of its subsidiaries. During 1999, approximately 89% of Wisconsin Energy's consolidated operating revenues and 94% of Wisconsin Energy's consolidated pretax operating income were attributable to Wisconsin Electric. As of December 31, 1999, Wisconsin Electric accounted for approximately 81% of the Company's consolidated total assets. The following discussion and analysis of financial condition and results of operations includes both Wisconsin Energy and Wisconsin Electric unless otherwise stated.

See "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements for information concerning the 1999 reclassification of certain amounts in Wisconsin Energy's prior year financial statements to conform to current year presentation.

CAUTIONARY FACTORS: A number of forward-looking statements are included in this document. When used, the terms "anticipate," "believe," "estimate," "expect," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the factors described below under "Factors Affecting Results of Operations," "Liquidity and Capital Resources" and "Cautionary Factors."

ACQUISITION OF ESELCO, INC.: Effective May 31, 1998, Wisconsin Energy acquired ESELCO, Inc. in a tax free reorganization accounted for as a pooling of interests. Due to the immaterial nature of the transaction, Wisconsin Energy has not restated any historical financial or statistical information. For additional information, see "Factors Affecting Results of Operations - Mergers" below. ESELCO was the parent of Edison Sault Electric Company, an electric utility serving customers in Michigan's eastern Upper Peninsula ("Edison Sault"). Where appropriate, discussions as well as financial and statistical information of Wisconsin Energy include Edison Sault's operations since June 1, 1998.


                             RESULTS OF OPERATIONS

The following analysis of Wisconsin Energy's and Wisconsin Electric's results of operations should be read in conjunction with the 1999 Financial Statements and Notes to Financial Statements.


EARNINGS

During 1999, Wisconsin Energy's consolidated net income and earnings per share of common stock increased to $209 million and $1.79 per share, respectively, compared with $188 million and $1.65 per share, respectively, during 1998 and compared with $61 million and $0.54 per share, respectively, during 1997. For the same periods, Wisconsin Electric's earnings increased to $212 million during 1999 compared with $183 million during 1998 and $69 million during 1997. Excluding the impact of a one-time charge of $18 million ($10.8 million, or $0.09 per share for Wisconsin Energy, after tax) related to the settlement of litigation, Wisconsin Energy's and Wisconsin Electric's earnings from continuing operations during 1999 were $220 million and $223 million, respectively. The following table summarizes contributions to Wisconsin Energy's earnings per share (basic and diluted) by business segment during the comparative periods.


                                                                          % Change             % Change
Earnings Per Share -                                                        1998                 1997
Wisconsin Energy                                        1999     1998     to 1999     1997     to 1998
--------------------                                    ----     ----     --------    ----     --------
Utility Operations                                     $ 1.85   $ 1.62       14.2%   $ 0.62      161.3%
Non-Utility Operations
  Energy                                                 0.02    (0.02)     200.0%    (0.01)    (100.0%)
  Other                                                 (0.08)    0.05     (260.0%)   (0.07)     171.4%
                                                       ------   ------               ------
Total Earnings Per Share                               $ 1.79   $ 1.65        8.5%   $ 0.54      205.6%
                                                       ======   ======               ======

An analysis of the Company's pretax operating results by the utility and non-utility business segments as well as an analysis of other income & expense items follows.


UTILITY SEGMENT PRETAX OPERATING RESULTS

During 1999, Wisconsin Energy's and Wisconsin Electric's pretax utility operating income increased by $64 million or 17.3% and by $60 million or 16.3%, respectively, when compared to 1998 primarily due to increases in electric and gas utility gross margins. During 1998, Wisconsin Energy's and Wisconsin Electric's pretax utility operating income increased by $115 million or 44.5% and by $110 million or 42.9%, respectively, when compared to 1997 primarily due to increases in electric utility gross margins that were partially offset by increased other operations and maintenance expenses.


Electric Utility Revenues, Gross Margins and Sales

WISCONSIN ENERGY:   Primarily due to an increase in total electric utility
energy sales during 1999, Wisconsin Energy's total electric utility operating revenues increased by $58 million or 3.5% and the gross margin on electric utility operating revenues (total electric utility operating revenues less fuel and purchased power expenses) increased by $61 million or 5.1% when compared to 1998.

During 1998, Wisconsin Energy's total electric utility operating revenues increased by $252 million or 17.8% and the gross margin on electric utility operating revenues increased by $235 million or 24.3% when compared to 1997. Wisconsin Energy attributes these increases primarily to interim and final electric retail rate increases for Wisconsin Electric in the Wisconsin jurisdiction that became effective in the first half of 1998, to an increase in total 1998 electric utility energy sales and to the return to service of Point Beach Nuclear Plant during 1998.

The following table summarizes Wisconsin Energy's comparative total electric utility operating revenues, gross margins and electric energy sales for 1999, 1998 and 1997.

                                                                                  % Change                % Change
Electric Utility Operations -                                                       1998                    1997
Wisconsin Energy                                          1999         1998       to 1999       1997       to 1998
-----------------------------                           --------     --------     --------    --------    --------
 Electric Gross Margin ($000's)
  Total Operating Revenues                             $ 1,722,105  $ 1,663,632       3.5%   $ 1,412,115      17.8%
  Total Fuel & Purchased Power                             458,863      461,365      (0.5%)      444,655       3.8%
                                                       -----------  -----------              -----------
 Gross Margin                                          $ 1,263,242  $ 1,202,267       5.1%   $   967,460      24.3%
                                                       ===========  ===========              ===========
 Total Electric Sales (Mwh)                             31,257,050   29,940,384       4.4%    27,671,946       8.2%
 Total Average Customers                                 1,017,620    1,005,184       1.2%       972,593       3.4%

Further detail about Wisconsin Electric's contribution to Wisconsin Energy's electric utility operating revenues, gross margins and energy sales follows.

WISCONSIN ELECTRIC:   Largely due to higher total electric energy sales during
1999, Wisconsin Electric's total electric operating revenues increased by $47 million or 2.9% and the gross margin on electric operating revenues increased by $52 million or 4.4% when compared to 1998. Lower fuel and purchased power expenses during 1999 also contributed to the increase in gross margin.

As described below in further detail, Wisconsin Electric's total electric energy sales increased by 3.9% during 1999 compared to 1998. While meeting this increased demand during 1999, however, Wisconsin Electric was able to reduce total fuel and purchased power expenses by $5 million or 1.1% between the comparative periods. Wisconsin Electric accomplished this reduction in total fuel and purchased power expenses by substituting lower cost generation during 1999, especially from its Point Beach Nuclear Plant, for the higher cost generation and power purchases used to meet its demand for electricity during 1998.

During 1998, Wisconsin Electric's total electric operating revenues increased by $229 million or 16.2% compared to 1997 and the gross margin on electric operating revenues increased by $224 million or 23.1%. Wisconsin Electric attributes these increases to (1) an interim Wisconsin retail electric rate increase, effective from January 1, 1998 through April 30, 1998, of $135 million on an annualized basis, (2) a final Wisconsin electric retail rate increase, effective May 1, 1998, of $160 million or 12.7% on an annualized basis that replaced the interim rate increase, and (3) a 6.5% increase in total electric energy sales during 1998. The increase in gross margin during 1998 can also be partly attributed to the availability of a lower cost mix of generation compared to 1997.

Compared to 1997, Wisconsin Electric's total fuel and purchased power expenses increased by $5 million or 1.2% during 1998. Increased availability of lower cost generating capacity at Point Beach Nuclear Plant during 1998 allowed Wisconsin Electric to generate 11.3% more electricity while permitting the decrease in fuel costs. However, an increase in purchased power expenses more than offset the decrease in fuel costs, resulting in the net increase in total fuel and purchased power expenses. Contributing to the increased purchased power expenses, Wisconsin Electric arranged for the purchase of more reliable firm supplies of energy during 1998 and incurred a full twelve months of demand charges for the first time under a long-term power purchase contract, resulting in higher fixed contract costs. In addition, the per unit cost of wholesale electric energy fluctuated more during 1998 compared to 1997, increasing the cost of certain spot market purchases.


                                                                                  % Change                 % Change
Electric Utility Operations -                                                       1998                     1997
Wisconsin Electric                                        1999         1998       to 1999       1997       to 1998
-----------------------------                           --------     --------     --------    --------     --------
Electric Gross Margin ($000's)
 Operating Revenues
  Residential                                          $   574,770  $   571,378       0.6%   $   487,219      17.3%
  Small Commercial/Industrial                              510,094      487,549       4.6%       430,193      13.3%
  Large Commercial/Industrial                              451,164      450,138       0.2%       402,684      11.8%
  Other-Retail/Municipal                                    51,219       51,211         -         55,246      (7.3%)
  Resale-Utilities                                          79,139       60,927      29.9%        24,538     148.3%
  Other Operating Revenues                                  21,891       20,200       8.4%        12,235      65.1%
                                                       -----------  -----------              -----------
 Total Operating Revenues                                1,688,277    1,641,403       2.9%     1,412,115      16.2%
 Fuel & Purchased Power
  Fuel                                                     305,169      308,374      (1.0%)      311,966      (1.2%)
  Purchased Power                                          139,848      141,619      (1.3%)      132,689       6.7%
                                                       -----------  -----------              -----------
 Total Fuel & Purchased Power                              445,017      449,993      (1.1%)      444,655       1.2%
                                                       -----------  -----------              -----------
Gross Margin                                           $ 1,243,260  $ 1,191,410       4.4%   $   967,460      23.1%
                                                       ===========  ===========              ===========
Sales (Mwh)
 Residential                                             7,346,839    7,327,024       0.3%     6,863,569       6.8%
 Small Commercial/Industrial                             8,028,191    7,612,397       5.5%     7,433,087       2.4%
 Large Commercial/Industrial                            11,333,561   11,391,979      (0.5%)   11,021,476       3.4%
 Other-Retail/Municipal                                  1,314,021    1,287,162       2.1%     1,412,623      (8.9%)
 Resale-Utilities                                        2,597,256    1,856,601      39.9%       941,191      97.3%
                                                       -----------  -----------              -----------
Total Electric Sales                                    30,619,868   29,475,163       3.9%    27,671,946       6.5%
                                                       ===========  ===========              ===========
Average Customers
 Residential                                               897,333      886,635       1.2%       876,776       1.1%
 Small Commercial/Industrial                                95,964       94,675       1.4%        93,259       1.5%
 Large Commercial/Industrial                                   716          720      (0.6%)          714       0.8%
 Other-Retail/Municipal                                      1,880        1,804       4.2%         1,811      (0.4%)
 Resale-Utilities                                               58           51      13.7%            33      54.5%
                                                       -----------  -----------              -----------
Total Average Customers                                    995,951      983,885       1.2%       972,593       1.2%
                                                       ===========  ===========              ===========

From August through mid-October 1999, the Empire and Tilden iron ore mines, Wisconsin Electric's two largest electric retail customers, were temporarily shut down for inventory reduction. As a result, electric energy sales to the mines decreased 9.8% during 1999 compared to 1998. Excluding the Empire and Tilden iron ore mines, total electric energy sales increased 5.1% and sales to the remaining large commercial/industrial customers increased 2.0% between the comparative periods. Sales for resale to other utilities increased 39.9% during 1999 primarily due to higher opportunity sales.

When comparing 1999 electric sales with 1998, summer cooling load due to weather was not a significant factor. As measured by cooling degree days, 1999 was 5.9% cooler than 1998. However, 1999 and 1998 were 12.4% and 21.8% warmer than normal, respectively.

During 1998, cooling load due to weather did contribute to the 6.5% increase in total electric energy sales when compared to 1997, especially to residential and small commercial/industrial customers who tend to be more weather sensitive and contribute a higher margin to earnings. As measured by cooling degree days, 1998 was 96.6% warmer than 1997.

Electric energy sales to the Empire and Tilden iron ore mines increased 7.4% from 1997 to 1998 primarily due to a temporary shutdown of the Tilden mine during July and August 1997. Excluding the Empire and Tilden ore mines, Wisconsin Electric's total 1998 electric energy sales increased 6.4% and sales to the remaining large commercial/industrial customers increased 2.3% compared to 1997. During 1998, sales in the other-retail/municipal customer class decreased 8.9% primarily due to reduced contractual requirements nominations, effective May 1997, by Wisconsin Electric's largest municipal wholesale customer. This customer had been reducing its purchases from Wisconsin Electric over the past several years subsequent to acquiring generating capacity and expanding use of its existing generation facilities. Mostly due to higher opportunity sales, sales for resale to other utilities increased 97.3% between the comparative periods.


Gas Utility Revenues, Gross Margins and Therm Deliveries

Due in large part to increased retail gas sales during 1999 as described in further detail below, especially to higher margin residential and commercial/industrial customers, Wisconsin Electric's gross margin on gas utility operating revenues (gas operating revenues less cost of gas sold) increased by $12 million or 10.3% compared to 1998. In spite of the increase in retail gas sales, however, the cost of gas sold decreased by 0.8% between the comparative periods due to a decrease in the per unit cost of purchased gas. Because changes in the cost of natural gas purchased at market prices were included in customer rates through the purchased gas adjustment mechanism and the gas cost recovery mechanism during the comparative periods, gas operating revenues changed at approximately the same rate as the cost of gas sold and gross margin was unaffected by such changes.

Despite an interim retail gas rate increase, effective from January 1, 1998 through April 30, 1998, of $19 million on an annualized basis and a final retail gas rate increase, effective May 1, 1998, of $19 million or 5.4% on an annualized basis that replaced the interim rate increase, total gas operating revenues decreased by $59 million or 16.7% and the gross margin on gas utility operating revenues decreased by $1 million or 0.8% during 1998 when compared to 1997. Total gas utility operating revenues and gross margin both declined in 1998 due to a significant decrease in retail gas sales, especially to residential and commercial/industrial customers who contribute higher margins to earnings than other customers. Between the comparative periods, the cost of gas sold decreased by $58 million or 25.0% due to decreased gas sales and to a lower cost per unit of purchased gas. As noted above, however, lower cost of gas sold reduced operating revenues but not gross margin due to the purchased gas adjustment mechanism.

For additional information concerning the purchased gas adjustment mechanism and the gas cost recovery mechanism, which became effective during 1999, as well as for information concerning Wisconsin Electric's 1998 Rate Order, see "Rates and Regulatory Matters" below in "Factors Affecting Results of Operations." Other operating revenues reflect adjustments for the over and under collection of gas costs that were included in operating revenues from gas sales.

The following table summarizes Wisconsin Energy's comparative total gas utility operating revenues, gross margins, retail gas sales and total therm deliveries during 1999, 1998 and 1997.

                                                                                % Change               % Change
                                                                                  1998                   1997
Gas Utility Operations                                      1999       1998     to 1999      1997      to 1998
----------------------                                    --------   -------    --------   --------    --------
Gas Gross Margin ($000's)
 Operating Revenues
  Residential                                             $193,766   $176,499       9.8%   $221,968      (20.5%)
  Commercial/Industrial                                     95,127     87,899       8.2%    113,609      (22.6%)
  Interruptible                                              5,111      7,003     (27.0%)     8,970      (21.9%)
  Interdepartmental                                            172        138      24.6%      3,096      (95.5%)
                                                          --------   --------              --------
   Total Retail Gas Sales                                  294,176    271,539       8.3%    347,643      (21.9%)
  Transported Customer Owned Gas                            14,560     12,014      21.2%     11,295        6.4%
  Transported-Interdepartmental                              1,851      2,462     (24.8%)     2,105       17.0%
  Other Operating Revenues                                  (3,785)     9,833    (138.5%)    (5,871)     267.5%
                                                          --------   --------              --------
 Total Operating Revenues                                  306,802    295,848       3.7%    355,172      (16.7%)
 Cost of Gas Sold                                          174,046    175,475      (0.8%)   233,877      (25.0%)
                                                          --------   --------              --------
Gross Margin                                              $132,756   $120,373      10.3%   $121,295       (0.8%)
                                                          ========   ========              ========
Therms Delivered (000's)
  Residential                                              329,005    289,509      13.6%    347,859      (16.8%)
  Commercial/Industrial                                    195,328    182,033       7.3%    211,453      (13.9%)
  Interruptible                                             15,914     22,872     (30.4%)    24,532       (6.8%)
  Interdepartmental                                            339        398     (14.8%)     9,696      (95.9%)
                                                          --------   --------              --------
   Total Retail Gas Sales                                  540,586    494,812       9.3%    593,540      (16.6%)
  Transported Customer Owned Gas                           347,918    349,443      (0.4%)   313,466       11.5%
  Transported-Interdepartmental                             55,559     78,581     (29.3%)    76,670        2.5%
                                                          --------   --------              --------
Total Gas Delivered                                        944,063    922,836       2.3%    983,676       (6.2%)
                                                          ========   ========              ========
Average Customers
  Residential                                              360,084    347,747       3.5%    339,002        2.6%
  Commercial/Industrial                                     32,594     31,586       3.2%     30,594        3.2%
  Interruptible                                                 89        146     (39.0%)       170      (14.1%)
  Interdepartmental                                              -          -         -           2     (100.0%)
                                                          --------   --------              --------
   Total Sales Customers                                   392,767    379,479       3.5%    369,768        2.6%
  Transportation                                               328        271      21.0%        254        6.7%
  Transportation-Interdepartmental                               6          6         -           5       20.0%
                                                          --------   --------              --------
Total Average Customers                                    393,101    379,756       3.5%    370,027        2.6%
                                                          ========   ========              ========

During 1999, total therm deliveries of natural gas increased 2.3% and total retail gas sales increased 9.3% compared to 1998 primarily due to a 13.6% increase in sales to residential customers and a 7.3% increase in sales to commercial/industrial customers. Residential and commercial/industrial sales increased due to an increase in the number of customers and to an increase in usage per customer, with the increase in sales per customer due in part to colder weather during the heating months of 1999. As measured by heating degree days, 1999 was 8.0% colder than 1998. However, 1999 was still 8.6% warmer than normal while 1998 was 15.4% warmer than normal.

During 1999, total interdepartmental therm deliveries (interdepartmental retail sales plus interdepartmental transport deliveries) decreased 29.2%. As noted in the discussion about electric utility operations above, higher availability of company-owned, low cost generation allowed Wisconsin Electric to change its power supply mix during 1999 away from higher cost per unit gas-fired, company-owned generating facilities. Excluding total interdepartmental therm deliveries, total gas deliveries during 1999 increased 5.3% when compared to 1998.

During 1998, total therm deliveries of natural gas decreased 6.2% and total retail gas sales decreased 16.6% compared to the same period in 1997 primarily due to significantly lower therm use per residential and commercial/industrial customer. While the number of residential and commercial/industrial customers increased between the comparative periods, residential and commercial/industrial gas sales decreased 16.8% and 13.9%, respectfully, due in large part to warmer weather during the heating months of 1998, which reduced heating needs.

During 1998, therm deliveries to the Whitewater Cogeneration Facility, owned by an unaffiliated independent power producer, primarily contributed to an 11.5% increase in transported customer owned gas deliveries compared to 1997. The Whitewater Cogeneration Facility, a gas-fired electric cogeneration plant in Wisconsin Electric's gas service territory, went into commercial operation in September 1997. Wisconsin Electric purchases the majority of the electricity generated by the Whitewater Cogeneration Facility under a long-term power purchase contract. During 1998, natural gas therm deliveries to the interdepartmental customer classes decreased 8.6% primarily due to increased availability of Point Beach Nuclear Plant, allowing Wisconsin Electric to reduce generation at its Concord and Paris Power Plants, natural gas-fired peaking facilities. Therm deliveries to the Concord and Paris Power Plants are at rates approved by the Public Service Commission of Wisconsin. Excluding deliveries to Wisconsin Electric's facilities, total therm deliveries during 1998 decreased 6.0% compared to 1997.

For further information concerning Wisconsin Electric's long-term power purchase contract for electric energy from the Whitewater Cogeneration Facility, see "Note H - Long-Term Debt" in the Notes to Financial Statements.


Utility Operating Expenses

OTHER OPERATIONS AND MAINTENANCE:   During 1999, Wisconsin Energy's other
operation and maintenance expenses for the utility segment decreased by $10 million or 1.6% when compared to 1998, including a $13 million or 1.9% decrease at Wisconsin Electric. The most significant changes in Wisconsin Electric's other operations and maintenance expenses during 1999 include a $28 million decrease in nuclear non-fuel expenses partially offset by a $5 million increase in administrative and general expenses, a $2 million increase in payroll taxes, a $3 million increase in electric transmission expenses and a $2 million increase in non-fuel steam power generation expenses. Nuclear non-fuel expenses decreased as a result of progress on various performance improvement initiatives, while administrative and general expenses increased primarily due to higher employee benefits paid and to increased staffing, which also increased payroll taxes. Electric transmission expenses increased primarily due to higher purchased power transmission fees during 1999, and non-fuel steam power generation expenses increased as a result of an increase in the number of maintenance outages at Wisconsin Electric's fossil-fuel power plants early in 1999 in anticipation of higher electric demand during the summer.

During 1998, Wisconsin Energy's other operation and maintenance expenses for the utility segment increased by $109 million or 19.6% when compared to 1997, including a $49 million increase in Wisconsin Electric's nuclear non-fuel expenses, a $40 million increase in Wisconsin Electric's administrative and general expenses, an $11 million increase in Wisconsin Electric's electric distribution expenses and a $10 million increase in Wisconsin Electric's non-fuel steam power generation expenses. Nuclear non-fuel expenses increased during 1998 primarily due to efforts by Wisconsin Electric to continue to improve the overall performance at Point Beach Nuclear Plant. Also influencing the 1998 increase in nuclear non-fuel expenses, Wisconsin Electric deferred $18 million of nuclear non-fuel operation expenses during 1997 which began to be amortized to expense on a five-year straight line basis in 1998. Administrative and general expenses increased during 1998 primarily due to efforts to resolve Year 2000 technology issues, to various other corporate technology improvement efforts and to increased staffing and higher employee pension and benefit expenses. Electric distribution expenses increased in large part as a result of damage from an unusually high number of violent storms that struck Wisconsin Electric's service territory during 1998 and as a result of increased tree trimming/forestry efforts intended to improve reliability of the electric distribution system. Non-fuel steam power generation expenses increased primarily due to a scheduled maintenance outage during the second quarter of 1998 at Wisconsin Electric's Oak Creek Power Plant and to other reliability improvement efforts throughout 1998.

For additional insight into Wisconsin Electric's nuclear operations and the deferred nuclear non-fuel operations expenses, see "Nuclear Matters" below in "Factors Affecting Results of Operations" and "Note E - Nuclear Operations" in the Notes to Financial Statements. For further information concerning efforts to address the change to the Year 2000, see "Year 2000 Technology Issues" below in "Factors Affecting Results of Operations."

DEPRECIATION AND AMORTIZATION:   Primarily due to an increase in average
depreciable property at Wisconsin Electric during 1999 as well as to an increase in nuclear decommissioning expenses due to higher nuclear decommissioning trust fund earnings, Wisconsin Energy's and Wisconsin Electric's utility segment depreciation and amortization expenses increased by $14 million or 5.6% and $12 million or 5.1%, respectively, compared to 1998.

During 1998, utility segment depreciation and amortization expense increased by $6 million or 2.3% at Wisconsin Energy and by $4 million or 1.6% at Wisconsin Electric when compared to 1997 primarily due to increased average depreciable property and increased decommissioning expenses at Wisconsin Electric. The effect of these increases, however, was offset to a large extent by a change in the regulatory accounting treatment of pre-1991 contribution in aid of construction balances at Wisconsin Electric, which reduced current period depreciation expense. For further information, see "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements.


NON-UTILITY SEGMENT PRETAX OPERATING RESULTS

Due to growth in non-utility energy operations during 1999, including the addition of independent power production revenues from two fossil-fueled power plants acquired in April 1999, Wisconsin Energy's non-utility pretax operating income increased by $17 million when compared to 1998. During 1998, Wisconsin Energy's non-utility pretax operating income increased by $2 million when compared to 1997 due to increased returns from its non-utility real estate investment and development activities.

                                                                          % Change            % Change
                                                                            1998                1997
Non-Utility Operations ($000)                            1999     1998     to 1999    1997     to 1998
-----------------------------                          -------   ------   --------   ------   --------
Operating Revenues
  Independent Power Production                         $101,087  $  -            -   $  -            -
  Energy Marketing, Trading
    and Services                                         74,541   25,069     197.3%        -         -
  Other                                                  46,793   34,378      36.1%   17,327      98.4%
                                                       --------  -------             -------
    Total Operating Revenues                            222,421   59,447     274.2%   17,327     243.1%
Operating Expenses
  Fuel and Purchased Power                              129,217   24,871     419.5%        -         -
  Other                                                  72,832   31,582     130.6%   16,527      91.1%
                                                       --------  -------             -------
    Total Operating Expenses                            202,049   56,453     257.9%   16,527     241.6%
                                                       --------  -------             -------
Pretax Operating Income                                $ 20,372  $ 2,994     580.4%  $   800     274.3%
                                                       ========  =======             =======

For further information concerning the April 1999 non-utility power plant acquisitions, see "Note B - Mergers & Acquisitions" in Wisconsin Energy's Notes to Financial Statements.

NON-UTILITY OPERATING REVENUES:   As a result of the power plant acquisitions
noted above, non-utility energy operations realized $101 million of operating revenues during 1999 through the sale of 2,298,000 megawatt-hours of electric energy in the New England region. In addition, non-utility energy operations increased its operating revenues by $49 million during 1999 as a result of increased energy marketing, trading and services activities. Compared to 1998, other non-utility operating revenues increased by $12 million or 36.1% during 1999 including $9 million of additional ancillary revenues from energy activities and $3 million of additional operating revenues from recycling activities.

During 1998, non-utility energy operations began energy marketing, trading and services activities, adding $25 million of operating revenues compared to 1997. Between the comparative periods, other non-utility operating revenues increased by $17 million including $8 million from real estate investment and development activities and $7 million from recycling activities.

NON-UTILITY OPERATING EXPENSES:   During 1999, the non-utility energy
operations' fuel and purchased power expenses increased by $104 million when compared to 1998 due to independent power production activities that began in the New England region during 1999 as well as to increased energy marketing, trading and services activities. Other operating expenses increased by $41 million during 1999 primarily due to operation of the fossil-fueled power plants acquired by non-utility energy operations in April 1999.

Compared to 1997, the non-utility energy operations' fuel and purchased power expenses increased by $25 million due to energy marketing, trading and services activities that began in 1998. Between the comparative periods, other operating expenses increased by $15 million including $8 million from recycling activities and $3 million from real estate investment and development activities and the start-up of energy marketing, trading and services activities.


OTHER INCOME & EXPENSE ITEMS

OTHER INCOME AND DEDUCTIONS:   During 1999, Wisconsin Energy's interest income
increased by $10 million or 36.9% when compared to 1998 primarily due to increased loan investments made by Wisconsin Energy's non-utility segment. Other income and deductions - other, net decreased by $23 million at Wisconsin Energy and by $12 million at Wisconsin Electric primarily due to a one-time $18 million litigation settlement payment made by Wisconsin Electric in the fourth quarter of 1999. For additional further information concerning Wisconsin Energy's non-utility loan investments, see "Note K - Segment Reporting" in Wisconsin Energy's Notes to Financial Statements. For additional information concerning Wisconsin Electric's $18 million litigation settlement during the fourth quarter of 1999, see "Legal Matters" below under "Factors Affecting Results of Operations."

During 1998, merger expense decreased by $31 million at Wisconsin Energy when compared to 1997, including $22 million which was attributable to Wisconsin Electric. These decreases reflect a one-time write off of deferred merger costs during 1997 related to the terminated merger agreement with Northern States Power Company. For further information concerning this terminated merger agreement, see "Mergers" below under "Factors Affecting Results of Operations." Compared to 1997, the net expense in other income and deductions - other, net decreased by $45 million during 1998 at Wisconsin Energy of which $37 million was attributable to Wisconsin Electric. Significantly contributing to these decreased expenses, Wisconsin Electric recorded a one-time $30 million impairment charge in December 1997 for its Kimberly Cogeneration Equipment based upon the results of a discounted cash flow analysis. For further information, see "Note L - Commitments and Contingencies" in Wisconsin Energy's Notes to Financial Statements. In addition, the comparative net expense in other income and deductions - other, net decreased during 1998 due to a $9 million increase in net pretax miscellaneous income at Witech Corporation and a $4 million reduction in charitable donations by Wisconsin Electric. Witech Corporation is a non-utility subsidiary of Wisconsin Energy.

INTEREST CHARGES AND OTHER:   During 1999, Wisconsin Energy's interest on long-
term debt increased by $16 million or 14.5% when compared to 1998 primarily due to the financing requirements necessary for the April 1999 non-utility segment power plant acquisitions noted above. Between the comparative periods, other interest expense increased by $5 million or 24.6% at Wisconsin Energy and by $3 million or 29.0% at Wisconsin Electric primarily due to increased 1999 short-term borrowing levels. During 1999, Wisconsin Energy made approximately $11 million of distributions on preferred securities of a subsidiary trust that were issued in March 1999. For further information concerning issuance of the trust preferred securities, see "Note G - Trust Preferred Securities" in Wisconsin Energy's Notes to Financial Statements.

Primarily due to increased short-term borrowing levels during 1998, Wisconsin Energy's and Wisconsin Electric's other interest expense increased by $10 million or 102.4% and by $3 million or 34.7%, respectively, compared to 1997.

INCOME TAXES:   During 1999, both Wisconsin Energy's and Wisconsin Electric's income taxes increased by $19 million when compared to 1998 primarily due to increased pretax income. Similarly, Wisconsin Energy's and Wisconsin Electric's income taxes increased by $61 million and $62 million, respectively, during 1998 due to increased pretax income compared to 1997.


                    FACTORS AFFECTING RESULTS OF OPERATIONS

MERGERS

WICOR, INC:   On June 27, 1999, Wisconsin Energy and WICOR, Inc., a Wisconsin
corporation [NYSE: WIC], entered into an Agreement and Plan of Merger providing for a strategic business combination of Wisconsin Energy and WICOR. The merger will be accounted for as a purchase transaction. WICOR is a diversified holding company with consolidated total assets of approximately $1.1 billion at December 31, 1999 in utility and non-utility energy subsidiaries as well as in pump manufacturing subsidiaries. Following the merger, WICOR and its subsidiaries, including Wisconsin Gas Company, the largest natural gas distribution public utility in Wisconsin, will become subsidiaries of Wisconsin Energy. The merger agreement has been approved by the boards of directors and the shareholders of Wisconsin Energy and WICOR.

Assuming timely realization of estimated cost savings and avoidances expected to result from the merger, Wisconsin Energy expects the business combination to result in increased earnings per share beginning in the first full year following the merger. While no definitive synergies study has been performed, net merger-related cost savings are anticipated to be approximately $35 million annually beginning in the first full year after the merger. Savings are expected from lower expenses for cost of gas, materials and services through enhanced purchasing power, elimination of duplication through attrition, and through sharing of resources. Additional cost savings are anticipated from logical consolidation of common functions over time as well as from savings in areas such as insurance and regulatory costs and legal, audit and consulting fees.

Consummation of the merger is subject to the satisfaction of certain closing conditions including approval by the Securities and Exchange Commission. In early March 2000, the Federal Trade Commission closed its review of the proposed acquisition. On March 15, 2000, the Public Service Commission of Wisconsin issued its final decision approving the merger and providing for a qualified five-year rate freeze for Wisconsin Electric's and Wisconsin Gas' natural gas, electric and steam services beginning the later of January 1, 2001 or upon receipt of all state and federal approvals. The commission also found that it was reasonable to allow the utilities to retain synergy savings associated with the merger during the 5-year partial rate freeze period. The regulatory approval process is expected to be completed in time for the transaction to be consummated on or about April 26, 2000.

For additional information concerning the WICOR merger, including information about the purchase price and the form in which it may be paid, see "Note B - Mergers & Acquisitions" in Wisconsin Energy's Notes to Financial Statements. For further information concerning how Wisconsin Energy expects to finance the acquisition of WICOR, see "Liquidity And Capital Resources - Capital Requirements" below.

ESELCO, INC.:   Effective May 31, 1998, Wisconsin Energy acquired ESELCO, Inc.
in a tax free reorganization accounted for as a pooling of interests. In connection with the acquisition, Wisconsin Energy issued 2,407,275 shares of common stock, with fractional interests paid in cash, based upon an exchange ratio of 1.5114 shares of Wisconsin Energy common stock for each outstanding share of ESELCO common stock.

Due to the immaterial nature of the transaction, Wisconsin Energy has not restated any historical financial or statistical information. Instead, Wisconsin Energy combined ESELCO's May 31, 1998 balance sheet with Wisconsin Energy's, including a $1.2 million credit to retained earnings of which $0.9 million represents ESELCO's consolidated net income during the first five months of 1998.

ESELCO was the parent company of Edison Sault Electric Company, an electric utility which serves approximately 21,800 residential, commercial and industrial customers in the state of Michigan's eastern Upper Peninsula. Where appropriate, discussions as well as financial or statistical information of Wisconsin Energy include Edison Sault's operations since June 1, 1998.
Wisconsin Energy is operating Wisconsin Electric and Edison Sault as separate utility subsidiaries within their historical service territories. Wisconsin Electric and Edison Sault continue to be separately regulated by their respective states.

NORTHERN STATES POWER COMPANY:   On May 16, 1997, the boards of directors of
Wisconsin Energy and Northern States Power Company, a Minnesota corporation, agreed to terminate the Agreement and Plan of Merger which provided for a business combination of Wisconsin Energy and Northern States to form Primergy Corporation. As a result, Wisconsin Energy recorded a $31 million charge in the second quarter of 1997 ($19 million net of tax or approximately 17 cents per share) to write off the deferred transaction costs and costs to achieve the merger. Approximately $22 million of merger write-off costs were attributable to Wisconsin Electric.


NUCLEAR MATTERS

POINT BEACH NUCLEAR PLANT:   Wisconsin Electric owns and operates two
approximately 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin. During 1999, 1998 and 1997, Point Beach provided 22%, 18% and 6% of Wisconsin Electric's net electric energy supply, respectively. The United States Nuclear Regulatory Commission operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

From late 1996 through early 1999, Point Beach experienced several scheduled and unscheduled outages or power reductions involving both generating units. As a result of these outages and various performance improvement initiatives, Wisconsin Electric's total nuclear operation and maintenance expenses, excluding fuel and benefit overheads, increased from $107 million in 1997 to $156 million in 1998 before falling to $128 million in 1999. Between 1997 and 1999, availability of Point Beach increased significantly, and Wisconsin Electric expects the reliability of the units to continue to improve during 2000 as these improvement efforts progress. During 2000, Wisconsin Electric currently anticipates that nuclear non-fuel operating and maintenance expenses will decline from 1999 levels. Additional unplanned shutdowns or power reductions of Point Beach Units 1 or 2 may be necessary as Wisconsin Electric continues to perform reviews of facility design and to implement other improvement initiatives

For information concerning Wisconsin Electric's deferral of approximately $18 million of nuclear non-fuel operating and maintenance costs during 1997, see "Note E - Nuclear Operations" in the Notes to Financial Statements.

During scheduled refueling and maintenance outages of Point Beach Units 1 and 2 in 1998 and 1999, respectively, Wisconsin Electric initiated extended fuel cycles that allow for operation of the units for periods longer than the historical practice of refueling each unit annually.

Wisconsin Electric is currently forming an operating license renewal team which is expected to complete a technical and economic evaluation of license renewal by mid-2002. Based upon the results of this evaluation and subject to approval by executive management and by the boards of directors of Wisconsin Electric and Wisconsin Energy in the second half of 2002, Wisconsin Electric currently anticipates seeking appropriate regulatory approvals, including submittal of an application to the Nuclear Regulatory Commission, in 2003 for an extension of the operating licenses for Point Beach Nuclear Plant for a period of up to 20 years.

NUCLEAR MANAGEMENT COMPANY:   In February 1999, WEC Nuclear Corporation, a
subsidiary of Wisconsin Energy, Northern States Power Company and WPS Nuclear Corporation, a subsidiary of WPS Resources Corporation, announced the formation of the Nuclear Management Company, LLC. In November 1999, an affiliate of Alliant Energy Resources also became a member of the Nuclear Management Company. The four participants or their affiliates operate a total of seven nuclear generating units at five sites in the states of Wisconsin, Minnesota and Iowa with a total combined generating capacity exceeding 3,600 megawatts. Each utility will continue to own its respective nuclear units, maintain exclusive rights to the energy generated, and retain financial responsibility for safe operation, maintenance and decommissioning.

The primary goals of the Nuclear Management Company are to identify and achieve enhanced reliability and continued safe operation of the seven nuclear generating units as well as to provide enhanced nuclear plant support and operating services. The Nuclear Management Company will provide services to Wisconsin Electric's Point Beach Nuclear Plant and, upon transfer of operating authority under the operating licenses, will also be responsible for the day-to-day operation of Point Beach.

During the fourth quarter of 1999, all participants in the Nuclear Management Company, including Wisconsin Electric, filed applications with the Nuclear Regulatory Commission to transfer applicable nuclear generating unit operating authority under their operating licenses to the Nuclear Management Company. Wisconsin Electric currently anticipates a decision by the Nuclear Regulatory Commission on transfer of operating authority in the Spring of 2000. Also during the fourth quarter of 1999, Wisconsin Electric submitted an affiliated interest application with the Public Service Commission of Wisconsin for approval of its nuclear power plant operating services agreement with the Nuclear Management Company. WPS Resources Corporation and Northern States Power Company also filed similar applications with their respective state regulatory commissions. Assuming approval by all required regulatory authorities, Wisconsin Electric currently expects the Nuclear Management Company to assume operating responsibility for Point Beach with the transfer of operating authority under the operating licenses in mid-2000.

SPENT FUEL STORAGE AND DISPOSAL:   During 1995, Wisconsin Electric completed
construction of an Independent Spent Fuel Storage Installation for the temporary dry storage of spent nuclear fuel at Point Beach. The Public Service Commission of Wisconsin has authorized Wisconsin Electric to load up to twelve casks containing a total of 288 fuel assemblies with spent fuel and transfer the casks to the Independent Spent Fuel Storage Installation. To date, eight VSC-24 casks, designed by Sierra Nuclear Corporation and containing a total of 192 spent fuel assemblies, have been loaded and moved. Wisconsin Electric currently plans to load the four remaining authorized casks in 2000.

To maintain flexibility associated with the continued temporary dry storage of spent fuel at Point Beach, Wisconsin Electric is in the process of procuring three alternative model TN-32 casks, designed by Transnuclear Corp., which should be available by mid-2000. TN-32 dry storage casks have been previously approved by the Nuclear Regulatory Commission for specific use at other nuclear generating facilities in the United States, and Wisconsin Electric anticipates that the Nuclear Regulatory Commission will certify use of TN-32 casks for use at Point Beach in April 2000. In August 1998, the Public Service Commission of Wisconsin issued an order approving the substitution of up to six TN-32 casks for VSC-24 casks at Point Beach in the event that this becomes necessary.

Wisconsin Electric estimates that, with implementation of the extended fuel cycles noted above, with the four remaining casks originally authorized by the Public Service Commission of Wisconsin and with the remaining space in the spent fuel pool, it has sufficient temporary spent fuel storage capacity to continue operating Point Beach until the Spring of 2005. Wisconsin Electric currently plans to apply to the Public Service Commission of Wisconsin in 2000 for authority to load additional casks beyond the twelve that are currently authorized.

Temporary spent fuel storage alternatives at Point Beach Nuclear Plant are necessary until the United States Department of Energy takes ownership of and permanently removes the spent fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 (the "Waste Act"). Effective January 31, 1998, the Department of Energy has failed to meet its contractual obligation to begin removing spent fuel from Point Beach, a responsibility for which Wisconsin Electric has paid a total of $163 million as of December 31, 1999. The Department of Energy has indicated that it does not expect a permanent spent fuel repository to be available any earlier than 2010. At this time, Wisconsin Electric is unable to predict when the Department of Energy will actually begin accepting spent nuclear fuel.

On August 24, 1999, Wisconsin Electric filed a petition for review and for writ of mandamus in the United States Court of Appeals for the District of Columbia Circuit seeking both monetary and non-monetary relief under its Standard Contract with the Department of Energy as a result of the Department of Energy's failure to comply with its unconditional obligation under the Waste Act to dispose of the spent nuclear fuel at Point Beach Nuclear Plant. Wisconsin Electric requested a contract modification requiring the Department of Energy to provide storage casks for the spent fuel, to take title of the spent fuel when it is placed in dry storage at Point Beach and to reimburse Wisconsin Electric for costs incurred as a result of the Department of Energy's failure to comply with its obligations. On October 12, 1999, the government filed a motion to dismiss Wisconsin Electric's petition for review on grounds of failure to exhaust administrative remedies and lack of jurisdiction. On October 25, 1999, Wisconsin Electric filed a response to the government's motion, asking the Appeals Court to deny the motion. On November 24, 1999, the Court ordered that the motion to dismiss be referred to a merits panel and directed the parties to submit briefs on the merits with oral argument scheduled for May 18, 2000.

During 1997 and again in 1998, the United States Senate and the United States House of Representatives each passed versions of the Nuclear Waste Policy Acts of 1997 and 1998, respectively. The legislation would have required the Department of Energy to establish a temporary spent fuel repository in the state of Nevada until a permanent repository is available and to begin taking ownership from utilities and removing spent fuel as required by the Waste Act. Differences between Senate and House versions of the bill were not reconciled in 1997 nor in 1998. During 1999, neither house of congress passed similar legislation that had been introduced. The Senate and House passed a modified version of temporary nuclear waste disposal legislation in February and March 2000, respectively. President Clinton has threatened to veto any legislation which mandates a temporary spent fuel repository in Nevada.


LEGAL MATTERS

GIDDINGS & LEWIS INC./CITY OF WEST ALLIS LAWSUIT:   In July 1999, a jury decided
against Wisconsin Electric and awarded the plaintiffs $4.5 million as actual damages and $100 million in punitive damages in a lawsuit alleging that Wisconsin Electric had placed contaminated wastes at two sites in the City of West Allis, Wisconsin. Wisconsin Electric is preparing to file an appeal of the case. In December 1999, in order to stop the post-judgment accrual of interest at 12% per annum during the pendency of the appeal, Wisconsin Electric tendered a contested liability payment of $110 million, appearing as part of Deferred Charges and Other Assets - Other on the Balance Sheet, to the Milwaukee County Clerk of Circuit Court representing the amount of the verdict and accrued interest. In further post-trial proceedings, the plaintiffs filed a motion for sanctions based upon representations made by Wisconsin Electric during trial. The hearing on this matter occurred in February 2000. The matter was briefed by the parties and oral argument is scheduled in April 2000. In the opinion of management, based in part on the advice of legal counsel, the jury verdict was not supported by the evidence or the law and the unprecedented award of punitive damages of this magnitude was unwarranted and should therefore be reversed or substantially reduced on appeal. As such, Wisconsin Electric has not established a reserve for potential damages from this suit. For further information, see "Note L - Commitments and Contingencies" in Wisconsin Energy's Notes to Financial Statements.

WISCONSIN INTERNATIONAL ELECTRIC POWER LITIGATION:   During the fourth quarter
of 1999, Wisconsin Electric and Wisconsin International Electric Power, Ltd. reached settlement of litigation brought by Wisconsin International Electric Power against Wisconsin Electric claiming that Wisconsin Electric had breached contractual duties allegedly owed to the plaintiff relating to development of an electric generating plant at Subic Bay in the Philippines. While Wisconsin Electric does not believe that it breached any contractual duties allegedly owed to the plaintiff, Wisconsin Electric paid Wisconsin International Electric Power, Ltd. $18 million ($10.8 million, or $0.09 per share for Wisconsin Energy, after tax) in November 1999 to settle the case, and the plaintiff's claims were dismissed with prejudice. For further information, see "Note L - Commitments and Contingencies" in Wisconsin Energy's Notes to Financial Statements.


ELECTRIC SYSTEM RELIABILITY MATTERS

In spite of several episodes of hot and humid weather during the summer of 1999, Wisconsin Electric had adequate capacity to meet all of its firm electric load obligations. Public appeals for conservation were not required, and the need to interrupt or curtail service to non-firm customers who participate in load management programs in exchange for discounted rates was greatly reduced from recent years. All of Wisconsin Electric's generating plants were available and in operation during the hottest periods in late July 1999, and all power purchase commitments under firm contract were received.

Wisconsin Electric expects to have adequate capacity to meet all of its firm load obligations during 2000. However, the Company anticipates that the regional electric energy supply will remain tight during 2000. As a result of this, or of extremely hot weather along with unexpected equipment unavailability, Wisconsin Electric could be required to call upon load management procedures during 2000, as it has in past years.

Wisconsin Electric is proceeding with several long-term measures to enhance the reliability of its own system and that of the midwestern region as discussed below.


Electric Generation Initiatives

300-MEGAWATT CONTRACT WITH SOUTHERN ENERGY:   In August 1998, Wisconsin Electric
signed an agreement with Atlanta-based Southern Energy, Inc. to purchase for eight years the electric output from a 300-megawatt natural gas-fired peaking power plant that Southern Energy is currently constructing in Neenah, Wisconsin. The facility is scheduled for commercial operation by June 2000.

As a result of the existing regulatory environment in the state of Wisconsin, Wisconsin Electric currently expects to utilize purchase power commitments similar to the agreement with Southern Energy to meet its electric demand load growth where appropriate.

GERMANTOWN GENERATION PROJECTS:   Based upon updated load growth projections,
Wisconsin Electric determined that it needed additional generating capacity by the summer of 2000. As a result, Wisconsin Electric is currently installing a new 85-megawatt combustion turbine at its Germantown Power Plant that is expected to be in service by June 2000. In addition, Wisconsin Electric is installing inlet cooling facilities on the four existing combustion turbine units at the Germantown Power Plant as well as on the new unit. Installation of the inlet cooling facilities, which counteract the reduction in generating capacity due to hot summer weather, is expected to be completed by mid-summer of 2000. A net increase in summer capacity of approximately 59 megawatts will be available as a result of the inlet cooling facilities that are being installed. Natural gas burning facilities are also being added at the Germantown Power Plant to provide dual fuel capability for the new as well as the existing units. As part of the dual fuel project, dry low-nitrogen oxide burners are being installed on the existing units to reduce air emissions. The dual fuel project is expected to be completed in 2003.

NEW RENEWABLE ELECTRIC ENERGY:   In September 1999, Wisconsin Electric signed an
agreement to purchase 25.2 megawatts of capacity from a 29.7-megawatt wind farm that FPL Energy Wisconsin Wind LLC plans to construct and operate near Allenton, Wisconsin. Siting for the wind farm is pending. In October 1999, Wisconsin Electric signed an agreement to purchase 7.7 megawatts of new landfill gas-fueled generation capacity installed at several Waste Management, Inc. landfills. All landfill gas facilities are expected to be on-line prior to the end of 2000. The total 32.9 megawatts of renewable capacity will be used to meet Wisconsin Electric's 27 megawatt share of a renewable energy mandate included in 1997 Wisconsin Act 204 and support Wisconsin Electric's "energy for tomorrow" renewable energy program.

In June 1999, Wisconsin Electric placed in service two 660 kilowatt Vestas V47 wind turbines. The wind turbines are located in southern Fond du Lac County in the Town of Byron, Wisconsin. The electricity generated from this project is being sold to "energy for tomorrow" customers.


Electric Transmission Initiatives

WISCONSIN ELECTRIC PROJECTS:   Wisconsin Electric recently completed or is
currently involved in multiple projects designed to increase electric import capability into eastern Wisconsin and to improve electric system reliability for its customers. In June 1999, Wisconsin Electric completed the Northern Interface Project which allows for an additional 80 megawatts of generating capacity in the Upper Peninsula of Michigan to be available to Wisconsin Electric's transmission system in the state of Wisconsin. Also in June 1999, Wisconsin Electric completed the Southern Interface Project which was the first of several projects being undertaken to improve system reliability in southeast Wisconsin and the metropolitan Milwaukee area as well as to eliminate constraints on the Wisconsin Electric system for future increased electric transfer capability between northern Illinois and southern Wisconsin. In September 1999, the Public Service Commission of Wisconsin authorized Wisconsin Electric to proceed with the Oak Creek-Arcadian Transmission Upgrade Project, intended to also improve system reliability in southeast Wisconsin. In December 1999, Wisconsin Electric filed an application with the Public Service Commission of Wisconsin to upgrade transmission system facilities in downtown Milwaukee as well as facilities serving the northern metropolitan Milwaukee area.

WISCONSIN RELIABILITY ASSESSMENT ORGANIZATION:   The Wisconsin Reliability
Assessment Organization was formed in early 1998 to coordinate activities relating to generation and transmission reliability issues in the state of Wisconsin. Wisconsin Electric is an active participant in the Wisconsin Reliability Assessment

Organization, whose members include all of the state's other investor owned utilities, staff from the Public Service Commission of Wisconsin, several municipal utilities and cooperatives, and utilities from surrounding states.

In June 1999, the Wisconsin Reliability Assessment Organization issued a report to the Public Service Commission of Wisconsin describing a recently completed comprehensive study of transmission system reinforcement plans and the abilities of those plans to achieve numerous technical, environmental and policy criteria. Based upon the report, the Wisconsin Reliability Assessment Organization recommended construction of a new 345 kilovolt transmission line between Duluth, Minnesota and Wausau, Wisconsin. Wisconsin Public Service Corporation and Minnesota Power Company, two unaffiliated investor owned utilities, have applied to regulatory commissions in Wisconsin and Minnesota for authority to construct this facility. Several groups are opposing the project and have indicated their intent to intervene in proceedings before the Public Service Commission of Wisconsin.

In addition to substantial generation system expansion throughout the state of Wisconsin, the Wisconsin Reliability Assessment Organization's recommendations assume that numerous other transmission system enhancement projects will be completed including Wisconsin Electric's Oak Creek-Arcadian Transmission Upgrade Project noted above and construction of a 230 kilovolt transmission line from Chicago County, Minnesota to Amery, Wisconsin. Northern States Power Company, an unaffiliated investor owned utility, and Dairyland Power Cooperative, an unaffiliated electric cooperative, have applied for necessary certification for the Chicago / Amery project.

MIDWEST ISO: Wisconsin Electric is currently participating in the formation of a regional independent electric transmission system operator to promote reliability in the Midwest (the "Midwest ISO"). In June 1999, the Public Service Commission of Wisconsin granted Wisconsin Electric authority to transfer control of its electric transmission system to the Midwest ISO. The Midwest ISO installed its independent board of directors and hired its executive management team during 1999 and plans to begin operation in 2001. Once established, the American Transmission Company, LLC described below under "Industry Restructuring and Competition" will become a member of the Midwest ISO.


INDUSTRY RESTRUCTURING AND COMPETITION

Driven by a combination of market forces, regulatory and legislative initiatives and technological changes, the electric industry continues a trend towards restructuring and increased competition. The state of Illinois has passed legislation that introduced retail electric choice for large customers in 1999 and introduces choice for all customers by May 2002. For information concerning restructuring in the state of Michigan, see "Electric Utility Industry Restructuring In Michigan" below. Congress continues to evaluate restructuring proposals at the federal level. The Company cannot predict the ultimate timing or impact of a restructured electric industry. Among others, the following electric industry restructuring initiatives are underway in regulatory jurisdictions where the Company currently does business.


State of Wisconsin

ELECTRIC UTILITY INDUSTRY INVESTIGATION IN WISCONSIN:   The Public Service
Commission of Wisconsin is currently focusing on electric infrastructure issues for the state of Wisconsin such as:

     . Improvements to existing and addition of new electric transmission lines in the state,

     . Addition of new generating capacity in the state,

     . Modifications to the regulatory process to facilitate development of merchant generating plants,

     . Development of a regional independent electric transmission system operator, and

     . Formation of a statewide transmission company.

The Public Service Commission of Wisconsin continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

TRANSMISSION COMPANY:   Wisconsin Electric has agreed to join the American
Transmission Company, LLC by contributing its transmission assets in exchange for an equity interest in the new company. As a result, Wisconsin Energy will receive partial relief from statutory limits on its non-utility assets (the non-utility asset cap) as authorized by 1999 Wisconsin Act 9. For additional information, see "Rates and Regulatory Matters" below. Joining the American Transmission Company is consistent with the Federal Energy Regulatory Commission's Order No. 2000, designed to foster competition, efficiency and reliability in the electric industry.

The American Transmission Company will be owned and governed in accordance with 1999 Wisconsin Act 9 by utilities that contribute facilities or capital. Governance of the company will also include outside directors not associated with the energy business. Stock of the American Transmission Company eventually may be offered for public ownership.

The American Transmission Company's sole business will be to provide reliable, economic transmission service to all customers in a fair and equitable manner. Specifically, the American Transmission Company will plan, construct, operate, maintain and expand transmission facilities it will own to provide for adequate and reliable transmission of power. It will provide comparable service to all customers, including Wisconsin Electric, and it will support effective competition in energy markets without favoring any market participant.
Formation of the company will require federal and state regulatory approvals. The American Transmission Company will be regulated by the Federal Energy Regulatory Commission for all rate terms and conditions of service. The company will be a transmission-owning member of the Midwest ISO as discussed in further detail above under "Electric System Reliability Matters."

Wisconsin Electric outlined its proposed classification of transmission assets in a February 2000 filing with the Public Service Commission of Wisconsin. A ruling in that proceeding is expected in June 2000. Shortly thereafter, Wisconsin Electric plans to file with both the Public Service Commission of Wisconsin and the Federal Energy Regulatory Commission for permission to transfer assets to the new company. Wisconsin Electric estimates that it will transfer approximately $200 million in transmission utility assets at net book value when the American Transmission Company becomes operational in late 2000.

Wisconsin Electric's transmission assets have traditionally contributed an estimated 3% of Wisconsin Electric's total electric utility operating revenues. While it is expected that Wisconsin Energy will receive earnings distributions from the American Transmission Company in proportion to its ownership share, the overall impact of the transaction on Wisconsin Energy earnings is not yet known.

AFFILIATE INTEREST POLICIES DOCKET:   From late 1998 through early 2000, the
Public Service Commission of Wisconsin has reviewed the policies on standards of conduct governing diversification of activities that can be performed within the utility and utility affiliates. On February 17, 2000, the Public Service Commission voted to continue to support the full allocation method which allows utilities to continue to provide and sell products and services other than core utility products as long as the costs are fully allocated and not subsidized by ratepayers. During these proceedings, Wisconsin Electric has taken the position that state policy should protect competition, not individual competitors, and that customers should have the choice to use either Wisconsin Electric or another vendor for these products and services. The Public Service Commission of Wisconsin still intends to look at a streamlined process for reviewing complaints on a case-by-case basis and then is expected to issue an order on this matter and close the docket.

PUBLIC BENEFITS:   On October 27, 1999, the Wisconsin State legislature passed public benefits legislation as part of the 1999-2001 biennial state budget, 1999 Wisconsin Act 9, which also included amendments to the non-utility asset cap provisions of Wisconsin's public utility holding company law. The law creates new funding of $44 million to be collected by utilities and remitted to the Wisconsin Department of Administration. The law also requires utilities to continue to collect the funds at existing levels for low-income, conservation and environmental research and development programs and to begin transferring the funds for these programs to the Department of Administration within a three-year transition period. The utilities' traditional role of providing these programs will be shifted to the Department of Administration, which will administer the funds for a statewide public benefits program. The new law also requires utilities to provide a specified proportion of its retail energy sales in programs such as Wisconsin Electric's "energy for tomorrow" renewable energy program. For additional information concerning the non-utility asset cap, see "Rates and Regulatory Matters" below.


State of Michigan

ELECTRIC UTILITY INDUSTRY RESTRUCTURING IN MICHIGAN: In June 1999, in response to earlier actions by the Michigan Public Service Commission to implement retail access for all retail customers of regulated utilities and co-ops in the state of Michigan beginning January 1, 2002, the Michigan Supreme Court ruled that the Michigan Public Service Commission did not have authority to mandate direct access plans.

On September 1, 1999, Michigan's two largest utilities, Detroit Edison and Consumers Energy Company, filed an agreement to voluntarily implement a phase-in of direct access beginning in late 1999 followed by full access on January 1 , 2002. In October 1999, the Michigan Public Service Commission's authority to implement access on a voluntary basis was challenged in the courts. The Michigan Public Service Commission is expected to continue to support its authority to implement voluntary open access programs. Meanwhile, the phase-in programs have begun for Detroit Edison and Consumers Energy Company.

In January 2000, a bill was introduced in the Michigan Senate providing for a phase-in of direct access with full access on January 1, 2002. The bill addresses market power concerns and remedies and contains modifications for smaller utilities and co-ops. Wisconsin Electric believes that passage of the bill as introduced is unlikely. However, a modified bill could be enacted by late 2000.

During 1999, 6.8% of Wisconsin Energy's and 5.3% of Wisconsin Electric's total utility operating revenues were under the jurisdiction of the Michigan Public Service Commission.


Wholesale Competition

Wholesale sales of electric energy accounted for 7%, 6% and 5% of Wisconsin Electric's total electric operating revenues in 1999, 1998 and 1997, respectively. Wisconsin Electric attributes the increase in the past year to additional sales for resale.


RATES AND REGULATORY MATTERS

The table below summarizes the anticipated annualized revenue impact of recent rate changes authorized by regulatory commissions for Wisconsin Electric's electric, natural gas and steam utilities based upon the sales projections utilized by those commissions in setting rates. Edison Sault implemented a temporary price cap in 1995. The Public Service Commission of Wisconsin regulates retail electric, steam and natural gas rates in the state of Wisconsin, while the Federal Energy Regulatory Commission regulates wholesale power, electric transmission and gas transportation service rates. The Michigan Public Service Commission regulates retail electric rates in the state of Michigan.

                                                                Revenue              Percent
                                                                Increase             Change
Service                                                        (Decrease)   in Rates   Effective Date
-------                                                        ---------    --------   --------------
                                                               (Millions)              (%)
Retail electric, WI (a)                                           $ 25.2        1.7%   (a)
Retail gas (a)                                                      11.6        3.3%   (a)
Fuel electric, WI                                                   (7.8)      (0.5%)        05/01/99
Retail electric, MI                                                  2.1        6.0%         04/13/99
Retail electric, WI (b)                                            160.2       12.7%         05/01/98
Retail gas (b)                                                      18.5        5.4%         05/01/98
Steam heating (b)                                                    1.2        9.3%         05/01/98
Retail electric, WI (b)                                            134.9       10.7%         01/01/98
Retail gas (b)                                                      18.5        5.5%         01/01/98
Steam heating (b)                                                    0.8        6.3%         01/01/98
Fuel electric, WI (c)                                               11.9        1.0%         01/01/98
Fuel electric, WI (d)                                               15.3        1.2%         05/23/97
Retail electric, WI                                                 (7.4)      (0.6%)        02/18/97
Retail gas                                                          (6.4)      (2.0%)        02/18/97
Steam heating                                                        0.1        0.5%         02/18/97

(a) Interim increase approved by the Public Service Commission of Wisconsin on March 23, 2000. The interim increase will become effective upon the issuance of a written order subject to any conditions imposed in the order. A final order is expected in June 2000.

(b) The January 1, 1998 order was an interim order that was effective until the May 1, 1998 final order was received from the Public Service Commission of Wisconsin. The final May 1, 1998 order superseded the January 1, 1998 interim order.

(c) A final order from the Public Service Commission of Wisconsin, dated December 23, 1997, authorized a total increase in fuel revenue of $27.2 million less the amount of $15.3 million previously collected through an interim order during 1997. See footnote (d). The remaining $11.9 million under the final order was authorized during the period January 1, 1997 through April 30, 1998.

(d) An interim order from the Public Service Commission of Wisconsin, issued May 23, 1997 was in effect through December 31, 1997 and resulted in a $15.3 million increase in revenue from Wisconsin retail customers.

The Public Service Commission of Wisconsin requires that rate cases be conducted once every two years. During 1999, Wisconsin Electric filed test year data for the 2000/2001 biennial period. The next test year filing with the Public Service Commission of Wisconsin under the current biennial cycle is scheduled to be in 2001 for the 2002/2003 biennial period. However, as described in further detail in "Note B - Mergers & Acquisitions" in Wisconsin Energy's Notes to Financial Statements, the Public Service Commission of Wisconsin ordered, as a condition of its approval of Wisconsin Energy's pending merger with WICOR, a qualified five-year rate freeze following completion of Wisconsin Electric's current pricing request for 2000/2001. A review of recent rate and regulatory actions follows.

2000/2001 TEST YEARS:   On September 17, 1999, Wisconsin Electric submitted an
application with the Public Service Commission of Wisconsin requesting incremental price relief for specific capital investments for electric and gas system reliability and safety and for a one-time accounting adjustment. The application further recommended the adoption of performance-based measures and incentives. In its application, Wisconsin Electric proposed a two-step price increase. The first requested increase, to be effective January 1, 2000, totaled $46 million (3.1%) for electric operations and $8 million (2.3%) for gas operations. The second requested price increase, to be effective January 1, 2001, totaled $29 million (2.0%) for electric operations.

On December 23, 1999, Wisconsin Electric requested that interim price relief be granted by the Public Service Commission of Wisconsin, subject to refund, as soon as possible because it anticipated that a final order on its price request would not be issued until June 2000. On an interim basis, Wisconsin Electric requested a 3.1% increase on electric prices and a 2.3% increase on gas prices. Wisconsin Electric withdrew its request to be allowed to implement performance-based prices because some elements of the proposed performance-based price plan are not compatible with the Public Service Commission of Wisconsin's approval of the WICOR merger. Hearings on Wisconsin Electric's request for interim price relief were held on February 9, 2000. On March 23, 2000, the Public Service Commission of Wisconsin approved Wisconsin Electric's request for interim price increases, authorizing a $25.2 million (1.7%) increase for electric operations and an $11.6 million (3.3%) increase for gas operations. The interim increase will become effective upon the issuance of a written interim order subject to any conditions imposed in the order.

1998/1999 TEST YEARS:   On December 23, 1997, the Public Service Commission of
Wisconsin issued an order authorizing Wisconsin Electric to implement interim Wisconsin retail rate increases effective January 1, 1998 in the amount of $154 million on an annualized basis, including $135 million for electric operations, $19 million for gas operations and $1 million for steam operations. The Public Service Commission of Wisconsin authorized permanent annualized retail base rate increases in the state of Wisconsin effective May 1, 1998 of $160 million for electric operations, $19 million for gas operations and $1 million for steam operations. The permanent rate increases, which replaced the interim rate increases, were based upon an authorized regulatory return on common equity of 12.2%.

In November 1998, Wisconsin Electric filed testimony and exhibits with the Michigan Public Service Commission showing a $3.8 million annual revenue deficiency for its electric utility operations in the state of Michigan. On April 12, 1999, the Michigan Public Service Commission issued an order authorizing Wisconsin Electric to implement retail electric rate increases effective April 13, 1999 in the amount of $2.1 million on an annualized basis. The increase was based upon an authorized regulatory return on common equity of 11.0%.

1997 TEST YEAR:   In an order dated February 13, 1997, the Public Service
Commission of Wisconsin directed Wisconsin Electric to implement rate decreases for retail electric and gas customers in the state of Wisconsin of $7 million and $6 million, respectively, on an annualized basis, and a steam rate increase of $0.1 million on an annualized basis. The order was effective February 18, 1997 and was based upon a regulatory return on common equity of 11.8%. The Public Service Commission of Wisconsin had determined that it required a special full review of Wisconsin Electric's rates for the 1997 test year in connection with consideration of the application for approval of the proposed merger of Wisconsin Energy and Northern States Power Company discussed above under "Mergers."

EDISON SAULT PRICE CAP:   On August 22, 1995, Edison Sault filed an application
with the Michigan Public Service Commission for authority to implement price cap regulation for its electric customers in the state of Michigan. In the application, Edison Sault proposed that its base rates be capped at existing levels, that its existing Power Supply Cost Recovery factor be rolled into base rates and that its existing Power Supply Cost Recovery Clause be suspended. On September 21, 1995, the Michigan Public Service Commission approved Edison Sault's application subject to the modification that Edison Sault give thirty days notice rather than two weeks notice for rate decreases. Edison Sault will file an application with the Michigan Public Service Commission by October 1, 2000 to address the experience under the price cap mechanism. The order authorizing Edison Sault's price cap represents a temporary experimental regulatory mechanism and allows Edison Sault to file an application seeking an increase in rates under extraordinary circumstances.

FUEL COST ADJUSTMENT PROCEDURE:   Effective in 1998 under the Public Service
Commission of Wisconsin's retail electric fuel cost adjustment procedure in the state of Wisconsin, retail electric rates may be adjusted, on a prospective basis, if cumulative fuel and purchased power costs, when compared to the costs projected in the retail electric rate proceeding, deviate from a prescribed range and are expected to continue to be above or below the authorized annual range of 2%.

As part of the Public Service Commission of Wisconsin's 1998 Rate Order, Wisconsin Electric was required to file by October 1, 1998 its forecast of electric fuel costs for the 1999 calendar year. Wisconsin Electric filed the forecast indicating no change in fuel costs compared to 1998. Following subsequent discussions, the Public Service Commission of Wisconsin issued an order effective May 1, 1999 authorizing Wisconsin Electric to implement a retail revenue fuel credit of $.00033 per kilowatt-hour or approximately $7.8 million on an annualized basis.

During 1997, extended outages at Point Beach, an extended maintenance outage at Oak Creek Power Plant that was concluded in June 1997, delayed commercial operation of a cogeneration facility owned by an independent power producer with whom Wisconsin Electric had entered into a long-term power purchase contract, and higher than projected purchased power costs per megawatt-hour due to regional electric energy supply constraints resulted in increased fuel and purchased power costs at Wisconsin Electric. Wisconsin Electric estimates that such costs were approximately $116 million higher than those included in 1997 base electric rates in all jurisdictions.

Effective May 24, 1997, the Public Service Commission of Wisconsin approved a $0.00109 per kilowatt-hour fuel surcharge for the 1997-1998 biennial period based upon an estimated $50 million increase in fuel and purchased power costs allocated to the Wisconsin jurisdiction during this biennial period. However, this interim surcharge was superceded by a final December 23, 1997 Public Service Commission of Wisconsin order. During 1997, Wisconsin Electric collected $15.3 million through the interim surcharge.

On December 23, 1997, the Public Service Commission of Wisconsin issued a combined final order on two 1997 Wisconsin Electric filings under Wisconsin's fuel cost adjustment procedure, authorizing Wisconsin Electric to recover $11.9 million of additional 1997 fuel and purchased power costs from Wisconsin retail electric customers during the 1997-1998 biennial period. This temporary fuel surcharge ended as of May 1, 1998. Wisconsin Electric estimates that of $116 million of total excess fuel and purchased power costs incurred during 1997, it recovered a total of $27.2 million as a result of the interim May 1997 and final December 1997 orders, leaving $89 million unrecovered.

In December 1995, the Michigan Public Service Commission approved the suspension of the Power Supply Cost Recovery Clause (fuel adjustment procedure) for a five-year period for Michigan retail electric customers.

NUCLEAR OPERATION AND MAINTENANCE COST DEFERRAL:   See "Note E - Nuclear
Operations" in the Notes to Financial Statements for information regarding authority granted to Wisconsin Electric by the Public Service Commission of Wisconsin to defer certain non-fuel nuclear operation and maintenance costs incurred during 1997.

PURCHASED GAS ADJUSTMENT MECHANISM:   Purchased gas adjustment mechanisms have
been evaluated as part of an ongoing generic investigation by the Public Service Commission of Wisconsin into the natural gas industry in the state of Wisconsin. On July 1, 1997, Wisconsin Electric filed a modified dollar for dollar gas cost recovery mechanism in accordance with a November 1996 order from the Public Service Commission of Wisconsin. This filing, which was updated on June 30, 1998, was approved on March 23, 1999 and implemented July 1, 1999. The new gas cost recovery mechanism includes after the fact prudence reviews by the Public Service Commission of

Wisconsin. Wisconsin Electric does not expect that the major portion of gas costs that are currently passed through to customers will be subject to price risk under the new gas cost recovery mechanism.

Prior to July 1, 1999, differences between the test year estimate and the actual cost of purchased gas were accounted for and passed through to customers on a dollar for dollar basis through a purchased gas adjustment clause.

NON-UTILITY ASSET CAP:   On October 27, 1999, the Governor of the state of
Wisconsin signed Wisconsin's 1999-2001 biennial state budget, 1999 Wisconsin Act 9, which included amendments to Wisconsin's public utility holding company law. As a result, Wisconsin Energy remains subject to certain restrictions which have the potential of limiting diversification into non-utility activities. Under the amended public utility holding company law, the sum of certain assets of all non-utility affiliates in a holding company system may not exceed 25% of the assets of all public utility affiliates. However, among other exemptions, the amended law exempts energy-related assets and assets used for providing environmental engineering services and for processing waste materials from being counted against the asset cap provided that they are employed in qualifying businesses. In addition, the amended law exempts the provision of metering services and manufacturing, distributing or selling products for filtration, pumping water or other fluids, processing or heating water, handling fluids or other related activities.

As described in further detail above under "Industry Restructuring and Competition," a voluntary state electric transmission company, the American Transmission Company, LLC is being created as part of the amendment to Wisconsin's public utility holding company law. For a public utility holding company system to qualify for the amended non-utility asset cap rules, all of its public utility affiliates are required to irrevocably transfer their electric transmission facilities and rights of way in the state of Wisconsin to the American Transmission Company in exchange for an ownership interest in the American Transmission Company. Wisconsin Electric is currently working with other electric transmission system owners in the state of Wisconsin to transfer its electric transmission assets when the American Transmission Company becomes operational in late 2000.

Other amendments to the non-utility asset cap provisions of the public utility holding company law require public utility affiliates of a public utility holding company, such as Wisconsin Electric, to commit to certain spending levels for low-income residents and for conservation programs and to meet certain renewable energy source targets as a percent of total retail energy sales between 2000 and 2010. For further information, see "Industry Restructuring and Competition" above. In addition, non-supervisory employees must be retained for a 30 month period at the same wage and with similar benefits in the event of any energy business acquisition.


ENVIRONMENTAL MATTERS

NATIONAL AMBIENT AIR QUALITY STANDARDS:   In July 1997, the United States
Environmental Protection Agency revised the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are not yet defined and despite legal challenges to these standards that will impact compliance requirements and timing, Wisconsin Electric believes that the revised standards will likely require significant reductions in sulfur dioxide ("SO\\2\\") and nitrogen oxide ("NO\\x\\") emissions from coal-fired generating facilities. Wisconsin Electric expects that reductions needed to achieve compliance with the ozone attainment standards will be implemented in stages from 2003 through 2012, beginning with the ozone transport reductions described below. Reductions associated with the new particulate matter standards will likely be implemented in stages after the year 2010 and extending to the year 2017. Beyond the cost estimates identified below, Wisconsin Electric is currently unable to estimate the impact of the revised air quality standards on its future liquidity, financial condition or results of operation.

OZONE NON-ATTAINMENT RULEMAKING:   In October 1998, the Environmental Protection
Agency promulgated ozone transport rules to address transport of NO\\x\\ and ozone into ozone non-attainment areas in the eastern half of the United States. The rules would have required electric utilities in 22 eastern states and the District of Columbia, including the state of Wisconsin, to significantly reduce NO\\x\\ emissions by May 1, 2003. Affected states were required to submit their respective state implementation plans to the Environmental Protection Agency by September 1999. This submittal date was stayed pending the outcome of legal challenges against the rule. A court decision on these challenges was issued on March 3, 2000 excluding the state of Wisconsin but continuing to include Michigan as one of 19 states in a region east of the Mississippi River that would remain subject to the October 1998 rules. Further appeals are likely.

Independent of any court decisions, Wisconsin and the other states in the Lake Michigan region are proceeding with rulemakings by December 2000 that will require utilities, including Wisconsin Electric, to reduce NO\\x \\emissions as part of separate existing 1-hour ozone attainment demonstration rules required by the Environmental Protection Agency for the Lake Michigan region's severe non-attainment areas.

Wisconsin Electric is working with a variety of state and regional stakeholders to provide input to the plan under development by the states of Wisconsin and Michigan. Wisconsin Electric is evaluating various NO\\x\\ control techniques under various regulatory scenarios to develop a least cost compliance plan and currently expects to incur total capital costs of $150 million to $200 million and annual operation and maintenance costs of $2 million to $10 million during the period 2000 through 2004 to comply with such a plan. Wisconsin Electric believes that compliance with the NO\\x\\ emission reductions as a result of the Environmental Protection Agency's non-attainment rules will likely mitigate costs to comply with the Environmental Protection Agency's July 1997 revisions to the ozone National Ambient Air Quality Standards discussed above.

In January 2000, the Public Service Commission of Wisconsin approved Wisconsin Electric's comprehensive plan to meet the Environmental Protection Agency regulations, permitting recovery in rates of NO\\x\\ emission reduction costs over an accelerated 10-year recovery period and requiring that these costs be separately itemized on customer bills.

NON-UTILITY AIR QUALITY MATTERS:   As a result of the Environmental Protection
Agency's October 1998 ozone transport rules and the regulations adopted by the state of Connecticut to implement such rules, the Company's non-utility energy operations expect to incur capital costs of $7.5 million to $15 million prior to May 2003 at its two fossil-fueled power plants in the state of Connecticut.

In February 2000, legislation was introduced in the state of Connecticut's legislature that would require additional NO\\x \\ and SO\\2\\ emission reductions from the two power plants by 2003. Wisvest-Connecticut, LLC is reviewing several methods to achieve compliance with the proposed legislation in its present form. The Company expects to have the studies completed by the end of 2000. If enacted in its present form, the pending legislation would require Wisvest-Connecticut, LLC to make additional investments and may result in an impairment of the assets. The details of that final legislation, including required expenditures and the nature of any impairment, cannot be known at this time. For additional information concerning the acquisition of the two Connecticut power plants, see "Liquidity and Capital Resources - Investing Activities" below as well as "Note B - Mergers & Acquisitions" in Wisconsin Energy's Notes to Financial Statements.

MANUFACTURED GAS PLANT SITES:   Wisconsin Electric is voluntarily reviewing and
addressing environmental conditions at a number of former manufactured gas plant sites. For further information, see "Note L - Commitments and Contingencies" in Wisconsin Energy's Notes to Financial Statements.

ASH LANDFILL SITES:   Wisconsin Electric aggressively seeks environmentally
acceptable, beneficial uses for its combustion byproducts. However, combustion byproducts have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the environmental operating and maintenance costs of Wisconsin Electric.


OUTLOOK

The following forecasts are forward-looking statements subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: business, competitive and regulatory conditions in the energy industry, in general, and in the Company's service territory; availability of the Company's generating facilities; changes in purchased power costs; and the economy, weather, the restructuring of the electric and gas utility industries and other factors referred to under "Cautionary Factors" below.

ELECTRIC SALES:   Assuming moderate growth in the economy of its service
territory and normal weather, the Company presently anticipates total retail and municipal electric kilowatt-hour sales to grow at a compound annual rate of 2.4% over the five-year period ending December 31, 2004.

GAS DELIVERIES:   Assuming moderate growth in the economy of its service
territory and normal weather, and excluding the effect of the WICOR merger, the Company currently forecasts total therm deliveries of natural gas to grow at a compound annual rate of approximately 1.9% over the five-year period ending December 31, 2004.

EMPLOYEES:   Excluding the WICOR merger, the Company expects to add
approximately 260 full-time equivalent employees during 2000. Of these 260 full-time equivalent employees, approximately 220 are attributable to Wisconsin Electric, primarily in such key areas as distribution operations, customer service and information resources. Approximately half of the new employees at Wisconsin Electric are expected to replace contract labor that has been used during the past couple of years. Approximately 35 full-time equivalent non-utility employees are expected to be added by the Company's non-utility energy operations during 2000. The Company anticipates adding approximately 3,970 full-time equivalent employees when it acquires WICOR.


EFFECTS OF WEATHER

By the nature of its utility business segment, Wisconsin Energy's and Wisconsin Electric's earnings are sensitive to weather variations from period to period. Variations in winter weather affect heating load for both the gas and electric utilities. Variations in summer weather affect cooling load for the electric utilities as well as therm deliveries to gas-fired electric generating customers. The table below summarizes weather as measured by degree days at Mitchell International Airport in Milwaukee, Wisconsin for each of the three years ended December 31. Normal degree days are based upon a twenty year average.

                                                                     % Change           % Change
                                                                         1998               1997
     Degree Days                                        1999   1998  to 1999      1997  to 1998
     -----------                                       ----   ----   -------     ----   -------
Heating (6,912 Normal)                                 6,318  5,848       8.0%   7,101     (17.6%)
Cooling (670 Normal)                                     753    800      (5.9%)    407      96.6%


EFFECTS OF INFLATION

With expectations of low-to-moderate inflation, the Company does not believe the impact of inflation will have a material effect on its future results of operations.


MARKET RISKS

The Company is potentially exposed to market risk due to changes in interest rates, the return on marketable securities and the market price of electricity as well as to changes in fuel costs incurred to generate electricity and in the cost of gas for its gas operations. Exposure to interest rate changes relates to the Company's short and long-term debt as well as its preferred equity obligations, while exposure to fluctuations in the return on marketable securities relates to debt and equity security investments held in various trust funds. Exposure to electricity market price risk relates to forward activities taken to manage the supply of and demand for electric energy, and exposure to fuel and gas cost variations relates to the supply of and demand for coal, uranium, natural gas and fuel oil.

As part of the financing package used to acquire the two fossil-fueled power plants in the state of Connecticut in April 1999, Wisvest-Connecticut, LLC entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts. Other than this interest rate swap, the Company does not utilize derivative financial instruments. The Company is evaluating to what extent it will use derivative financial and commodity instruments in the normal course of their future business.

For additional information concerning risk factors, including market risks, see "Cautionary Factors" below. For additional information concerning the acquisition of the two Connecticut power plants, see "Liquidity and Capital Resources - Investing Activities" below as well as "Note B - Mergers & Acquisitions" in Wisconsin Energy's Notes to Financial Statements.

INTEREST RATE RISK:   The Company, including its affiliates, have various short-
term borrowing arrangements to provide working capital and general corporate funds. The level of borrowings under such arrangements vary from period to period, depending upon, among other factors, capital investments. Future short-term interest expense and payments will reflect both the level of future short-term interest rates and borrowing levels.

The table below provides information about the long-term financial instruments that were held by the Company at December 31, 1999 and that are sensitive to changes in interest rates. For long-term debt, the table presents anticipated principal cash flows by maturity date and the related annualized average interest rate of the maturing long-term debt. The annualized average interest rate on the variable rate long-term debt was estimated based upon a weighted average interest rate at December 31, 1999.

For the interest rate swap, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under contract. Weighted average variable rates are based upon implied forward rates in the yield curve at the reporting date. Fair value of the interest rate swap is the amount that Wisvest-Connecticut, LLC would receive if the outstanding contract were terminated at the reporting date.

                                                       Expected Maturity Date          Fair Value as of
                                                       ----------------------          ----------------
                                          2000    2001         2002    2003     2004   Thereafter   Total       12/31/99
                                          ----    ----         ----    ----     ----   ---------       -----   --------
                                                                   (Millions of Dollars)
Fixed Rate Long-Term Debt
 Wisconsin Electric                      $ 1.9   $ 1.9       $151.9   $ 1.9   $141.9     $1,051.2   $1,350.7   $ 1,278.4
  Average Interest Rate                    7.5%    7.5%         6.6%    7.5%     7.3%         7.2%       7.2%
 Wisconsin Energy (a)                    $32.6   $21.7       $176.8   $16.5   $144.5     $1,194.0   $1,586.1   $ 1,497.3
  Average Interest Rate                    6.5%    6.8%         6.7%    6.9%     7.3%         7.2%       7.1%

Variable Rate Long-Term Debt
 Wisconsin Electric                          -       -            -       -        -     $  165.4   $  165.4   $   165.4
  Average Interest Rate                                                                       5.5%       5.5%
 Wisconsin Energy (a)                    $15.8   $20.6       $ 35.1   $12.5   $ 10.3     $  331.9   $  426.2   $   426.2
  Average Interest Rate                    7.6%    7.6%         7.9%    7.7%     7.5%         6.5%       6.8%

Interest Rate Swaps - Fixed
 to Variable
  Wisconsin Energy (a) (b)               $ 3.0   $ 3.2       $  3.5   $ 3.7   $  4.0     $   58.7   $   76.1       ($3.1)
   Average Pay Rate                       5.99%   5.99%        5.99%   5.99%    5.99%        5.99%      5.99%
   Average Receive Rate                   6.58%   7.00%        7.05%   7.07%    7.10%        7.22%      7.00%

Trust Preferred Securities
  Wisconsin Energy (a)                       -       -            -       -        -            -   $  200.0   $   156.0
   Average Dividend Rate                                                                                6.85%

Preferred Stock Not Subject to
 Mandatory Redemption
  Wisconsin Electric
   and Wisconsin Energy (a)                  -       -            -       -        -            -   $   30.4   $    18.0
  Average Dividend Rate                                                                                  4.0%


(a)  Wisconsin energy includes the holding company as well as all subsidiaries.

(b) Fair value that Wisvest-Connecticut, LLC would receive if the outstanding interest rate swap agreement were terminated.


For additional information concerning Wisconsin Energy's short-term debt, long-term debt and interest rate swap as well as its trust preferred securities and preferred stock, see "Note I - Notes Payable," "Note H - Long-Term Debt," "Note G - Trust Preferred Securities" and "Note F - Preferred Stock," respectively, in Wisconsin Energy's Notes to Financial Statements.

MARKETABLE SECURITIES RETURN RISK:   The Company funds its pension, other
postretirement benefit and nuclear decommissioning obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market price of the assets in these trust funds can affect pension, other postretirement benefit and nuclear decommissioning expenses in future periods. Future annuity payments to these trust funds can be affected by changes in the market price of the trust fund assets. Wisconsin Energy expects that the risk of expense and annuity payment variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by the Company's various utility regulators.

At December 31, 1999, the Company had the following total trust fund assets at fair value, primarily consisting of publicly traded debt and equity security investments.

                                                                       Wisconsin Energy  Wisconsin Electric
                                                                       ---------------   -----------------
                                                                              (Thousands of Dollars)
Pension trust funds                                                            $944,857            $915,218
Nuclear decommissioning trust fund                                              625,748             625,748
Other postretirement benefits trust funds                                        82,325              82,325

For additional information concerning Wisconsin Energy's pension and other postretirement benefits as well as nuclear decommissioning, see "Note J - Benefits" and "Note E - Nuclear Operations," respectively, in Wisconsin Energy's Notes to Financial Statements.

COMMODITY PRICE RISK:   In the normal course of business, the Company's utility
and non-utility power generation subsidiaries utilize contracts of various duration for the forward sale and purchase of electricity to effectively manage utilization of their available generating capacity and energy during periods when available power resources are expected to exceed the requirements of their obligations. This practice may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below expected incremental power production costs. The Company manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers. To a certain extent, Wisconsin Electric's retail fuel cost adjustment procedure in Wisconsin may mitigate some of the risk of fuel cost price fluctuation. Currently, the gas cost recovery mechanism in Wisconsin mitigates most of the risk of gas cost variations. For additional information concerning the fuel cost adjustment procedure and the purchased gas adjustment mechanism, see "Rates and Regulatory Matters" above in "Factors Affecting Results of Operations."


YEAR 2000 TECHNOLOGY ISSUES

Due to the successful efforts of the Company's Year 2000 program teams and consistent with industry experience throughout the United States, Wisconsin Energy and Wisconsin Electric had no significant problems with their business application software nor with their infrastructure and process control systems during the transition into the Year 2000. During the first quarter of 2000, these teams are completing miscellaneous related clean-up work and disbanding. There are no known significant residual Year 2000 matters outstanding at Wisconsin Energy nor at Wisconsin Electric.

During 1998 and 1999, Wisconsin Energy incurred a total of $32.1 million of expenses for its Year 2000 program of which $32.0 million is attributable to Wisconsin Electric. In addition, Wisconsin Energy incurred capital expenditures of $17.1 million during 1998 and 1999 for its Year 2000 program of which $16.7 million is attributable to Wisconsin Electric. In its May 1998 rate order from the Public Service Commission of Wisconsin, Wisconsin Electric had received approval for recovery in Wisconsin retail rates of approximately $13 million per year of Year 2000-related expenses during the 1998-1999 biennial period. In addition, the rate order included associated capital expenditures related to Wisconsin Electric's Year 2000 program.


ACCOUNTING MATTERS

NEW PRONOUNCEMENTS:   See "Note A - Summary of Significant Accounting Policies"
in the Notes to Financial Statements for information concerning new pronouncements issued by the Financial Accounting Standards Board during 1999 that are significant to the Company.

In February 2000, the Financial Accounting Standards Board released for comment an exposure draft of a Proposed Statement of Financial Accounting Standards entitled "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" ("Proposed FAS"). The Proposed FAS would establish standards for accounting for unavoidable obligations to retire tangible long-lived assets that have been acquired or operated. The Proposed FAS would require the Company to recognize the fair value of an obligation associated with the retirement of a tangible long-lived asset as a liability when incurred and to correspondingly capitalize those costs as an increase in the carrying amount of the related long-lived asset. The capitalized costs would then be depreciated to expense over the useful life of the asset. The Proposed FAS would require that, subsequent to initial measurement, an entity recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows. The Proposed FAS would be effective for financial statements issued for fiscal years beginning after June 15, 2001.

The scope of the Proposed FAS would include decommissioning costs for Point Beach Nuclear Plant and may also apply to other facilities of the Company. The Company has not yet assessed the specific applicability and implications of the Proposed FAS. With respect to decommissioning costs for Point Beach Nuclear Plant, the Proposed FAS would result in Wisconsin Electric recording a decommissioning liability and a corresponding asset as required by the pronouncement. Currently, nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units at Point Beach Nuclear Plant based upon an external sinking fund method. Any changes in depreciation expense due to differing assumptions between the Proposed FAS and those currently required by the Public Service Commission of Wisconsin are not expected to be material and would most likely be deferrable and recoverable in rates. For additional information on the costs of decommissioning Point Beach, see "Note E - Nuclear Operations" in the Notes to Financial Statements.

REGULATORY ACCOUNTING:   Wisconsin Energy's applicable utility subsidiaries,
Wisconsin Electric and Edison Sault Electric Company, operate under electric utility rates which are subject to the approval of the Public Service Commission of Wisconsin, the Michigan Public Service Commission and the Federal Energy Regulatory Commission, and natural gas and steam utility rates that are subject to the approval of the Public Service Commission of Wisconsin (see "Rates and Regulatory Matters" above). Such rates are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility prices which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utility's' books may no longer be appropriate as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("FAS 71"), and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings.

As discussed above under "Rates and Regulatory Matters," the Michigan Public Service Commission issued a five-year experimental price cap order for Edison Sault's electric rates that expires in the year 2000. This order allows Edison Sault to seek rate relief for costs incurred under extraordinary circumstances.

Because of Edison Sault's price cap order and other potential changes in the industry, the Company continually reviews the applicability of FAS 71 and has determined that it is currently appropriate to continue following FAS 71. At this time, the Company is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future at either Wisconsin Electric or at Edison Sault. See "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements for additional information.


                        LIQUIDITY AND CAPITAL RESOURCES

OPERATING ACTIVITIES

During the three years ended December 31, 1999, total cash provided by operating activities was $1.2 billion at Wisconsin Energy and at Wisconsin Electric.
After the payment of dividends, internal sources funded the following percent of Wisconsin Energy's and Wisconsin Electric's total construction expenditures and power plant acquisitions during the three years ended December 31, 1999.

                                    1999       1998   1997   Total Period
                                    ----       ----   ----   ------------
Wisconsin Energy                18.2% (a) (b)  72.7%  68.9%          43.7%
Wisconsin Electric              50.6% (b)      97.0%  67.2%          71.5%

(a) Among other factors, decrease during 1999 due to $277 million acquisition of two power plants by Wisvest-Connecticut, LLC in April 1999. For further information, see "Note B- Mergers & Acquisitions" in Wisconsin Energy's Notes to Financial Statements.

(b) Decrease during 1999 due in part to $110 million contested liability payment during 1999 in a lawsuit alleging that Wisconsin Electric had placed contaminated wastes at two sites in the City of West Allis, Wisconsin. This contested liability payment reduced Wisconsin Energy's and Wisconsin Electric's available internal funds from operating activities. For further information, see "Note L"- Commitments and Contingencies" in Wisconsin Energy's Notes to Financial Statements.

INVESTING ACTIVITIES

Wisconsin Energy invested a net total of $1.8 billion in its businesses during the three years ended December 31, 1999 of which $1.1 billion was at Wisconsin Electric. Investments during this three-year period included $1.5 billion for construction of or investment in new or improved facilities or projects: $0.9 billion for the construction of new or improved utility plant at Wisconsin Electric and $0.6 billion for projects at Wisconsin Energy's remaining subsidiaries. Additional investments during this three-year period included $61 million for the acquisition of nuclear fuel and $96 million for the eventual decommissioning of Wisconsin Electric's Point Beach Nuclear Plant. The following further summarizes the Company's significant construction or investment projects during the three years ended December 31, 1999.

WISCONSIN ELECTRIC:   Of the $0.9 billion of expenditures during the past three
years for new or improved utility plant at Wisconsin Electric, $158 million was primarily for new or upgraded non-nuclear electric generation facilities and $62 million was primarily for new or upgraded nuclear generation facilities. In addition, $75 million was for new or upgraded electric transmission facilities, $534 million was primarily for new or upgraded electric and gas distribution facilities, and $109 million was primarily for new or upgraded technology initiatives, including efforts to prepare for the Year 2000, and, to a lesser extent, for facility improvements. For additional information concerning the Company's efforts to prepare for the Year 2000, see "Factors Affecting Operations" above.

NON-UTILITY SEGMENT: Wisconsin Energy's net non-utility assets amounted to approximately $1.1 billion at December 31, 1999, an increase of $804 million over the past three years. Primary additions during this three-year period included $621 million of energy related investments and $192 million of real estate and recycling technology investments.

In April 1999, Wisvest-Connecticut, LLC, a wholly owned subsidiary of Wisvest Corporation which is, in turn, a wholly owned subsidiary of Wisconsin Energy, acquired two fossil-fueled power plants in the state of Connecticut for $277 million. Wisvest-Connecticut, LLC financed the acquisition through the issuance of $195 million of long-term, nonrecourse notes; an equity contribution of $105 million from Wisvest Corporation by Wisconsin Energy; $30 million of working capital arrangements and a $25 million letter of credit facility. For further information concerning the Wisvest-Connecticut, LLC power plant acquisitions, see "Note B - Mergers & Acquisitions" in Wisconsin Energy's Notes to Financial Statements.


FINANCING ACTIVITIES

Financing activities during the three-year period ended December 31, 1999 included the issuance of $804 million of long-term debt of which $349 million was issued by Wisconsin Electric. The proceeds of these new long-term debt issues were used to retire maturing debt in the amount of $386 million, including $351 million at Wisconsin Electric, and for other investing and general corporate purposes. During 1999, WEC Capital Trust I, a Delaware business trust of which Wisconsin Energy owns all of the outstanding common securities, issued $200 million of trust preferred securities. During the three years ended December 31, 1999, Wisconsin Energy and Wisconsin Electric increased their short-term debt by $433 million and $219 million, respectively, and Wisconsin Energy added $119 million of common equity from the issuance of new shares through the Company's stock plans. No preferred stock was issued or retired during this period. Dividends on Wisconsin Energy's common stock were $182 million, $177 million and $173 million during 1999, 1998 and 1997, respectively. Wisconsin Electric paid dividends to Wisconsin Energy of $180 million, $179 million and $214 million during 1999, 1998 and 1997, respectively, and received a total of $250 million in capital contributions from Wisconsin Energy during this three-year period.

During 1999, Wisconsin Energy issued 3,296,821 new shares of common stock which were purchased by participants in the Company's stock plans with cash investments and reinvested dividends aggregating $79 million.

During 1999, Wispark Corporation, a non-utility subsidiary of Wisconsin Energy, secured $53 million of bank financing in the form of adjustable and fixed rate mortgage notes due 2001-2012 to finance the construction or purchase of various facilities.

In December 1999, Wisconsin Electric issued $150 million of 6-5/8% debentures due 2002. Proceeds from the issue were used to reduce short-term borrowings and for other general corporate purposes.

In November 1999, Wisconsin Energy Capital Corporation sold $200 million aggregate principal amount of nine-month adjustable medium-term notes due August 16, 2000. The initial interest rate for the Wisconsin Energy Capital Corporation medium-term notes was 6.16375%. The interest rate is reset quarterly based on 3-month

LIBOR plus 10 basis points. Proceeds from the notes were used to fund a $150 million capital contribution by Wisconsin Energy to Wisconsin Electric and to reduce short-term borrowings and for other general corporate purposes.

In April 1999, Wisvest-Connecticut, LLC issued $210 million of nonrecourse variable rate notes due 2005, the proceeds of which were used to help finance the purchase of the two fossil-fueled power plants mentioned above and for related working capital. Associated with issuance of this debt, Wisvest-Connecticut, LLC entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts.

In March 1999, WEC Capital Trust I issued $200 million of 6.85% trust preferred securities due March 31, 2039. WEC Capital Trust I used the proceeds from the sale of the trust preferred securities to purchase corresponding junior subordinated debentures due March 31, 2039 from Wisconsin Energy. Wisconsin Energy used the proceeds from the sale of its junior subordinated debentures to fund a capital contribution of approximately $105 million to Wisvest-Connecticut, LLC for acquisition of the two fossil-fueled power plants mentioned above and for repayment of short-term borrowings.

For additional information concerning the trust preferred securities and the interest rate swap, see "Note G - Trust Preferred Securities" and "Note H - Long-Term Debt," respectively, in Wisconsin Energy's Notes to Financial Statements.

During 1998, Wispark Corporation secured $18 million of bank financing in the form of adjustable rate mortgage notes due 2000-2008 to finance the construction or purchase of various facilities.

In December 1998, Wisconsin Energy Capital Corporation, another non-utility subsidiary of Wisconsin Energy then named Wisconsin Michigan Investment Corporation, issued $20 million of 6.21% medium-term notes due 2008, $30 million of 6.51% medium-term notes due 2013 and $50 million of 6.94% medium-term notes due 2028. Proceeds of the issues were added to Wisconsin Energy Capital Corporation's general funds and were used to finance non-utility projects and for other general corporate purposes.

In June 1998, Wisconsin Electric issued $150 million of 6-1/2% debentures due 2028. Proceeds from the issue were added to Wisconsin Electric's general funds and were used to reduce short-term borrowings and for other general corporate purposes.

In April 1998, Wisconsin Energy Capital Corporation issued $25 million of 6.48% medium-term notes due 2008. Proceeds from the issue were added to Wisconsin Energy Capital Corporation's general funds and were used to finance non-utility projects and for other general corporate purposes.

In October 1997, Wisconsin Energy Capital Corporation, issued $15 million of 6.40% medium-term notes due 2001 and $12 million of 6.33% medium-term notes due 2002. In November 1997, Wisconsin Energy Capital Corporation issued $20 million of 6.22% medium-term notes due 2000. Proceeds were added to Wisconsin Energy Capital Corporation's general funds and were used to finance various non-utility projects and for other general corporate purposes.

See "Note A - Summary of Significant Accounting Policies" in Wisconsin Energy's Notes to Financial Statements for a discussion of various limitations on the ability of Wisconsin Electric to transfer funds to Wisconsin Energy.


CAPITAL REQUIREMENTS

CONSTRUCTION EXPENDITURES:   Excluding the WICOR acquisition, the Company's
total construction budget for 2000 is approximately $660 million, including $412 million for Wisconsin Electric and $248 million for Wisconsin Energy's non-utility subsidiaries as well as for Edison Sault.

Wisconsin Electric's $412 million of construction expenditures during 2000 include additions to and/or improvements of generation, transmission and distribution facilities to assure the reliability of electric service; anticipated expenditures at fossil power plants to comply with evolving air quality standards and technology-related expenditures.

Of Wisconsin Energy's $248 million capital budget for the non-utility subsidiaries and for Edison Sault, approximately $177 million is for non-utility energy operations. The remaining capital budget is primarily for non-utility real estate development and investment as well as recycling technology activities.

In September 1999, the City Council of Detroit, Michigan, awarded a 15 year contract to Minergy Detroit, LLC, a wholly owned subsidiary of Minergy Corp. which is in turn a wholly owned subsidiary of Wisconsin Energy, to recycle 500 to 600 dry tons per day of the city's wastewater solids into a glass aggregate construction product used in the manufacture of floor tiles, roofing shingle granules, sand blast grit and other construction materials. Minergy Detroit, LLC expects to begin construction of a proposed $115 million recycling facility project in the Delray area of Detroit in the fourth quarter of 2000 with startup anticipated in 2002. The proposed facility would replace existing wastewater solids incinerators operated by Detroit's Water and Sewer Department. The 15 year contract will be contingent upon obtaining proper performance bonding and financing as well as upon reaching agreement with the City of Detroit on the results of a series of post-startup tests of the proposed recycling facility. Minergy Detroit, LLC has not yet identified specific financing plans for the facility.

In November 1999, Calumet Energy Team, LLC signed two agreements with the City of Chicago, Illinois. The first provides for the lease, purchase and redevelopment of land for the purpose of constructing a 308-megawatt natural gas-fired peaking power plant. The second is a ten year capacity reservation agreement for 50 megawatts of plant capacity. Wisvest Corporation, a wholly owned subsidiary of Wisconsin Energy, has an 82% ownership interest in Calumet Energy Team, LLC. Permit approvals for this project are expected to be received in the spring of 2000 with construction to begin thereafter. The facility is anticipated to have a total project cost of approximately $140 million with startup anticipated in the summer of 2001. While no specific plans have been developed, Calumet Energy Team, LLC expects to obtain project financing for the facility with remaining amounts to be funded by equity participants in the project.

Wisconsin Energy intends to obtain the cash needed for the $1.2 billion acquisition of WICOR, Inc. through the issuance of commercial paper. Wisconsin Energy is arranging a $1.0 billion 364-day bank back-up credit facility and a $0.5 billion 3-year bank back-up credit facility to provide credit support for the issuance of Wisconsin Energy's commercial paper. In addition, Wisconsin Energy will assume approximately $300 million of WICOR debt. For additional information, see "Note B - Mergers & Acquisitions" in Wisconsin Energy's Notes to Financial Statements.

Due to changing environmental and other regulations that especially impact the Company's utility and non-utility energy segments, future long-term capital requirements may vary from recent capital requirements. For example, see "Environmental Matters" and "Industry Restructuring and Competition" above in "Factors Affecting Results of Operations" for a discussion of the United States Environmental Protection Agency's and the state of Connecticut's evolving air quality standards and for a discussion of the evolving utility industry, respectively. Wisconsin Electric currently expects to spend approximately $300 million to $400 million for new construction in each of the next five years.

Wisconsin Energy is reviewing non-utility growth opportunities and strategic dispositions on an ongoing basis. The Company may make further investments and/or acquisitions from time to time in projects or entities that are expected to provide a satisfactory return on the investment. Currently, the Company is conducting a strategic assessment of its portfolio of non-utility assets. The Company may sell all or a portion of Wispark and Witech and a portion of its ownership interest in certain Wisvest investments. As a result, the Company expects that its future long-term capital requirements as well as its capital resources may continue to vary from historical levels.


CAPITAL RESOURCES

Wisconsin Energy's and Wisconsin Electric's capitalization structures at December 31 were:

                                                                        Wisconsin Energy    Wisconsin Electric
                                                                        ----------------    ------------------
                                                                         1999      1998      1999       1998
                                                                         ----      ----      ----       ----
Common Equity                                                             40.6%     46.6%      48.4%      47.5%
Preferred Stock                                                            0.6%      0.7%       0.8%       0.9%
Trust Preferred Securities                                                 4.0%        -          -          -
Long - Term Debt (including
 current maturities)                                                      44.5%     45.7%      44.0%      45.5%
Short - Term Debt                                                         10.3%      7.0%       6.8%       6.1%
                                                                       -------   -------    -------    -------
                                                                         100.0%    100.0%     100.0%     100.0%
                                                                       =======   =======    =======    =======

Following announcement of the proposed merger with WICOR in the summer of 1999, Moody's Investors Service ("Moody's"), Duff & Phelps Inc. ("D&P") and Fitch Investors Service ("Fitch") reaffirmed their previous ratings of Wisconsin Energy's and Wisconsin Electric's securities, and Standards & Poors Corporation ("S&P") placed its ratings of certain of Wisconsin Energy's securities on credit watch with negative implications.

At the end of April 2000, in conjunction with consummation of Wisconsin Energy's acquisition of WICOR, Moody's assigned a general corporate rating of A1 to Wisconsin Energy and maintained its ratings of the debt securities of Wisconsin Energy and Wisconsin Electric. D&P reaffirmed its long-term credit ratings of Wisconsin Energy and Wisconsin Energy Capital Corporation as well as its short-term rating of Wisconsin Electric, but downgraded its long-term credit ratings of Wisconsin Electric. Fitch assigned initial credit ratings for Wisconsin Energy, Wisconsin Energy Capital Corporation, WEC Capital Trust I trust preferred securities and Wisconsin Electric commercial paper and reaffirmed its long-term ratings of Wisconsin Electric. Also at the end of April 2000, S&P lowered its ratings on Wisconsin Energy and Wisconsin Energy's subsidiaries except for the short-term ratings of Wisconsin Electric which were reaffirmed. In conjunction with its debt rating adjustments at the end of April 2000, S&P removed all long-term ratings on Wisconsin Energy and its subsidiaries from credit watch with negative implications, assigning a negative outlook.

The following table summarizes various ratings of Wisconsin Energy's and Wisconsin Electric's debt by Standard & Poors Corporation, Moody's Investors Service, Duff & Phelps Inc. and Fitch Investors Service as of the end of April 2000.

                                                               S & P  Moody's  D & P  Fitch
                                                               ----   ------   ----   ----
Wisconsin Electric Power Company
  Commercial Paper                                             A-1+   P-1      D-1+   F-1+
  Senior Secured Debt                                          AA-    Aa2      AA     AA
  Unsecured Debt                                               A+     Aa3      AA-    AA-
  Preferred Stock                                              A      aa3      AA-    AA-

Wisconsin Energy Corporation
  Commercial Paper                                             A-1    P-1      D-1    F-1

Wisconsin Energy Capital Corporation
  Unsecured Debt                                               A+     A1       A+     A+

WEC Capital Trust I
  Trust Preferred Securities                                   A-     a1       A      A


The above ratings information has been updated to reflect changes subsequent to the March 30, 2000 filing of Wisconsin Energy's and Wisconsin Electric's 1999 Annual Reports on Form 10-K and subsequent to the April 14, 2000 filing of Amendment No. 1 to Wisconsin Energy's Annual Report on Form 10-K.

At December 31, 1999, Wisconsin Energy had $398 million of unused lines of bank credit on a consolidated basis of which $128 million was at Wisconsin Electric.

The Company expects internal sources of funds from operations after the payment of dividends to provide approximately 55% and 80% of Wisconsin Energy's and Wisconsin Electric's respective construction expenditures for 2000. The remaining cash requirements at Wisconsin Energy and Wisconsin Electric during 2000 are expected to be met through one or more of the following: short-term borrowings, the issuance of intermediate or long-term debt, the issuance of trust preferred securities, and proceeds from the sale of new issue common stock under Wisconsin Energy's stock plans. Beyond 2000, capital requirements will be met through internally generated funds supplemented, when required, by debt and equity financings. The specific form, amount and timing of securities which may be issued have not yet been determined and will depend, to a large extent, on market conditions and other factors.

                               CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of Wisconsin Energy or Wisconsin Electric. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Energy's or Wisconsin Electric's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on the forward-looking statements. When used in written documents or oral presentations, the terms "anticipate," "believe," "estimate," "expect," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Energy's or Wisconsin Electric's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:


OPERATING, FINANCIAL AND INDUSTRY FACTORS

 .  Factors affecting utility operations such as unusual weather conditions;
     catastrophic weather-related damage; availability of Wisconsin Electric's, Edison Sault's or Wisvest's generating facilities; unscheduled generation outages, maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel, purchased power, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of spent nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

 . Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required approvals for new construction; changes in the United States Nuclear Regulatory Commission's regulations related to Point Beach Nuclear Plant; changes in the United States Environmental Protection Agency's regulations as well as regulations from the Wisconsin or Michigan Department of Natural Resources or the state of Connecticut related to emissions from fossil-fuel-fired power plants; or the siting approval process for new generation and transmission facilities.

 . The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

 . Consolidation of the industry as a result of the combination and acquisition of utilities in the midwest, nationally and globally.

 . Restrictions imposed by various financing arrangements and regulatory requirements on the ability of Wisconsin Electric or other subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances.

 .  Changes in social attitudes regarding the utility and power industries.

 . Customer business conditions including demand for their products or services and supply of labor and material used in creating their products and services.

 . The cost and other effects of legal and administrative proceedings, settlements, and investigations, claims and changes in those matters including the final outcome of the Giddings & Lewis, Inc./City of West Allis lawsuit against Wisconsin Electric.

 . Factors affecting the availability or cost of capital such as changes in interest rates; market perceptions of the utility industry, the Company or any of its subsidiaries; or security ratings.

 . Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulations.

 . Authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission.

 . Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

 . Possible risks associated with non-utility diversification such as competition; operating risks; dependence upon certain suppliers and customers; the cyclical nature of property values that could affect real estate investments; risks associated with international investments, including foreign currency valuations; unanticipated changes in environmental or energy regulations; timely regulatory approval without onerous conditions of potential acquisitions; risks associated with minority investments, where there is a limited ability to control the development, management or operation of the project; and the risk of higher interest costs associated with potentially reduced securities ratings by independent rating agencies as a result of these and other factors.

 . Legislative or regulatory restrictions or caps on non-utility acquisitions, investments or projects, including the state of Wisconsin's amended public utility holding company law.

 . Factors affecting foreign non-utility operations including foreign governmental actions; foreign economic and currency risks; political instability; and unanticipated changes in foreign environmental or energy regulations.

 . Other business or investment considerations that may be disclosed from time to time in Wisconsin Energy's or Wisconsin Electric's Securities and Exchange Commission filings or in other publicly disseminated written documents.


BUSINESS COMBINATION FACTORS

 . Consummation of the merger with WICOR, which will have a significant effect on the future operations and financial position of Wisconsin Energy. Specific factors include:

     .   Unanticipated costs or difficulties related to the integration of the businesses of Wisconsin Energy and WICOR.

     .   Unexpected difficulties or delays in realizing anticipated net cost savings or unanticipated effects of the qualified five-year electric and gas rate freeze ordered by the Public Service Commission of Wisconsin as a condition of approval of the merger.

Wisconsin Energy and Wisconsin Electric undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         WISCONSIN ENERGY CORPORATION

                         CONSOLIDATED INCOME STATEMENT

                            Year Ended December 31


                                                                             1999              1998             1997
                                                                         -----------        ----------       -----------
                                                                       (Thousands of Dollars, Except Per Share Amounts)
Operating Revenues
  Energy
   Utility                                                                  $2,050,218        $1,979,986       $1,789,602
   Non-Utility                                                                 193,240            34,108            6,959
                                                                            ----------        ----------       ----------
         Total Energy                                                        2,243,458         2,014,094        1,796,561
  Other                                                                         29,181            25,339           10,368
                                                                            ----------        ----------       ----------
     Total Operating Revenues                                                2,272,639         2,039,433        1,806,929

Operating Expenses
  Fuel (Note H)                                                                352,979           308,385          311,966
  Purchased power (Note H)                                                     235,101           177,852          132,689
  Cost of gas sold                                                             174,046           175,475          233,877
  Other operation and maintenance                                              708,758           691,535          569,237
  Depreciation and amortization (Note A)                                       270,484           248,337          240,895
  Property and revenue tax                                                      74,877            63,095           60,218
                                                                            ----------        ----------       ----------
     Total Operating Expenses                                                1,816,245         1,664,679        1,548,882
                                                                            ----------        ----------       ----------
Pretax Operating Income                                                        456,394           374,754          258,047

Other Income and Deductions
  Interest income                                                               38,200            27,903           24,497
  Allowance for other funds used
   during construction (Note D)                                                  3,770             2,936            3,349
  Merger Expenses (Note B)                                                        (744)             (563)         (31,934)
  Other (Note L)                                                               (27,011)           (3,511)         (48,306)
                                                                            ----------        ----------       ----------
     Total Other Income and Deductions                                          14,215            26,765          (52,394)

Interest Charges and Other
  Long-term debt                                                               124,218           108,509          110,138
  Other interest                                                                24,095            19,337            9,552
  Allowance for borrowed funds used
   during construction (Note D)                                                 (9,546)           (7,828)          (6,961)
  Distribution on preferred securities
   of subsidiary trust                                                          10,503                 -                -
  Preferred dividend
   requirement of subsidiary                                                     1,203             1,203            1,203
                                                                            ----------        ----------       ----------
     Total Interest Charges and Other                                          150,473           121,221          113,932

Income Taxes (Note C)                                                          111,147            92,166           31,005
                                                                            ----------        ----------       ----------
Net Income                                                                  $  208,989        $  188,132       $   60,716
                                                                            ==========        ==========       ==========
Average Number of Shares of Common
 Stock Outstanding (Thousands)                                                 117,019           114,315          112,570
                                                                            ==========        ==========       ==========
Earnings Per Share of Common
 Stock (Basic and Diluted)                                                  $     1.79        $     1.65       $     0.54
                                                                            ==========        ==========       ==========

The accompanying notes are an integral part of these financial statements.

                    WISCONSIN ENERGY CORPORATION

                CONSOLIDATED STATEMENT OF CASH FLOWS

                       Year Ended December 31


                                                                          1999        1998        1997
                                                                       ---------   ---------   ---------
                                                                       (Thousands of Dollars)
Operating Activities
  Net income                                                           $ 208,989   $ 188,132   $  60,716
  Reconciliation to cash
    Depreciation and amortization                                        270,484     248,337     240,895
    Nuclear fuel expense - amortization                                   25,808      18,922       5,426
    Conservation expense - amortization                                   22,498      22,498      22,498
    Debt premium, discount & expense
     amortization                                                          3,859       4,202       7,930
    Deferred income taxes - net                                           33,637         586      (3,952)
    Investment tax credit - net                                           (4,340)     (3,434)       (927)
    Allowance for other funds used
     during construction                                                  (3,770)     (2,936)     (3,349)
    Write-off of merger costs                                                  -           -      30,684
    Write-down of equipment                                                    -           -      30,000
    Change in - Accounts receivable                                      (52,245)    (39,559)      5,736
                Inventories                                               (6,843)       (562)    (12,788)
                Other current assets                                     (56,070)     10,881       8,452
                Accounts payable                                         (13,409)     36,001         159
                Other current liabilities                                  6,210     (11,572)     31,933
    Other (Note A)                                                      (108,246)     (4,195)    (12,307)
                                                                       ---------   ---------   ---------
Cash Provided by Operating Activities                                    326,562     467,301     411,106

Investing Activities
  Construction expenditures                                             (518,081)   (398,982)   (345,908)
  Acquisition of power plants                                           (276,792)          -           -
  Allowance for borrowed funds used
   during construction                                                    (9,546)     (7,828)     (6,961)
  Nuclear fuel                                                           (18,596)    (17,533)    (24,496)
  Nuclear decommissioning trust                                          (37,358)    (31,379)    (27,248)
  Other                                                                  (48,155)    (29,552)     25,531
                                                                       ---------   ---------   ---------
Cash Used in Investing Activities                                       (908,528)   (485,274)   (379,082)

Financing Activities
  Sale of - Common stock                                                  79,146      10,275      29,586
            Long-term debt                                               443,170     313,610      47,000
            Mandatorily redeemable trust
             preferred securities                                        193,700           -           -
  Retirement of long-term debt                                          (115,501)    (93,023)   (177,725)
  Change in short-term debt                                              220,641     (38,496)    250,688
  Dividends on stock - Common                                           (182,316)   (177,397)   (172,714)
                                                                       ---------   ---------   ---------
Cash Provided by (Used in)
  Financing Activities                                                   638,840      14,969     (23,165)
                                                                       ---------   ---------   ---------
Change in Cash and Cash Equivalents                                       56,874      (3,004)      8,859

Cash and Cash Equivalents at
  Beginning of Period                                                     16,603      19,607      10,748
                                                                       ---------   ---------   ---------
Cash and Cash Equivalents at
  End of Period                                                        $  73,477   $  16,603   $  19,607
                                                                       =========   =========   =========
Supplemental Information - Cash Paid For
  Interest (net of amount capitalized)                                 $ 156,149   $ 133,244   $ 111,383
  Income taxes                                                           114,872     103,855      42,859

The accompanying notes are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEET

                                  December 31

                                    ASSETS

                                                                                        1999           1998
                                                                                   ---------      ---------
                                                                                (Thousands of Dollars)
Property, Plant and Equipment (Note A)
  Electric utility                                                               $ 5,153,388    $ 4,900,836
  Gas utility                                                                        552,405        523,187
  Steam utility                                                                       63,461         62,832
  Common utility                                                                     391,793        420,750
  Energy non-utility                                                                 198,954              -
  Other property                                                                     351,057        256,912
                                                                                 -----------    -----------
                                                                                   6,711,058      6,164,517
  Accumulated provision for depreciation                                          (3,249,978)    (3,021,548)
                                                                                 -----------    -----------
                                                                                   3,461,080      3,142,969
  Construction work in progress                                                      174,778        135,544
  Leased facilities - net (Note H)                                                   127,327        133,007
  Nuclear fuel - net (Note H)                                                         83,393         87,660
                                                                                 -----------    -----------
     Net Property, Plant and Equipment                                             3,846,578      3,499,180

Investments
 Nuclear decommissioning trust fund (Note E)                                         625,748        518,505
 Other                                                                               324,574        277,171
                                                                                 -----------    -----------
   Total Investments                                                                 950,322        795,676

Current Assets
  Cash and cash equivalents                                                           73,477         16,603
  Accounts receivable, net of allowance for
    doubtful accounts - $17,564 and $16,653                                          242,348        190,103
  Accrued utility revenues                                                           134,566        130,518
  Fossil fuel (at average cost)                                                      143,628        123,618
  Materials and supplies (at average cost)                                            87,987         75,434
  Prepayments                                                                        111,599         68,745
  Other                                                                               12,266          3,098
                                                                                 -----------    -----------
   Total Current Assets                                                              805,871        608,119


Deferred Charges and Other Assets
  Accumulated deferred income taxes (Note C)                                         197,988        199,372
  Deferred regulatory assets (Note A)                                                216,879        225,464
  Other                                                                              215,482         33,946
                                                                                 -----------    -----------
     Total Deferred Charges and Other Assets                                         630,349        458,782
                                                                                 -----------    -----------
Total Assets                                                                     $ 6,233,120    $ 5,361,757
                                                                                 ===========    ===========

The accompanying notes are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEET

                                  December 31

                        CAPITALIZATION AND LIABILITIES

                                                                                    1999         1998
                                                                                 ----------   ----------
                                                                                 (Thousands of Dollars)
Capitalization (See Capitalization Statement)
  Common stock equity                                                            $2,007,744   $1,903,105
  Preferred stock (Note F)                                                           30,450       30,450
  Company-obligated, mandatorily redeemable
   preferred securities of subsidiary trust
   holding solely debentures of the
   Company (Note G)                                                                 200,000            -
  Long-term debt (Note H)                                                         2,134,636    1,749,024
                                                                                 ----------   ----------
   Total Capitalization                                                           4,372,830    3,682,579


Current Liabilities
  Long-term debt due currently (Note H)                                              69,085      119,140
  Notes payable (Note I)                                                            507,500      286,859
  Accounts payable                                                                  174,043      187,452
  Payroll and vacation accrued                                                       35,552       29,578
  Taxes accrued - income and other                                                   41,959       38,177
  Interest accrued                                                                   22,155       20,755
  Other                                                                              48,273       53,219
                                                                                 ----------   ----------
   Total Current Liabilities                                                        898,567      735,180

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes (Note C)                                        624,864      570,750
  Accumulated deferred investment tax credits                                        79,876       84,216
  Deferred regulatory liabilities (Note A)                                          124,813      159,078
  Other                                                                             132,170      129,954
                                                                                 ----------   ----------
   Total Deferred Credits and Other Liabilities                                     961,723      943,998

Commitments and Contingencies (Note L)
                                                                                 ----------   ----------
Total Capitalization and Liabilities                                             $6,233,120   $5,361,757
                                                                                 ==========   ==========

The accompanying notes are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                     CONSOLIDATED CAPITALIZATION STATEMENT

                                  December 31

                                                                                 1999         1998
                                                                               --------     --------
                                                                              (Thousands of Dollars)
Common Stock Equity (See Common Stock Equity Statement)
 Common stock - $.01 par value; authorized 325,000,000 shares;
  outstanding - 118,904,210 and 115,607,389 shares                            $    1,189   $    1,156
 Other paid in capital                                                           838,308      759,195
 Retained earnings                                                             1,170,765    1,144,092
 Unearned compensation - restricted stock award                                   (2,518)      (1,338)
                                                                              ----------   ----------
   Total Common Stock Equity                                                   2,007,744    1,903,105

Preferred Stock - Wisconsin Electric Power Company, Cumulative
 Six Per Cent. Preferred Stock - $100 par value;
  authorized 45,000 shares; outstanding - 44,498 shares                            4,450        4,450
 Serial preferred stock - $100 par value; authorized 2,286,500 shares;
  outstanding - 3.60% Series - 260,000 shares                                     26,000       26,000
                                                                              ----------   ----------
   Total Preferred Stock (Note F)                                                 30,450       30,450

Company-obligated mandatorily redeemable preferred securities of
 subsidiary trust holding solely debentures of the Company (Note G)              200,000            -

Long-Term Debt
 First mortgage bonds
  Wisconsin Electric Power Company -     6-1/2% to 7-1/4% due 1999-2004          140,000      231,000
    6.85% to 7-3/4% due 2016-2023                                                209,000      209,000
    7.05% to 9-1/8% due 2024-2027                                                363,443      363,443

  Edison Sault Electric Company -        7.90% to 10.31% due 2001-2009             5,200        6,170

 Debentures (unsecured)
  Wisconsin Electric Power Company -     6-1/2% to 9.47% due 2002-2095           629,900      480,600

 Notes (secured)
  Northern Tree Service, Inc. -          Variable rate due 2003                        -           36
  Wispark Corporation -                  Variable rate due 2000-2008              54,897       15,463
    7.20% to 8.67% due 2002-2012                                                  15,687        2,469
  Wisvest Corporation -                  6.36% effective rate due 2006             7,664        8,758

 Notes (unsecured)
  Wisconsin Electric Power Company -     Variable rate due 2006-2030             165,350      165,350
    6.36% effective rate due 2006                                                  8,436        9,642
  Edison Sault Electric Company -        6.55% to 8.00% due 1999-2008              5,448        6,756
    Variable rate due 1999                                                             -        2,750
  Wisconsin Energy Capital Corporation - 6.22% to 6.85% due 2000-2005             74,600       74,600
    6.21% to 6.94% due 2008-2028                                                 125,400      125,400
  Wisvest Corporation -                  Variable rate due 2005                  205,927            -
  WMF Corp. -                            9.1% due 2001                             1,310        1,880

 Obligations under capital leases - Wisconsin Electric Power Company             215,899      189,980
 Unamortized discount - net                                                      (24,440)     (25,133
 Long-term debt due currently                                                    (69,085)    (119,140
                                                                              ----------   ----------
   Total Long-Term Debt (Note H)                                               2,134,636    1,749,024
                                                                              ----------   ----------
Total Capitalization                                                          $4,372,830   $3,682,579
                                                                              ==========   ==========

The accompanying notes are an integral part of these financial statements.


                         WISCONSIN ENERGY CORPORATION

                  CONSOLIDATED COMMON STOCK EQUITY STATEMENT

                                                    Common Stock
                                                  --------------------
                                                              $.01 Par  Other Paid  Retained     Unearned
                                                 Shares       Value     In Capital  Earnings     Compensation   Total
                                                 ----------   --------  ----------  ---------    ------------   ---------
                                                                                 (Thousands of Dollars)
Balance - December 31, 1996                      111,678,795    $1,117    $700,080  $1,244,147   $          -   $1,945,344

 Net income                                                                             60,716                      60,716
 Common stock cash dividends
  $1.535 per share                                                                    (172,714)                   (172,714)
 Sale of common stock                              1,187,049        12      29,574                                  29,586
                                                 -----------  --------  ----------  ----------   ------------   ----------
Balance - December 31, 1997                      112,865,844     1,129     729,654   1,132,149              -    1,862,932

 Net income                                                                            188,132                     188,132
 Common stock cash dividends
  $1.555 per share                                                                    (177,397)                   (177,397)
 Sale of common stock                                334,270         3      10,292         (20)                     10,275
 Acquisition of
  ESELCO, Inc. (Note B)                            2,407,275        24      19,249       1,228                      20,501
 Restricted stock award                                                                                (1,338)      (1,338)
                                                 -----------  --------  ----------  ----------   ------------   ----------
Balance - December 31, 1998                      115,607,389     1,156     759,195   1,144,092         (1,338)   1,903,105

 Net income                                                                            208,989                     208,989
 Common stock cash dividends
  $1.56 per share                                                                     (182,316)                   (182,316)
 Sale of common stock                              3,296,821        33      79,113                                  79,146
 Restricted stock award                                                                                (1,180)      (1,180)
                                                 -----------  --------  ----------  ----------   ------------   ----------
Balance - December 31, 1999                      118,904,210    $1,189    $838,308  $1,170,765        ($2,518)  $2,007,744
                                                 ===========  ========  ==========  ==========   ============   ==========


The accompanying notes are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL: The consolidated financial statements include the accounts of Wisconsin Energy Corporation ("Wisconsin Energy" or the "Company"); its utility subsidiaries, Wisconsin Electric Power Company ("Wisconsin Electric") and Edison Sault Electric Company; and its non-utility subsidiaries, Wisvest Corporation, Minergy Corp., Wispark Corporation, Wisconsin Energy Capital Corporation, WEC Nuclear Corporation, WEC International, Inc., Witech Corporation, Northern Tree Service, Inc., Badger Service Company and other non-utility companies. All significant intercompany transactions and balances have been eliminated from the financial statements.

The accounting records of the Company's utility subsidiaries are maintained as prescribed by the Federal Energy Regulatory Commission. Wisconsin Electric's accounting records are modified for requirements of the Public Service Commission of Wisconsin.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS: Certain prior year financial statement amounts have been reclassified to conform to their current year presentation.

Due to recent acquisitions by Wisconsin Energy that have increased the size of Wisconsin Energy's non-utility operations and assets, Wisconsin Energy and Wisconsin Electric have modified their income statement and balance sheet presentations. The primary income statement modifications include reclassifying the results of non-utility operations from Other Income and Deductions to the various lines within operating income and disclosing operating income before income taxes. This modification does not change net income. The primary balance sheet modification includes reclassification of utility and non-utility property and plant and the related accumulated provision for depreciation into a new category called Property, Plant and Equipment. This modification does not change total assets.

REVENUES: Revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed.

FUEL:  The cost of fuel is expensed in the period consumed.

PROPERTY AND DEPRECIATION: Property is recorded at cost. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. Cost includes material, labor and capitalized interest or allowance for funds used during construction (see Note D).

The cost of depreciable utility property, together with removal cost less salvage, is charged to accumulated provision for depreciation when property is retired. In 1998, Wisconsin Electric began classifying certain utility plant as common. Common plant is allocated to electric, gas and steam utility plant in rate proceedings.

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets.

Utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage and removal costs. Depreciation as a percent of average depreciable utility plant was 4.4% in 1999 and 1998 and 4.5% in 1997. Nuclear plant decommissioning is accrued as depreciation expense (see Note E). In its 1998 Rate Order, the Public Service Commission of Wisconsin authorized Wisconsin Electric to amortize the remaining $45.7 million balance of pre-1991 contributions in aid of construction at December 31, 1997 on a straight line basis over the 1998-1999 biennial period. As a result, credits to depreciation expense for pre-1991 contributions were $22.8 million in 1999 and $22.9 million in 1998 compared to $3.5 million in 1997. General plant and software are amortized over periods approved by the state regulatory commissions.

The estimated useful lives for non-utility equipment is 3 to 15 years and for non-utility buildings it is 30 to 40 years.

GOODWILL: Goodwill represents the excess of acquisition costs over the fair market value of the net assets of acquired businesses and is amortized on a straight line basis over its estimated life. The Company reviews the carrying value of goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment would be determined based on a comparison of the undiscounted future operating cash flows anticipated to be generated during the remaining life of the goodwill to the carrying value. Measurement of any impairment loss would be based on discounted operating cash flows.

REGULATORY MATTERS:  Pursuant to Statement of Financial Accounting Standards
No. 71, Accounting for the Effects of Certain Types of Regulation, the utility subsidiaries capitalize, as regulatory assets, incurred costs which are expected to be recovered in future utility rates. The utility subsidiaries also record, as regulatory liabilities, the current recovery in utility rates of costs which are expected to be paid in the future.

The following deferred regulatory assets and liabilities are reflected in the Consolidated Balance Sheet at December 31.

                                                                                                 1999        1998
                                                                                                 ----        ----
                                                                                              (Thousands of Dollars)
Deferred Regulatory Assets
  Deferred income taxes                                                                         $155,337    $160,941
  Department of Energy assessments                                                                21,123      24,841
  Deferred nuclear costs                                                                          11,787      15,324
  Purchase power commitment                                                                       22,054      13,379
  Other                                                                                            6,578      10,979
                                                                                                --------    --------
Total Deferred Regulatory Assets                                                                $216,879    $225,464
                                                                                                ========    ========

Deferred Regulatory Liabilities
  Deferred income taxes                                                                         $117,824    $142,483
  Tax and interest refunds                                                                         2,335       8,667
  Other                                                                                            4,654       7,928
                                                                                                --------    --------
Total Deferred Regulatory Liabilities                                                           $124,813    $159,078
                                                                                                ========    ========

Wisconsin Electric directs a variety of demand-side management programs to help foster energy conservation by its customers. As authorized by the Public Service Commission of Wisconsin, Wisconsin Electric capitalized certain conservation program costs prior to 1995. Utility rates approved by the Public Service Commission of Wisconsin provide for a current return on these conservation investments. Included in Investments on the Consolidated Balance Sheet at December 31, 1999 and 1998 are conservation investments of $23.4 million and $46.4 million, respectively, which are amortized to income based upon Public Service Commission of Wisconsin order.

STATEMENT OF CASH FLOWS: Cash and cash equivalents include marketable debt securities acquired three months or less from maturity. During 1997, Wisconsin Electric recorded a $140 million non-cash capital lease transaction for a long-term power purchase contract (see Note H). During 1998, Wisconsin Energy recorded a $19.3 million non-cash acquisition of ESELCO, Inc. accounted for as a pooling of interests (see Note B). In 1999, Wisconsin Electric recorded a $110 million cash payment, included in Operating Activities - Other, related to a contested July 1999 jury verdict (see Note L).

RESTRICTIONS: Various financing arrangements and regulatory requirements impose certain restrictions on the ability of Wisconsin Energy's utility subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The Company does not believe that such restrictions will affect its operations.

NEW PRONOUNCEMENTS: On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). Pursuant to Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FAS 133, which was issued by the FASB on June 30, 1999, FAS 133 will be adopted by Wisconsin Energy on January 1, 2001. FAS 133 requires that all derivative investments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are then recorded each period in current earnings or in other comprehensive income, depending upon how the derivative is designated. Wisconsin Energy is currently evaluating FAS 133 and has not yet identified the implications of adoption.

B - MERGERS & ACQUISITIONS

WICOR, INC.: On June 27, 1999, Wisconsin Energy and WICOR, Inc., a Wisconsin corporation, entered into an Agreement and Plan of Merger providing for a strategic business combination of Wisconsin Energy and WICOR. WICOR is a diversified holding company with total assets of approximately $1.1 billion at December 31, 1999 in utility and non-utility energy subsidiaries as well as in pump manufacturing subsidiaries. Following the merger, WICOR and its subsidiaries will become subsidiaries of Wisconsin Energy. The merger agreement has been approved by the boards of directors and the shareholders of Wisconsin Energy and WICOR.

The transaction is intended to qualify as a tax-free reorganization to the extent that shares of Wisconsin Energy common stock are issued in the merger and will be accounted for as a purchase transaction. Under the terms of the agreement, Wisconsin Energy will acquire all of the outstanding shares of WICOR common stock for a fixed price of $31.50 for each WICOR share representing a total purchase price of approximately $1.2 billion at December 31, 1999. In addition, WICOR had approximately $300 million of assumable debt outstanding at December 31, 1999.

The agreement calls for at least 40% of the purchase price to be paid in Wisconsin Energy common stock with the balance paid in cash. Wisconsin Energy has the option to increase the percentage of stock to 60%. The actual stock exchange ratio will depend upon the average closing prices of Wisconsin Energy common stock on the New York Stock Exchange during a valuation period consisting of ten trading days ending with the fifth trading day prior to closing. Under the terms of the merger agreement, if the average closing price of Wisconsin Energy common stock is less than $22.00 per share, Wisconsin Energy may and most likely will elect to pay all cash. Wisconsin Energy common stock closed at $19-1/4 per share on December 31, 1999.

The Public Service Commission of Wisconsin approved the merger in January 2000 with a written order in March 2000. As part of its approval, the Public Service Commission of Wisconsin ordered a qualified five-year rate freeze to begin following completion of Wisconsin Electric's current pricing request for 2000-2001. While the Company's retail electric, gas and steam rates in the state of Wisconsin will be frozen for five years, the Company can request review and approval of price changes every two years to address increased costs for such reasons as government mandates and reliability upgrades. During this qualified five-year rate freeze period, Wisconsin Electric will continue to reflect changes in fuel and gas costs in its rates. In March 2000, the Federal Trade Commission closed its review of the proposed acquisition. Consummation of the merger is subject to the satisfaction of certain remaining closing conditions including approval by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended. The regulatory approval process is expected to be completed in time for the transaction to be consummated on or about April 26, 2000.

UNITED ILLUMINATING GENERATING PLANTS: In April 1999, Wisvest-Connecticut, LLC, a wholly owned subsidiary of Wisvest Corporation, acquired two fossil-fueled power plants in the state of Connecticut for $277 million from The United Illuminating Company, an unaffiliated investor-owned utility in New Haven, Connecticut. Pursuant to the agreement, Wisvest-Connecticut, LLC purchased the Bridgeport Harbor Station, which has an active generating capacity of 590 megawatts, as well as the New Haven Harbor Station, which has an active generating capacity of 466 megawatts. Wisconsin Energy accounted for the transaction under the purchase method of accounting. Included in Deferred Charges and Other Assets - Other on the Consolidated Balance Sheet at December 31, 1999 is $57 million of related goodwill which is being amortized over a 30-year estimated life. Due to the immaterial nature of the transaction, Wisconsin Energy has not presented pro forma financial information.

ESELCO, INC.: On May 31, 1998, Wisconsin Energy acquired ESELCO, Inc. in a tax-free reorganization accounted for as a pooling of interests. ESELCO was the parent company of Edison Sault, an electric utility serving approximately 21,800 residential, commercial and industrial customers in Michigan's eastern Upper Peninsula. In connection with the acquisition, Wisconsin Energy issued 2,407,275 shares of Wisconsin Energy common stock for the outstanding shares of ESELCO common stock. Due to the immaterial nature of the transaction, Wisconsin Energy has not restated any historical financial or statistical information. Instead, Wisconsin Energy combined ESELCO's May 31, 1998 balance sheet with Wisconsin Energy's, including a $1.2 million credit to retained earnings of which $0.9 million represented ESELCO's consolidated net income during the first five months of 1998. Wisconsin Energy is operating Edison Sault as a separate utility subsidiary.

NORTHERN STATES POWER COMPANY:   On May 16, 1997, the boards of directors of
Wisconsin Energy and Northern States Power Company, a Minnesota corporation, agreed to terminate by mutual written consent an

Agreement and Plan of Merger which provided for a business combination of Wisconsin Energy and Northern States Power Company to form Primergy Corporation. As a result, Wisconsin Energy recorded a $30.7 million charge in the second quarter of 1997 ($18.8 million net of tax or approximately 17 cents per share) to write off deferred transaction costs and costs to achieve the merger.

C - INCOME TAXES

The Company follows the liability method in accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"). FAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes.

The following table is a summary of income tax expense and a reconciliation of total income tax expense with the tax expected at the federal statutory rate.

Income Tax Expense                                                                      1999       1998       1997
------------------                                                                      ----       ----       ----
                                                                                      (Thousands of Dollars)
Current tax expense                                                                   $ 81,850   $ 95,014   $35,884
Deferred income taxes - net                                                             33,637        586    (3,952)
Investment tax credit - net                                                             (4,340)    (3,434)     (927)
                                                                                      --------   --------   -------
  Total Tax Expense                                                                   $111,147   $ 92,166   $31,005
                                                                                      ========   ========   =======

Income Before Income Taxes
  and Preferred Dividend                                                              $321,339   $281,501   $92,924
                                                                                      ========   ========   =======

Expected tax at federal statutory rate                                                $112,469   $ 98,525   $32,523
State income tax net of federal tax benefit                                             16,622     13,550     6,176
Unrealized capital loss                                                                      -          -     2,321
Flowback of prior contributions in aid of
  construction                                                                          (8,080)    (8,039)   (1,157)
Investment tax credit restored                                                          (4,592)    (4,729)   (4,487)
Low-income housing credits                                                              (2,627)    (2,846)   (2,831)
Excess federal deferred income tax amortization                                         (2,598)    (3,810)   (2,681)
Other (no item over 5% of expected tax)                                                    (47)      (485)    1,141
                                                                                      --------   --------   -------
  Total Tax Expense                                                                   $111,147   $ 92,166   $31,005
                                                                                      ========   ========   =======

Following is a summary of deferred income taxes under FAS 109 at December 31.

Deferred Income Taxes                                                                            1999        1998
---------------------                                                                            ----        ----
                                                                                              (Thousands of Dollars)
Deferred Income Tax Assets
  Decommissioning trust                                                                         $ 44,237    $ 48,812
  Construction advances                                                                           61,838      55,696
  Employee benefits                                                                               42,204      38,430
  Other                                                                                           49,709      56,434
                                                                                                --------    --------
Total Deferred Income Tax Asset                                                                 $197,988    $199,372
                                                                                                ========    ========

Deferred Income Tax Liabilities
  Property related                                                                              $576,370    $553,393
  Contested liability payment (Note L)                                                            43,859           -
  Other                                                                                            4,635      17,357
                                                                                                --------    --------
Total deferred Income Tax Liabilities                                                           $624,864    $570,750
                                                                                                ========    ========

Wisconsin Electric and Edison Sault have also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues (see Note A).

D - ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

Allowance for funds used during construction is included in utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. On the Consolidated Income Statement, the cost of borrowed funds (before income taxes) is a reduction of interest expense and the return on stockholders' capital is an item of non-cash other income.

As approved by the Public Service Commission of Wisconsin, Wisconsin Electric's allowance for funds used during construction was capitalized during the following periods on 50% of construction work in progress at the following rates:

     .  June 1, 1998 - December 31, 1999      10.21%
     .  February 18, 1997 - May 31, 1998      10.29%
     .  January 1, 1997 - February 17, 1997   10.17%

E - NUCLEAR OPERATIONS

POINT BEACH NUCLEAR PLANT: Wisconsin Electric owns and operates two approximately 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin. During 1999, 1998 and 1997, Point Beach provided 22%, 18% and 6%, respectively, of Wisconsin Electric's net electric energy supply. The United States Nuclear Regulatory Commission operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

In 1997, the Public Service Commission of Wisconsin authorized Wisconsin Electric to defer certain nuclear non-fuel operation and maintenance costs in excess of those included in 1997 rates. As a result, Wisconsin Electric deferred $18 million during 1997. During 1998, the Public Service Commission of Wisconsin authorized a five-year recovery in the electric retail jurisdiction in the state of Wisconsin of the excess 1997 nuclear non-fuel operation and maintenance costs, and Wisconsin Electric began amortizing the $18 million of deferred costs on a straight line basis over the five year recovery period. As of December 31, 1999, $12 million of deferred costs remain on the Consolidated Balance Sheet in Deferred Charges and Other Assets - Deferred Regulatory Assets (see Note A).

NUCLEAR INSURANCE: The Price-Anderson Act as amended and extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.8 billion, of which $200 million is covered by liability insurance purchased from private sources, and $9.6 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric participated in an industry-wide insurance program, with an aggregate limit of $200 million which covered radiation injury claims of nuclear workers first employed after 1987. This program was replaced with a new program (which has no retrospective assessment provisions) at the end of 1997. However, the discovery period for claims covered under the former program remains open until the end of 2007 for those few former insureds who no longer need to participate in the new, replacement program. If claims in excess of the funds available under the old program develop, Wisconsin Electric would be assessed up to a maximum of approximately $6.3 million.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion at Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric's maximum retrospective liability under its policies is $8.9 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric's maximum retrospective liability under this policy is $3.7 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

NUCLEAR DECOMMISSIONING: Wisconsin Electric currently expects to operate the two units at Point Beach to the expiration of their current operating licenses. The estimated cost to decommission the plant in 1999 dollars is $518 million based upon a site specific decommissioning cost study completed in 1998. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the Public Service Commission of Wisconsin, it is projected that approximately $1.8 billion will be spent over a thirty-three year period, beginning in 2010, to decommission the plant.

Nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units following an external sinking fund method. It is expected that the annual payments to the Nuclear Decommissioning Trust Fund ("Fund") along with the earnings on the Fund will provide sufficient funds at the time of decommissioning. Wisconsin Electric believes it is probable that any shortfall in funding would be recoverable in utility rates.

As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric's debt and equity security investments in the Fund are classified as available for sale. Gains and losses on the Fund were determined on the basis of specific identification; net unrealized holding gains on the Fund were recorded as part of the accumulated provision for depreciation.

Following is a summary of decommissioning costs and earnings charged to depreciation expense and the Fund balance included in accumulated provision for depreciation at December 31. The Fund balance is stated at fair value.

                                                          1999      1998      1997
                                                          ----      ----      ----
                                                        (Thousands of Dollars)
Decommissioning costs                                   $ 17,673  $15,461  $  11,402
Earnings                                                  19,685   15,918     15,846
                                                        --------  -------  ---------
  Depreciation Expense                                  $ 37,358  $31,379  $  27,248
                                                        ========  =======  =========

Total costs accrued to date                             $357,714  $          320,356
Unrealized gain                                          268,034             198,149
                                                        --------           ---------
  Accumulated Provision for Depreciation                $625,748  $          518,505
                                                        ========  =======  =========

DECONTAMINATION AND DECOMMISSIONING FUND: The Energy Policy Act of 1992 established a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the United States Department of Energy's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 1999, Wisconsin Electric has recorded its remaining estimated liability equal to projected special assessments of $18.8 million. A corresponding deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next eight years. In Wisconsin Electric's 1998 Rate Order, the Public Service Commission of Wisconsin approved recovery over the 1998-1999 biennial period of D&D Fund costs disallowed in 1997.

F - PREFERRED STOCK

Preferred stock authorized but unissued is: Wisconsin Energy, $.01 par value, 15,000,000 shares and Wisconsin Electric, cumulative, $25 par value, 5,000,000 shares.

The 3.60% series preferred stock is redeemable in whole or in part at the option of Wisconsin Electric at $101 per share plus any accrued dividends.

The fair value of Wisconsin Electric's preferred stock was $18.0 million and $20.2 million at December 31, 1999 and 1998, respectively.

G - TRUST PREFERRED SECURITIES

In March 1999, WEC Capital Trust I, a Delaware business trust of which Wisconsin Energy owns all of the outstanding common securities, issued $200 million of 6.85% trust preferred securities to the public. The sole asset of WEC Capital Trust I is $206 million of 6.85% junior subordinated debentures issued by Wisconsin Energy and due March 31, 2039. The terms and interest payments on these debentures correspond to the terms and distributions on the trust preferred securities. Wisconsin Energy used the proceeds from the sale of its junior subordinated debentures to fund a capital contribution of approximately $105 million to Wisvest-Connecticut, LLC for acquisition in mid-April 1999 of two fossil-fueled power plants (see Note B) and for repayment of short-term borrowings. WEC Capital Trust I has been consolidated into Wisconsin Energy's financial statements.

For tax purposes, Wisconsin Energy is allowed to deduct an amount equal to the distributions on the trust preferred securities. Wisconsin Energy may elect to defer interest payments on the debentures for up to 20 consecutive quarters, causing corresponding distributions on the trust preferred securities to also be deferred. In case of a deferral, interest and distributions will continue to accrue, along with quarterly compounding interest on the deferred amounts.

Wisconsin Energy may redeem all or a portion of the debentures after March 25, 2004, requiring an equal amount of trust preferred securities to be redeemed at face value plus accrued and unpaid distributions. Wisconsin Energy has entered into a limited guarantee of payment of distributions, redemption payments and payments in liquidation with respect to the trust preferred securities. This guarantee, when considered together with Wisconsin Energy's obligations under the related debentures and indenture and the applicable declaration of trust, provide a full and unconditional guarantee by Wisconsin Energy of amounts due on the outstanding trust preferred securities.

The fair value of Wisconsin Energy's trust preferred securities was $156.0 million at December 31, 1999.

H - LONG-TERM DEBT

FIRST MORTGAGE BONDS, DEBENTURES AND NOTES:   The maturities and sinking fund
requirements through 2004 for the aggregate amount of long-term debt outstanding (excluding obligations under capital lease) at December 31, 1999 follow.

                                                        (Thousands of Dollars)
2000                                                          $ 48,432
2001                                                            42,276
2002                                                           211,363
2003                                                            29,509
2004                                                           154,344

Sinking fund requirements for the years 2000 through 2004, included in the preceding table, are $78.0 million. Substantially all utility plant is subject to the mortgage of the respective subsidiary.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method over the lives of the debt issues and included as interest expense. Unamortized amounts pertaining to reacquired debt are written off currently, when acquired for sinking fund purposes, or amortized in accordance with state regulatory commission orders, when acquired for early retirement.

In April 1998, Wisconsin Energy Capital Corporation issued $25 million of 6.48% medium-term notes due 2008. Proceeds from the issue were added to Wisconsin Energy Capital Corporation's general funds and were used to finance non-utility projects and for other general corporate purposes.

In June 1998, Wisconsin Electric issued $150 million of 6-1/2% debentures due 2028. Proceeds from the issue were added to Wisconsin Electric's general funds and were used to reduce short-term borrowings and for other general corporate purposes.

In December 1998, Wisconsin Energy Capital Corporation issued $20 million of 6.21% medium-term notes due 2008, $30 million of 6.51% medium-term notes due 2013, and $50 million of 6.94% medium-term notes due 2028. Proceeds of the issues were added to Wisconsin Energy Capital Corporation's general funds and were used to finance non-utility projects and for other general corporate purposes.

During 1998, Wispark Corporation secured $18 million of bank financing in the form of adjustable rate mortgage notes due 2000-2008 to finance the construction or purchase of various facilities.

In April 1999, Wisvest-Connecticut, LLC issued $210 million of nonrecourse variable rate notes due December 31, 2005, the proceeds of which were used to help finance the acquisition of two fossil-fueled power plants (see Note B) and for related working capital. Associated with issuance of this debt, Wisvest-Connecticut, LLC has entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts. This agreement, which expires on December 31, 2005, serves to convert variable rate debt under Wisvest-Connecticut, LLC's long-term nonrecourse notes to fixed rate debt to reduce the impact of interest rate fluctuations. The variable rate is based upon a three-month LIBOR rate and the fixed rated is 5.99%. At year-end 1999, three-month LIBOR was 6.18375%. The notional amounts parallel a portion of the underlying debt levels and are used to measure interest to be paid or received and do not represent an exposure to credit loss. The notional amount of Wisvest-Connecticut, LLC's interest rate swaps was $76.1 million at December 31, 1999. This notional amount decreases on a quarterly basis over the remaining term of the agreement. The difference between the amounts paid and received under the interest rate swap is accrued as interest rates change and is recorded as an adjustment to interest expense over the life of the hedged agreement. Wisvest-Connecticut, LLC is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap. However, it does not anticipate any losses from this agreement, which is with a major financial institution.

In December 1999, Wisconsin Electric issued $150 million of 6-5/8% debentures due 2002. Proceeds from the issue were added to Wisconsin Electric's general funds and were used to reduce short-term borrowings and for other general corporate purposes.

During 1999, Wispark Corporation secured $53 million of bank financing in the form of adjustable and fixed rate mortgage notes due 2001-2012 to finance the construction or purchase of various facilities.

Following is Wisconsin Energy's long-term debt outstanding at December 31.

Long - Term Debt                                                                            1999         1998
----------------                                                                            ----         ----
                                                                                          (Thousands of Dollars)
First Mortgage Bonds
 Wisconsin Electric Power Company-    6-1/2% Series due 1999                              $        -   $   40,000
                                      6-5/8% Series due 1999                                       -       51,000
                                      7-1/4% Series due 2004                                 140,000      140,000
                                      7-1/8% Series due 2016                                 100,000      100,000
                                      6.85% Series due 2021                                    9,000        9,000
                                      7-3/4% Series due 2023                                 100,000      100,000
                                      7.05% Series due 2024                                   60,000       60,000
                                      9-1/8% Series due 2024                                   3,443        3,443
                                      8-3/8% Series due 2026                                 100,000      100,000
                                      7.70% Series due 2027                                  200,000      200,000
 Edison Sault Electric Company-      10.31% Series F due 2001                                    600          900
   7.90% Series H due 2002                                                                       900        1,200
   10-1/4% Series G due 2009                                                                   3,700        4,070

Debentures (unsecured)
 Wisconsin Electric Power Company-    6-5/8% due 2002                                        150,000            -
                                      6-5/8% due 2006                                        200,000      200,000
                                      9.47% due 2006                                           4,900        5,600
                                      8-1/4% due 2022                                         25,000       25,000
                                      6-1/2% due 2028                                        150,000      150,000
                                      6-7/8% due 2095                                        100,000      100,000

Notes (secured)
 Northern Tree Service, Inc.-         Variable rate due 2003                                       -           36
 Wispark Corporation-                 Variable rate due 2000                                   8,264        7,886
                                      Variable rate due 2001                                  12,414        4,070
                                      Variable rate due 2002                                  26,296            -
                                      Variable rate due 2003                                   3,000            -
                                      Variable rate due 2008                                   4,923        3,507
                                      7.68% due 2002                                           6,072            -
                                      7.71% due 2002                                           4,404            -
                                      7.4% due 2003                                            2,433        2,469
                                      7.2% due 2004                                              479            -
                                      8.67% due 2012                                           2,299            -
 Wisvest Corporation-                 6.36% effective rate due 2006                            7,664        8,758
Notes (unsecured)
 Wisconsin Electric Power Company-    Variable rate due 2006                                   1,000        1,000
                                      Variable rate due 2015                                  17,350       17,350
                                      Variable rate due 2016                                  67,000       67,000
                                      Variable rate due 2030                                  80,000       80,000
                                      6.36% effective rate due 2006                            8,436        9,642
 Edison Sault Electric Company-       6.55% - 8.00% due 2000-2008                              5,448        6,756
                                      Variable rate due 1999                                       -        2,750
Wisconsin Energy Capital Corporation- 6.49% due 2000                                           7,000        7,000
                                      6.22% due 2000                                          20,000       20,000
                                      6.40% due 2001                                          15,000       15,000
                                      6.33% due 2002                                          12,000       12,000
                                      6.66% due 2003                                          10,600       10,600
                                      6.85% due 2005                                          10,000       10,000
                                      6.48% due 2008                                          25,400       25,400
                                      6.21% due 2008                                          20,000       20,000
                                      6.51% due 2013                                          30,000       30,000
                                      6.94% due 2028                                          50,000       50,000
 Wisvest Corporation-                 Variable rate due 2005                                 205,927            -
 WMF Corp.-                           9.1% due 2001                                            1,310        1,880

Obligations under capital leases - Wisconsin Electric Power Company                          215,899      189,980
Unamortized discount - net                                                                   (24,440)     (25,133
Long-term debt due currently                                                                 (69,085)    (119,140
                                                                                          ----------   ----------
Total Long-Term Debt                                                                      $2,134,636   $1,749,024
                                                                                          ==========   ==========


Following is additional information concerning the variable rate notes outstanding and their corresponding interest rates at December 31, 1999.

                                                               Variable Rate Notes   Interest Rate
                                                               -------------------   -------------
                                                               (Thousands of Dollars)
Wispark Corporation                                            $ 8,264 Due 2000               7.57%
                                                               4,070 Due 2001                 7.68%
                                                               8,344 Due 2001                 7.57%
                                                               9,703 Due 2002              7.97625%
                                                               12,477 Due 2002              7.9788%
                                                               4,116 Due 2002               7.9786%
                                                               3,000 Due 2003               7.9786%
                                                               4,923 Due 2008                 7.60%
Wisconsin Electric Power Company                               67,000 Due 2016                5.50%
                                                               98,350 Due 2006-2030           5.45%
Wisvest Corporation                                            114,853 Due 2005              7.535%
                                                               76,074 Due 2005             7.55875%
                                                               15,000 Due 2005               7.535%

OBLIGATIONS UNDER CAPITAL LEASE:   Wisconsin Electric has a nuclear fuel leasing
arrangement with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $3.5 million, $3.1 million and $0.9 million during 1999, 1998 and 1997, respectively.

To meet a portion of its electric energy supply needs, Wisconsin Electric entered into a long-term power purchase contract with an unaffiliated independent power producer. The contract, for 236 megawatts of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric treats this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight line basis over the original 25-year term of the contract.

Beginning with commercial operation of the facility in September 1997, imputed interest costs on the capitalized purchase power obligation were $23.4 million, $22.9 million and $6.5 million during 1999, 1998 and 1997, respectively, and total amortization costs of the leased facilities were $5.7 million during 1999 and 1998 and $1.6 million during 1997. The long-term power purchase contract is treated as an operating lease for rate-making purposes. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs are recorded as a deferred regulatory asset (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78 million by the year 2009 and the total obligation under capital lease to increase to $160 million by the year 2005 before each is reduced over the remaining life of the contract. The minimum lease payments are classified as purchased power expense on the Consolidated Income Statement. Interest expense on the purchase power obligation, included in purchased power expense, was $20.4 million, $20.3 million and $5.6 million during 1999, 1998 and 1997, respectively.

Following is a summary of Wisconsin Electric's nuclear fuel and leased facilities at December 31.

                                                                                                 1999         1998
                                                                                                 ----         ----
                                                                                              (Thousands of Dollars)
Nuclear Fuel
  Under capital lease                                                                           $112,595     $100,809
  Accumulated provision for amortization                                                         (51,799)     (62,888)
  In process/stock                                                                                22,597       49,739
                                                                                                --------     --------
Total Nuclear Fuel                                                                              $ 83,393     $ 87,660
                                                                                                ========     ========
Leased Facilities
  Long-term purchase power commitment                                                           $140,312     $140,312
  Accumulated provision for amortization                                                         (12,985)      (7,305)
                                                                                                --------     --------
Total Leased Facilities                                                                         $127,327     $133,007
                                                                                                ========     ========

Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 1999 are as follows:

                                                                                                          Purchase
                                                                                        Nuclear             Power
                                                                                      Fuel Lease   Commitment     Total
                                                                                      ----------   ----------     -----
                                                                                      (Thousands of Dollars)
  2000                                                                                  $ 31,559    $  25,031   $  56,590
  2001                                                                                    20,649       25,968      46,617
  2002                                                                                    13,418       26,961      40,379
  2003                                                                                     4,959       27,954      32,913
  2004                                                                                     1,922       29,004      30,926
  Later Years                                                                                  -      531,187     531,187
                                                                                         -------     --------    --------
Total Minimum Lease Payments                                                              72,507      666,105     738,612
Less: Estimated Executory Costs                                                                -     (136,229)   (136,229)
                                                                                         -------     --------    --------
Net Minimum Lease Payments                                                                72,507      529,876     602,383
Less: Interest                                                                            (5,989)    (380,495)   (386,484)
                                                                                         -------     --------    --------
Present Value of Net Minimum Lease Payments                                               66,518      149,381     215,899
Less: Due Currently                                                                      (28,917)           -     (28,917)
                                                                                         -------     --------    --------
                                                                                        $ 37,601    $ 149,381   $ 186,982
                                                                                         =======     ========    ========

FAIR VALUE:   The carrying amount of Wisconsin Energy's long-term debt
outstanding (excluding obligations under capital lease) was $2,012 million and $1,703 million at December 31, 1999 and 1998, respectively, with a fair value of $1,924 million and $1,789 million, respectively. The fair value of the first mortgage bonds and debentures is estimated based upon the market value of the same or similar issues. Book value approximates fair value for Wisconsin Energy's notes.

The fair value of the interest rate swap is the amount that Wisvest-Connecticut, LLC would receive if the outstanding contract were terminated at the reporting date. Wisvest-Connecticut, LLC would have received $3.1 million to terminate the contract at December 31, 1999.


I - NOTES PAYABLE

Short-term notes payable balances and their corresponding weighted average interest rates at December 31 consist of:

                                                                      1999                 1998
                                                               ------------------   ------------------
                                                                         Interest             Interest
                                                               Balance     Rate     Balance     Rate
                                                               -------   --------   -------   --------
                                                                        (Thousands of Dollars)
Banks                                                          $ 50,899      6.32%  $ 51,503      5.42%
Commercial paper                                                256,601      6.20%   235,356      5.35%
Medium-term notes due in less
  than one year                                                 200,000      6.16%         -         -
                                                               --------
                                                               $507,500             $286,859
                                                               ========             ========

In November 1999, Wisconsin Energy Capital Corporation sold $200 million aggregate principal amount of nine-month adjustable medium-term notes due August 16, 2000. The initial interest rate for the Wisconsin Energy Capital Corporation medium-term notes was 6.16375%. The interest rate is reset quarterly based on 3-month LIBOR plus 10 basis points. Proceeds from the notes were used to fund a $150 million capital contribution by Wisconsin Energy to Wisconsin Electric and to reduce short-term borrowings and for other general corporate purposes.

Unused lines of credit for short-term borrowing amounted to $398 million at December 31, 1999 of which $378 million supports commercial paper. In support of various informal lines of credit from banks, Wisconsin Energy's subsidiaries have agreed to maintain unrestricted compensating balances or to pay commitment fees; neither the compensating balances nor the commitment fees are significant.


J - BENEFITS

The Company provides defined benefit pension and other postretirement benefit plans to employees. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows. Also disclosed below is the aggregate funded status of those pension and other postretirement benefit plans with accumulated net benefit obligations in excess of plan assets.

                                                                                         Other Postretirement
                                                                  Pension Benefits             Benefits
                                                                  ----------------       --------------------
Pension & Postretirement Plan Status                              1999        1998        1999         1998
------------------------------------                              ----        ----        ----         ----
                                                                           (Thousands of Dollars)
Change in Benefit Obligation
  Benefit Obligation at January 1                              $ 729,100   $ 649,256   $  180,767   $  148,181
    Service cost                                                  15,697      12,503        3,338        2,660
    Interest cost                                                 49,526      46,831       12,508       11,751
    Plan participants' contributions                                   -           -        5,096        5,908
    Plan amendments                                                    -           -            -        3,737
    Actuarial (gain) loss                                         (8,854)     52,508        7,713       22,333
    Acquisitions                                                  17,711      13,676            -        1,862
    Benefits paid                                                (47,443)    (45,674)     (15,294)     (15,665)
                                                                --------    --------    ---------    ---------
  Benefit Obligation at December 31                            $ 755,737   $ 729,100   $  194,128   $  180,767
                                                                --------    --------    ---------    ---------
Change in Plan Assets
  Fair Value at January 1                                      $ 839,659   $ 761,881   $   68,913   $   59,841
    Actual return on plan assets                                 137,261     104,658       13,015        8,515
    Employer contributions                                         1,180       7,551       10,495       10,252
    Plan participants' contributions                                   -           -        5,096        5,908
    Acquisitions                                                  14,200      11,243            -            -
    Benefits paid                                                (47,443)    (45,674)     (15,194)     (15,603)
                                                                --------    --------    ---------    ---------
  Fair Value at December 31                                    $ 944,857   $ 839,659   $   82,325   $   68,913
                                                                --------    --------    ---------    ---------
Funded Status of Plans
  Funded status at December 31                                 $ 189,120   $ 110,559   $  111,803    ($111,854)
  Unrecognized
    Net actuarial (gain) loss                                   (199,018)   (117,185)       5,557        4,673
    Prior service cost                                            28,534      31,646        2,365        2,582
    Net transition obligation (asset)                            (23,424)    (27,220)      60,284       64,918
                                                                --------    --------    ---------    ---------
  Net Accrued Benefit Cost                                       ($4,788)    ($2,200)    ($43,597)    ($39,681)
                                                                ========    ========    =========    =========
Funded Status of Plans with Net
  Benefit Obligations at December 31
    Fair value of plan assets                                  $  22,290   $  11,168   $   82,325   $   68,444
    Benefit obligation                                           (24,461)    (14,664)    (194,128)    (180,494)
                                                                --------    --------    ---------    ---------
  Net Benefit Obligation                                         ($2,171)    ($3,496)   ($111,803)   ($112,050)
                                                                ========    ========    =========    =========

The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

                                                                                         Other Postretirement
                                                           Pension Benefits                    Benefits
                                                    ------------------------------   ---------------------------
Benefit Plan Cost Components                          1999       1998       1997       1999      1998      1997
----------------------------                          ----       ----       ----       ----      ----      ----
                                                                         (Thousands of Dollars)
Net Periodic Benefit Cost
 Service cost                                       $ 15,697   $ 12,503   $  9,216   $ 3,338   $ 2,660   $ 1,911
 Interest cost                                        49,526     46,831     45,613    12,508    11,751    10,343
 Expected return on plan assets                      (64,309)   (57,384)   (51,592)   (5,804)   (5,008)   (4,085)
 Amortization of
  Transition obligation (asset)                       (3,795)    (3,798)    (3,802)    4,635     4,615     4,586
  Prior service cost                                   3,112      3,090      3,061       217       217      (100)
  Actuarial loss (gain)                                   28          7          -       118      (270)     (235)
                                                    --------   --------   --------   -------   -------   -------
Net Periodic Benefit Cost                           $    259   $  1,249   $  2,496   $15,012   $13,965   $12,420
                                                    ========   ========   ========   =======   =======   =======
Weighted-Average Assumptions
 at December 31 (%)
 Discount rate                                           7.5       6.75       7.25       7.5      6.75      7.25
 Expected return on plan asset                           9.0        9.0        9.0       9.0       9.0       9.0
 Rate of compensation increase                        3.0 to     3.0 to    4.75 to   4.75 to    3.0 to   4.75 to
                                                         5.0        5.0        5.0       5.0       5.0       5.0

PENSION PLANS:   Pension plan assets, the majority of which are equity
securities, are held by pension trusts. Other pension plan assets include corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees.

OTHER POSTRETIREMENT BENEFITS PLANS:   The Company uses Employees' Benefit
Trusts to fund a major portion of other postretirement benefits for employees of Wisconsin Electric and the non-utility affiliates. The majority of the trusts' assets are mutual funds.

The assumed health care cost trend rate at December 31, 1999 was 10.0% for all plan participants decreasing gradually to 5.0% in 2005 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                                              1% Increase  1% Decrease
                                                                                              ----------   -----------
                                                                                              (Thousands of Dollars)
Effect on
  Postretirement benefit obligation                                                               $19,390     ($17,132)
  Total of service and interest cost components                                                     1,878       (1,634)

SAVINGS PLAN:   The Company sponsors a defined contribution savings plan which allows employees to contribute a portion of their pretax and/or after tax income in accordance with plan specified guidelines. The Company matches 50% of employee contributions up to 6% of the employee's annual compensation. Matching contributions charged to expense amounted to $9.1 million, $7.4 million and $6.8 million during 1999, 1998 and 1997, respectively.

OMNIBUS STOCK INCENTIVE PLAN:   The Omnibus Stock Incentive Plan ("OSIP"), as
approved by stockholders in 1993 and amended by the board of directors in 1998, enables the Company to provide a long-term incentive, through equity interests in Wisconsin Energy, to outside directors, selected officers and key employees. The OSIP provides for the granting of stock options, stock appreciation rights, stock awards and performance units during the ten year term of the plan. Awards may be paid in common stock, cash or a combination thereof. No stock appreciation rights have been granted to date. Four million shares of common stock have been reserved under the OSIP.

The exercise price of a stock option under the OSIP is to be no less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date. The following is a summary of stock options issued through December 31, 1999 under the Omnibus Stock Incentive Plan.

                                                            1999               1998                 1997
                                                    -------------------  ------------------  ------------------
                                                               Weighted            Weighted            Weighted
                                                     Number    Average    Number   Average    Number   Average
                                                       of      Exercise     of     Exercise     of     Exercise
OSIP Stock Options                                   Options    Price    Options    Price    Options    Price
------------------                                   -------   -------   -------   -------   -------   -------
Outstanding at January 1                              858,700   $28.531  530,200    $27.999  523,900    $28.038
  Granted                                             346,000   $27.313  331,500    $29.372   40,000    $27.653
  Exercised                                                 -         -   (3,000)   $27.375        -          -
  Forfeited                                                 -         -        -          -  (33,700)   $28.085
                                                    ---------            -------             -------
Outstanding at December 31                          1,204,700   $28.181  858,700    $28.531  530,200    $27.999
                                                    =========            =======             =======

As of December 31, 1999, the 1,204,700 options outstanding under the OSIP are exercisable at per share prices of between $26.813 and $30.875 with a weighted average remaining contractual life of 7.7 years. Under "cliff vesting" terms, 527,200 of these options are exercisable four years after the grant date, while 632,500 of these options vest on a straight-line "graded" basis over a four-year period from the grant date and 45,000 of these options vest on a straight-line "graded" basis over a three-year period from the grant date. All outstanding options have an exercise period of ten years from the grant date.

The earliest year in which any of the options could be exercised was 1997. As of December 31, 1999, the 287,700 of exercisable options outstanding under the OSIP are exercisable at per share prices of between $26.813 and $30.188 with a weighted average remaining contractual life of 5.4 years.

Each stock option granted prior to 1999 under the Omnibus Stock Incentive Plan includes performance units based upon contingent dividends for four years from the date of grant. Payment of these dividends depends on the achievement of certain performance goals. No performance units have been earned to date.

Wisconsin Energy has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), and continues to apply the intrinsic value method of accounting for awards under the OSIP as required by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). If Wisconsin Energy had adopted the optional FAS 123 accounting method, the effect on net income and earnings per share for 1999, 1998 and 1997 would have been immaterial.

During 1999, 1998 and 1997, the Company granted to certain key employees restricted shares of common stock under the OSIP at their weighted-average fair market values on the grant date.

                                                                     1999              1998              1997
                                                               -----------------  ----------------  ----------------
                                                                        Weighted          Weighted          Weighted
                                                               Number   Average   Number  Average   Number  Average
OSIP Restricted Shares                                           of      Market     of     Market     of     Market
----------------------                                         Shares    Price    Shares   Price    Shares   Price
                                                               ------   -------   -----   -------   -----   -------
Outstanding at January 1                                        55,750             6,000                 -
  Granted                                                       51,500  $27.4060  49,750  $28.6213   6,000  $28.8140
                                                               -------            ------            ------
Outstanding at December 31                                     107,250            55,750             6,000
                                                               =======            ======            ======

Recipients of the restricted shares have the right to vote the shares and to receive restricted dividends and are not required to provide consideration to the Company other than rendering service. Forfeiture provisions on the restricted stock expire 10 years after award grant subject to an accelerated expiration schedule based on the achievement of certain financial performance goals.

Under the provisions of APB 25, the market value of the restricted stock awards on the date of grant is recorded as a separate unearned compensation component of common stock equity and is then charged to expense over the vesting period of the awards. Adjustments are also made to expense for achievement of performance goals. Restricted stock compensation charged to expense during 1999, 1998 and 1997 was immaterial.


K - SEGMENT REPORTING

Wisconsin Energy, a holding company with subsidiaries in utility and non-utility businesses, has two reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate
resources or in assessing performance.   Wisconsin Energy previously had
organized its electric, gas and steam utility operating segments based upon how
its principal subsidiary, Wisconsin Electric, organized its segments.   During
1999, Wisconsin Energy changed its reportable operating segments due to an increase in non-utility energy assets and revenues. Wisconsin Energy's reportable operating segments now include a utility and a non-utility energy segment.

The reportable utility energy segment includes Wisconsin Energy's two utility subsidiaries, Wisconsin Electric Power Company and Edison Sault Electric Company. This segment derives its revenues from electric, gas and steam operations. Electric operations engage in the generation, transmission, distribution and sale of electric energy in southeastern (including Metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. Gas operations engage in the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned gas in four service areas in southeastern, east central, western and northern Wisconsin. Steam operations engage in the production, distribution and sale of steam to space heating and processing customers in the Milwaukee, Wisconsin area.

The reportable non-utility energy segment derives its revenues from activities including independent power production and energy marketing, services and trading.

The following table summarizes the reportable operating segments of Wisconsin Energy for the years ended December 31.

                                                                         Reportable Operating Segments (a)
                                                            ----------------------------------------------------------
                                                                     Energy
                                                             ----------------------
                                                             Utility    Non-Utility    Subtotal   Other (b)    Total
                                                             -------    -----------    --------   --------     -----
                                                            (Thousands of Dollars)
1999
  Operating Revenues (c)                                    $2,050,218     $193,240   $2,243,458  $ 29,181   $2,272,639
  Depreciation and Amortization                                256,910        7,037      263,947     6,537      270,484
  Pretax Operating Income (d)                                  436,022       19,721      455,743       651      456,394
  Segment Assets                                             5,129,003      640,949    5,769,952   386,620    6,156,572
  Construction Expenditures                                    356,671       43,039      399,710   118,162      517,872

1998
  Operating Revenues (c)                                    $1,979,986     $ 34,108   $2,014,094  $ 25,339   $2,039,433
  Depreciation and Amortization                                243,271        1,203      244,474     3,863      248,337
  Pretax Operating Income (d)                                  371,760         (876)     370,884     3,870      374,754
  Segment Assets                                             4,839,017      169,216    5,008,233   287,444    5,295,677
  Construction Expenditures                                    336,015          243      336,258    62,510      398,768

1997
  Operating Revenues (c)                                    $1,789,602     $  6,959   $1,796,561  $ 10,368   $1,806,929
  Depreciation and Amortization                                237,699        1,125      238,824     2,071      240,895
  Pretax Operating Income (d)                                  257,247          149      257,396       651      258,047
  Segment Assets                                             4,667,840       59,426    4,727,266   241,323    4,968,589
  Construction Expenditures                                    260,649          576      261,225    84,638      345,863

(a) The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note A).

(b) Other includes non-utility real estate investment and development and non-utility investments in recycling technology.

(c)  Intersegment revenues are not material.

(d) Interest income and interest expense are not included in segment pretax operating income.


Included in non-utility energy segment assets, Wisvest Corporation had $141.4 million of loans receivable outstanding as of December 31, 1999 under two loan facilities with SkyGen Energy Holdings LLC (with its affiliate defined as "SkyGen"). SkyGen develops, owns and operates independent power plants and cogeneration facilities. SkyGen has approximately 350 megawatts of generation plants in operation, 1,500 megawatts under construction and 2,500 megawatts in advanced development. The loan facilities follow Wisvest Corporation's 1997 collaboration with SkyGen to develop and jointly own the Androscoggin Energy Center, a 160-megawatt cogeneration facility located in Jay, Maine.

The first loan, in the amount of $30 million, provides secured short-term financing for the purchase of combustion turbines associated with various SkyGen power projects. Under certain circumstances, the second loan may be converted in stages to a minority equity ownership of 25% to up to 49.9% in SkyGen Energy Holdings LLC. Following any such conversion, management control remains with SkyGen. As of December 31, 1998 and 1997, Wisvest Corporation had $66.4 million and $15.0 million of loans receivable from SkyGen. The fair value of these loans in all periods equals their face value.

A reconciliation of the totals reported for the operating segments to the applicable line items in the financial statements is as follows:

                                                      1999        1998        1997
                                                      ----        ----        ----
                                                   (Thousands of Dollars)
Assets
  Reportable segments                              $5,769,952  $5,008,233  $4,727,266
  Other non-utility - operating (a)                   386,620     287,444     241,323
  Other non-utility (b)                                76,548      66,080      69,095
                                                   ----------  ---------   ----------
Total Assets                                       $6,233,120  $5,361,757  $5,037,684
                                                   ==========  ==========  ==========

Construction Expenditures
  Reportable segments                              $  399,710  $  336,258  $  261,225
  Other non-utility - operating (a)                   118,162      62,510      84,638
  Other non-utility (b)                                   209         214          45
                                                   ----------  ----------  ----------
Total Construction Expenditures                    $  518,081  $  398,982  $  345,908
                                                   ==========  ==========  ==========

(a) Other includes non-utility real estate investment and development and non-utility investments in recycling technology.

(b)  Primarily venture capital and other property and investments.

L - COMMITMENTS AND CONTINGENCIES

GIDDINGS & LEWIS, INC./CITY OF WEST ALLIS LAWSUIT: In July 1996, Giddings & Lewis, Inc., Kearney & Trecker Corporation, now a part of Giddings & Lewis, Inc., and the City of West Allis brought an action in the Milwaukee County Circuit Court alleging that Wisconsin Electric had deposited cyanide contaminated wood chips in 1959 at two sites in West Allis, Wisconsin owned by the plaintiffs. Environmental remediation at both sites was completed several years ago, with the current owners paying for disposal of materials found on their respective portions of the sites. Internal investigations led Wisconsin Electric to believe that it was not the source of this waste.

In July 1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs $4.5 million in compensatory damages for clean-up costs and loss of property value and $100 million in punitive damages. In October 1999, the Circuit Court denied Wisconsin Electric's post trial motions and directed that judgment on the verdict be entered. Wisconsin Electric has filed notice of appeal of the judgment to the Wisconsin Court of Appeals.

In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of the appeal, Wisconsin Electric tendered a contested liability payment of $110 million, which is part of Deferred Charges and Other Assets - Other on the Consolidated Balance Sheet, to the Milwaukee County Clerk of Circuit Court representing the amount of the verdict and accrued interest. Under Wisconsin law, the plaintiffs are liable to Wisconsin Electric upon reversal or reduction of the judgment for the applicable amount of the funds tendered with interest.

In further post-trial proceedings, the plaintiffs filed with the Circuit Court a motion for sanctions based upon representations made by Wisconsin Electric during trial that Wisconsin Electric had no insurance coverage for the punitive damage award. The Circuit Court held hearings on the sanctions issue in February 2000. Wisconsin Electric vigorously defended against the plaintiffs' allegations and does not believe that a basis for sanctions based upon intentional misrepresentation exists. The Circuit Court is requiring further briefing on the matter and will hear oral argument in April 2000.

In the opinion of management, based in part on the advice of legal counsel, the jury verdict was not supported by the evidence or the law and the unprecedented award of punitive damages of this magnitude was unwarranted and should therefore be reversed or substantially reduced on appeal. As such, Wisconsin Electric has not established a reserve for potential damages from this suit.

MANUFACTURED GAS PLANT SITES: Wisconsin Electric continues a voluntary program to investigate the remediation of eleven former manufactured gas plant sites. Wisconsin Electric currently estimates that future costs for detailed site investigation and remediation will be $25 million to $40 million over the next ten years. Actual costs are uncertain pending the results of further site specific investigations and the selection of site specific remediation.

Of the eleven sites, Wisconsin Electric has begun remediation activities at former manufactured gas plant sites in the Cities of Burlington and Kenosha, Wisconsin. Wisconsin Electric also expects to begin remediation at sites in Fort Atkinson and Waukesha, Wisconsin in 2001. Wisconsin Electric's expected remediation of these sites is anticipated to be accomplished at an aggregate cost of between $8 million and $13 million.

In Wisconsin Electric's February 13, 1997 Rate Order, the Public Service Commission of Wisconsin amplified its position on the recovery of manufactured gas plant site remediation costs. It reiterated its position that such costs should be deferred and amortized and recovered, without carrying costs, in future rate cases. Since the timing and recovery of remediation costs will be affected by the biennial rate case cycle, the timing and magnitude of remediation expenditures, and their recovery may be affected.

KIMBERLY COGENERATION EQUIPMENT: In conjunction with the proposed construction of an electric cogeneration facility in Kimberly, Wisconsin, Wisconsin Electric purchased three combustion turbines, three heat recovery boilers and a steam turbine (the "Equipment"). Following a change in the status of the original project and an extensive review of other potential uses, Wisvest Corporation agreed to use the Equipment in a joint independent power project. Under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, Wisconsin Electric refined its cash flow projection for the Equipment based upon this proposal. As measured by expected gross cash flows to be earned under this project, Wisconsin Electric determined that an impairment existed. As a result, Wisconsin Electric recorded a $30.0 million impairment charge in the fourth quarter of 1997 which was included in the Other Income and Deductions - Other line of the Consolidated Income Statement. During the second quarter of 1998, Wisvest Corporation purchased the Equipment from Wisconsin Electric and contributed it to a joint independent power project, the Androscoggin Energy Center.

In a related matter, Wisconsin Electric and Wisconsin International Electric Power, Ltd reached agreement during 1999 on settlement of litigation brought by Wisconsin International Electric Power against Wisconsin Electric claiming that Wisconsin Electric had breached contractual duties allegedly owed to the plaintiff relating to the development of an electric generating plant at Subic Bay in the Philippines involving the Equipment. While Wisconsin Electric does not believe that it breached any contractual duties allegedly owed to the plaintiff, Wisconsin Electric paid the plaintiff $18 million ($10.8 million, or $0.09 per share for Wisconsin Energy, after tax) in November 1999 to settle the case, and the plaintiff's claims were dismissed with prejudice.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the
  Stockholders of Wisconsin Energy Corporation

In our opinion, the consolidated financial statements appearing on pages A-30 through A-51 of this report present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
-----------------------------
PRICEWATERHOUSECOOPERS LLP


PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
January 25, 2000

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

NUMBER OF COMMON STOCKHOLDERS

As of year-end 1999, based on the number of Wisconsin Energy Corporation stockholder accounts (including accounts in Wisconsin Energy's dividend reinvestment and stock purchase plan), there were 91,062 registered stockholders.

COMMON STOCK LISTING AND TRADING

Wisconsin Energy Corporation common stock is listed on the New York Stock Exchange. The ticker symbol is WEC. Daily trading prices and volume can be found in the "NYSE Composite" section of most major newspapers, usually abbreviated as WiscEn or WiscEngy.

DIVIDENDS AND COMMON STOCK PRICES

COMMON STOCK DIVIDENDS OF WISCONSIN ENERGY: Cash dividends on Wisconsin Energy's common stock, as declared by the board of directors, are normally paid on or about the first day of March, June, September and December. Wisconsin Energy reviews its dividend policy on a regular basis. Subject to any regulatory restrictions or other limitations on the payment of dividends, future dividends will be at the discretion of the board of directors and will depend upon, among other factors, earnings, financial condition and other requirements.

STOCK PLUS INVESTMENT PLAN: In April 2000, Wisconsin Energy discovered that, due to an administrative error, sales of Wisconsin Energy common stock under Wisconsin Energy's dividend reinvestment and stock purchase plan, the Stock Plus Investment Plan, exceeded the amount of shares registered for the Plan under the Securities Act of 1933 beginning in December 1999. Upon discovery of the error, Wisconsin Energy promptly took steps to register additional shares for the Plan. The oversales amounted to 124,622 shares in December 1999 for an aggregate of $2,451,702; a total of 615,754 shares in the first quarter of 2000 for an aggregate of $11,242,716; and 78,963 shares through April 3, 2000 for an aggregate of $1,576,794.

RANGE OF WISCONSIN ENERGY COMMON STOCK PRICES AND DIVIDENDS:

                                  1999                          1998
                      ---------------------------   ---------------------------
Quarter                 High      Low     Dividend    High       Low    Dividend
-------                 ----      ---     -------     ----       ---    -------
First                 $31-9/16  $25-1/16    $ .390   $31        27        $ .385
Second                 28-1/8    25-1/16      .390    31-11/16  28-1/2      .390
Third                  26        22-7/16      .390    32        27-3/8      .390
Fourth                 24-3/16   19-1/16      .390    34        30          .390
                                            ------                        ------
Year                  $31-9/16  $19-1/16    $1.560   $34       $27        $1.555
                                            ======                        ======


                            BUSINESS OF THE COMPANY

Wisconsin Energy Corporation is a holding company with subsidiaries in utility and non-utility businesses. Its principal subsidiary is Wisconsin Electric Power Company.

Wisconsin Electric engages in the generation, transmission, distribution and sale of electric power in an area of about 12,000 square miles in the southeastern, east central and northern portions of the state of Wisconsin and in the Upper Peninsula of Michigan. The area's estimated total population is approximately 2.3 million, which includes metropolitan Milwaukee, Wisconsin. In addition, Wisconsin Electric purchases natural gas, transports gas to Wisconsin through pipeline companies and distributes and sells it in a territory of about 3,800 square miles in four distinct areas of Wisconsin: west and south of the city of Milwaukee, the Appleton area, the Prairie du Chien area and areas within Iron and Vilas Counties. The gas service territory has an estimated population of approximately 1.2 million. Wisconsin Electric also provides steam service for space heating and manufacturing processes and for hot water and humidification to approximately 450 customers in the metropolitan Milwaukee area.

Edison Sault Electric Company, a wholly owned electric utility subsidiary of Wisconsin Energy, generates, transmits, distributes and sells electric power in a territory of approximately 2,000 square miles with a population of approximately 55,000 in the eastern Upper Peninsula of Michigan.

Wisvest Corporation; Minergy Corp.; Wispark Corporation Wisconsin Energy Capital Corporation, formerly Wisconsin Michigan Investment Corporation; WEC International, Inc.; Witech Corporation; Northern Tree Service, Inc.; Badger Service Company and other non-utility subsidiaries of Wisconsin Energy seek to grow shareholder value by leveraging on the Company's core competencies. Wisconsin Energy's non-utility subsidiaries are involved in various activities, primary among which are development, ownership and operation of electric generating facilities and investment in other energy-related entities; waste/energy by-product utilization; and real estate development.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

The information under "Proposal 1: Election of Directors-Terms Expiring in Year 2003" in Wisconsin Energy's definitive proxy statement dated April 28, 2000, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

The figures in parenthesis indicate age and years of service with Wisconsin Energy and/or Wisconsin Electric as of December 31, 1999.

Richard A. Abdoo (55; 24)
Chairman of the Board,
President and Chief Executive Officer of
Wisconsin Energy. Chairman of the Board and Chief Executive Officer of Wisconsin Electric.

Paul Donovan (52; *)
Senior Vice President and Chief
Financial Officer of Wisconsin Energy.

Richard R. Grigg (51; 29)
Vice President of Wisconsin Energy. President and Chief Operating Officer of Wisconsin Electric.

Calvin H. Baker (56; 8)
Treasurer of Wisconsin Energy.  Vice President -
Finance and Chief Financial Officer of Wisconsin Electric.

Anne K. Klisurich (52; 27)
Controller of Wisconsin Energy and of
Wisconsin Electric.

Kristine M. Krause (45; 21)
Vice President - Fossil Operations
of Wisconsin Electric.

David K. Porter (56; 30)
Senior Vice President of Wisconsin Electric.

Michael B. Sellman (52, 1)
Senior Vice President - Nuclear Power
Business Unit and Chief Nuclear Officer
of Wisconsin Electric.

__________
* Mr. Donovan's service with Wisconsin Energy began in 1999.

[WISCONSIN ENERGY LOGO APPEARS HERE]


































                                                         [RECYCLED PAPER LOGO]
                                                       PRINTED ON RECYCLED PAPER

231 W. Michigan St., P.O. Box 2949, Milwaukee, WI 53201  www.wisenergy.com

                                                                      3420-PS-00

                                                                2K045-SM-RD-190M

[WISCONSIN ENERGY LOGO APPEARS HERE]

             Vote your Proxy by any one of the following methods!

-----------------
Vote by Telephone
-----------------

It's fast, convenient, and immediate! Call Toll-free on a Touch Tone Phone 1-877-779-8683


Follow these four easy steps:
-----------------------------

     1.   Read the accompanying Proxy Statement and Proxy Card

     2.   Call the Toll-free number 1-877-779-8683

     3. Enter your 14 digit Voter Control Number located on your Proxy Card above your name

     4.   Follow the recorded instructions

Your vote is important!
Call 1-877-779-8683 anytime!

----------------
Vote by Internet
----------------

It's fast, convenient, and your vote is immediately confirmed and posted. www.eproxyvote.com/wec

Follow these four easy steps:
-----------------------------

     1.   Read the accompanying Proxy Statement and Proxy Card

     2.   Go to the website www.eproxyvote.com/wec

     3. Enter your 14 digit Voter Control Number located on your Proxy Card above your name

     4.   Follow the instructions provided

Your vote is important!
Go to www.eproxyvote.com/wec anytime!

   Do not return your Proxy Card if you are voting by Telephone or Internet.
                   Please see the reverse side of this card if you plan to attend the Annual Meeting.

------------
Vote by Mail
------------

           To vote by mail, detach and return the proxy card below.

-------------------------------------------------------------------------------

[X] Please mark boxes as in this example.

The Board of Directors recommends a vote FOR Proposal 1.
-------------------------------------------------------------------------------
1. Elect                               FOR ALL NOMINEES      WITHHELD FROM ALL
(01) John F. Bergstrom,                       [_]                   [_]
(02) Barbara L. Bowles, and
(03) Willie D. Davis

-----------------------------------------------------
For, except vote withhold from the above nominee(s):

I plan to attend the Annual Meeting [_]
--------------------------------------------------------------------------------

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Proposal 1.

Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian, or in other representative capacity, please state your full title as such.

Signature:______________________________________ Date: ________________________

Signature:______________________________________ Date: ________________________
                  (If held jointly)

                         Wisconsin Energy Corporation
                        Annual Meeting of Stockholders
                            10:00 a.m. Central Time
                            Tuesday, June 27, 2000

The map to the right shows the location of the Bradley Center, the site of our Annual Meeting. The shaded gray areas represent public parking lots and structures in the vicinity of the Bradley Center. Parking is available at a nominal cost.

                              [MAP APPEARS HERE ]


Please bring this card with you to the meeting.

Name: ________________________________________

______________________________________________

Address: _____________________________________

______________________________________________




--------------------------------------------------------------------------------


                         WISCONSIN ENERGY CORPORATION
         PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
                                 June 27, 2000

                      [WISCONSIN ENERGY LOG APPEARS HERE]


--------------------------------------------------------------------------------

This PROXY is solicited by the Board of directors for use at the Annual
Meeting of Stockholders on June 27, 2000. Your shares of stock will be voted as you specify. If no choice is specified, your proxy will be voted "FOR"
Proposal 1.

By signing this PROXY, you revoke all prior proxies and appoint Richard A. Abdoo and Thomas H. Fehring, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may come before the Annual Meeting of Stockholders and all adjournments of the Meeting.

1.  Elect John F. Bergstrom, Barbara L. Bowles, and Willie D. Davis as
Directors.

If you hold shares in Wisconsin Energy Corporation's Stock Plus Investment Plan or Wisconsin Electric Power Company's Employee Retirement Savings Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendation, we encourage you to vote by telephone or internet, or just sign and date the reverse side of this card; you need not mark any voting boxes.

                                                               ---------------
                                                               | SEE REVERSE |
                                                               |     SIDE    |
                                                               ---------------